Exhibit (c)(iii)(F)

NSW 2021

Performance Report

2014-15

Budget Related Paper No 1

Circulated by The Hon. Mike Baird MP, Premier, New South Wales

NSW Department of Premier and Cabinet

Level 39 Governor Macquarie Tower

1 Farrer Place

SYDNEY NSW 2000

Tel. (02) 9228 5555

Fax. (02) 9228 3522

www.dpc.nsw.gov.au

Produced by

Government Performance Branch, based on information provided by agencies to the NSW Department of Premier and Cabinet.

Disclaimer

While every reasonable effort has been made to ensure that this document is correct at the time of printing, the State of NSW, its agents and employees, disclaim any and all liability to any person in respect of anything or the consequences of anything done or omitted to be done in reliance upon the whole or any part of this document.

Copyright Notice

In keeping with the NSW Government’s commitment to encourage the availability of information, you are welcome to reproduce the material that appears in this report for personal, in-house or non-commercial use without formal permission or charge. All other rights are reserved. If you wish to reproduce, alter, store or transmit material appearing in this report for any other purpose, request for formal permission should be directed to the NSW Department of Premier and Cabinet, Governor Macquarie Tower, 1 Farrer Place, SYDNEY NSW 2000. You are required to acknowledge the source of the material.

© NSW Department of Premier and Cabinet 2014

Hard Copy: 978-0-7313-5414-6	NSW 2021 - Performance Report 2014-15
Online: 978-0-7313-5420-7	NSW 2021 - Performance Report 2014-15

Further copies of this document can be downloaded from the NSW Government website www.nsw.gov.au/2021

June 2014

Contents

1.	About NSW 2021 - Performance Report	1 - 1

2.	Education and Communities Cluster	2 - 1

3.	Family and Community Services Cluster	3 - 1

4.	Health Cluster	4 - 1

5.	Planning and Environment Cluster	5 - 1

6.	Police and Justice Cluster	6 - 1

7.	Premier and Cabinet Cluster	7 - 1

8.	Trade and Investment, Regional Infrastructure and Services Cluster	8 - 1

9.	Transport Cluster	9 - 1

10.	Treasury and Finance Cluster	10 - 1

Glossary		G - 1

Index		I - 1

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1.	About the NSW 2021 – Performance Report

NSW 2021 – A Plan to Make NSW Number One

NSW 2021 – A Plan to Make NSW Number One (NSW 2021), released in September 2011, is the NSW Government’s 10-year strategic plan to:

•	Rebuild the economy

•	Return quality services

•	Renovate infrastructure

•	Strengthen our local environment and communities

•	Restore accountability to Government.

NSW 2021 is the Government’s plan to guide policy and budget decision making and sets out clear accountabilities for Ministers and the agencies which support them.

The plan provides a rigorous performance framework for the NSW public sector, managers, front line staff and Ministers so resources can be allocated to deliver the goals and targets the community and taxpayers expect of the Government.

Reporting on Performance

This Performance Report provides information about the Government’s service delivery performance in 2013-14 towards achieving NSW 2021 goals. It shows the diversity and complexity of services provided by the NSW Government. These range from growing the NSW economy through fiscal discipline, providing for the specific needs of the most vulnerable in our society, and maintaining the State’s AAA credit rating, to the construction of the biggest transport infrastructure projects in Australia.

In NSW 2021, the Government committed to identifying the most cost-effective initiatives to achieve the goals and targets within this plan and to align priorities and commitments with the Budget and Budget process. In the 2014-15 Budget Papers, the Government continues to realign resources to better achieve the goals and targets within NSW 2021. In addition to the NSW 2021 plan, other plans have been released which strengthen the links with the Budget process. These include the NSW Government State Infrastructure Strategy and the NSW Long Term Transport Master Plan. The delivery of NSW 2021 and priority infrastructure have been integrated with the Budget process.

NSW 2021 underscores the Government’s commitment to effectiveness, efficiency and transparency by setting clear and measurable goals, targets and outcomes. The NSW 2021 website enables the community to track Government performance towards achieving NSW 2021 goals. The NSW 2021 plan and reports can be accessed at http://www.nsw.gov.au/2021.

Improving performance reporting takes time. In the 2013-14 Budget Papers, 91% of NSW 2021 measures were reported as being under development. In this Performance Report, 97% of measures are defined, have a data source and, or report baseline data. The outstanding 3% are being developed. For example, the customer experience survey is being conducted for the first time this year and the release of nationally-consistent data in late 2013 has allowed a baseline to be established for the proportion of children enrolled in a preschool program in the year prior to commencing full-time schooling.

NSW 2021 Performance Report 2014-15	1 - 1

To be fully developed and reported, each measure requires a definition, a data source and baseline data. Additional data points are provided after the baseline, depending on when data become available. There are some measures reported in this Performance Report where historical information is not available.

Local communities set priorities

As each local community in NSW has its own set of priorities, the Government has localised NSW 2021 through 19 Regional Action Plans. Government Ministers and local Members of Parliament consulted with more than 3,500 community members at over 25 meetings across NSW, and input was also gathered through online forums and written submissions. The Regional Action Plans were released in December 2012 and focus on the most important actions the NSW Government will take to align resources with locally identified priorities in each locality.

NSW 2021 Performance Report

This annual Performance Report provides information about the Government’s policy and service delivery and performance towards achieving NSW 2021 goals in 2013-14. It is part of the suite of papers released with the 2014-15 Budget. The purpose is to provide an annual progress report to Parliament and the community and to outline funded initiatives which assist in achieving NSW 2021 goals.

NSW 2021 – A Plan to Make NSW Number One, has five strategies and 32 goals. These are detailed in the chart on page 1-5. The Performance Report provides information about the 32 goals, 186 targets and 321 measures outlined in NSW 2021.

This is comparable to the financial information about Clusters included in the Budget Papers. Where available, ‘Actual’ information is provided for 2012-13, with estimates made to 30 June 2014 denoted ‘Estimated Actual 2013-14’. An index in this publication organised by goal outlines Ministerial and agency responsibilities and the chapter and page reference for each goal.

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Performance reporting by Cluster

The Government’s agenda is delivered by Clusters that involve departments, agencies and other entities, including private sector and not-for-profit providers. Each Cluster is led by a Coordinating Minister and may be supported by Portfolio Ministers. A Secretary heads a Department that coordinates the delivery of the Government’s service priorities across the Cluster. A number of changes to Clusters were announced in April 2014, and this document reflects the new structures.

Information about NSW 2021 goals, targets and measures is grouped in chapters relating to each lead Cluster. Performance against each goal is presented under the Cluster that has lead responsibility for achieving that goal. Each chapter begins with an overview of the goals involving the Cluster, either as a lead or co-lead, or where it collaborates with other Clusters. Each chapter describes progress made in 2013-14 and future key initiatives.

The performance information section presents:

•	Each Cluster’s NSW 2021 goals

•	The targets and measures that relate to each goal

•	The baseline measure.

Presentation of the report

Where sufficient data is available, a simple graphical representation depicts how measures are trending over time. Each data point most frequently represents a 12 month period.

Generally, the first data point is the baseline. The baseline has not been included where there are more than five data points in the series. For many measures there are fewer data points available. Where there is only a single data point, this has not been graphed.

The graphical representation may include data not otherwise presented in the data tables as only the last two years are included in this Report. Additional data points are set out in footnotes. As more data become available, clearer trends will be evident.

The graphical representation in this report provides a quick reference to the direction of change. The NSW 2021 Measures Report includes more detailed charts and can be accessed at http://www.nsw.gov.au/2021.

NSW 2021 Performance Report 2014-15	1 - 3

Structure of each chapter

The content and format for each chapter is summarised below.

Commentary

Section	Purpose
NSW 2021 Goals	Describes the Cluster’s NSW 2021 Goals including where a Cluster has lead and co-lead responsibilities or where a contributing role is played.

Progress in 2013-14	Describes the key strategies and initiatives implemented in 2013-14 to achieve the Cluster’s NSW 2021 targets.

Key initiatives in 2014-15	Describes the funded key strategies and initiatives that are planned for 2014-15 to achieve the Cluster’s NSW 2021 targets.

Performance Information

Section	Purpose
NSW 2021 Goal	Goal number and description as per NSW 2021.

NSW 2021 Targets/Measures	Lists targets and measures for each goal. Reports performance data on a financial year basis, unless otherwise stated, for 2012-13 Actual and 2013-14 Estimated Actual.

Estimates of data covering the 2013-14 financial year are used as the period has not ended. These estimates are based on performance to date.

The ‘NSW 2021 Target’ refers to the targets listed in the NSW 2021 Baseline Report for each particular measure. This will depend on the type of measure and the trending/target information available.

Baseline	Lists the baseline measure for each target.

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NSW 2021 Performance Report 2014-15	1 - 5

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2.	Education and Communities Cluster

NSW 2021 Goals

The Education and Communities Cluster is the lead or co-lead for the following NSW 2021 Goals:

•	Strengthen the NSW skill base (Goal 6)

•	Improve education and learning outcomes for all students (Goal 15)

•	Make it easier for people to be involved in their communities (Goal 24)

•	Fostering opportunity and partnership with Aboriginal people (Goal 26 includes the contributions of the Premier and Cabinet Cluster).

Progress in 2013-14

In 2013-14, the Education and Communities Cluster, together with the Planning and Environment Cluster, continued working towards achieving their NSW 2021 Goals. Activities included:

Strengthen the NSW skill base (Goal 6)

•

Commenced the staged implementation of the Smart and Skilled reforms to vocational education and training (VET). The reforms will give people a better chance to gain the skills they need to get a job and advance their careers, improve choice and flexibility in the system, and ensure industry can access the skills they need.

•

Continued to transform the business model of TAFE NSW to make it more efficient and competitive in the Smart and Skilled environment. This included the development of a Statement of Owner Expectations to clarify the role of TAFE NSW and how it will meet the priorities and emerging needs of industry and the community.

•

Released the 2014 and 2015 NSW Skills List which defines the industry skill priorities that will be eligible for government funding, and the NSW Quality Framework that sets the benchmark for training providers.

•

Improved participation and outcomes in higher-level qualifications at TAFE NSW by disadvantaged groups including Aboriginal people, people from language backgrounds other than English, people with disability and the unemployed.

•	Offered more associate degree and degree-level courses, graduate diploma qualifications and pathways through TAFE NSW in partnership with universities.

•	Purchased over $119 million in training from registered training organisations for over 31,000 learners under the Strategic Skills Program by March 2014.

•	Provided over $46 million under the Apprenticeship and Traineeship Training Program to train over 43,000 apprentices and trainees by March 2014.

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Education and Communities Cluster

•	Streamlined arrangements supporting competency-based completion of apprenticeships and traineeships, allowing more apprentices and trainees to complete their training contracts early.

Improve education and learning outcomes for all students (Goal 15)

•	Negotiated additional funding for NSW schools through the National Education Reform Agreement.

•

Continued to provide public schools with greater authority to manage their resources to meet the needs of their students under the Local Schools, Local Decisions reforms. The Government commenced the phased implementation of the new resource allocation model to achieve a simpler, fairer and more transparent distribution of public school funding.

•

Improved teacher quality with initiatives focusing on every stage of the teacher career path under Great Teaching, Inspired Learning. New measures included a new model of support for beginning teachers, and new teach.Rural scholarships, cadetships and internships to attract high-quality teachers to rural and remote schools.

•

Implemented a new preschool funding model to better target funding on a needs basis. The new funding model has made $150 million available to the community preschool sector, a 20% increase on 2013 levels. A fee reduction initiative was also implemented to reduce community preschool fees by up to 26% for four and five year olds. Over $5 million was allocated to create an extra 362 preschool places in areas of unmet demand, particularly in regional and rural areas.

•

Continued to implement the National Quality Framework to support high quality early education and care. The Government also committed almost $1.5 million to support over 590 childcare workers to undertake training in higher-level qualifications.

•

Allocated additional teaching positions and instructional leaders in public schools and implemented other recommendations of the Ministerial Advisory Group on Literacy and Numeracy. The Government also secured an additional $75 million for NSW schools under a new Improving Literacy and Numeracy National Partnership Agreement.

•	Released Rural and Remote Education: A blueprint for action in November 2013 to direct resources to reducing the gap in educational achievement between rural and remote, and metropolitan schools.

•

Further refined Every Student, Every School: Learning and Support to better provide for the full range of students with disability in public schools and expand professional learning options for teachers and support staff.

•	Worked with universities to improve pre-service teacher training to lift the performance of the teaching profession.

•	Commenced consultation on the development of new interactive NSW senior secondary syllabuses, incorporating the Australian curriculums for English, mathematics, science

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Education and Communities Cluster

and history. The Board of Studies, Teaching and Educational Standards (BOSTES) developed and published educational materials for parents and teachers to support the literacy and numeracy development of Kindergarten to Year 6 students.

Make it easier for people to be involved in their communities (Goal 24)

•

Expanded the number of volunteers covered by the Statement of Principles for Recognition of Volunteers to 500,000, enabling organisations to signify that their volunteer workers will be treated with fairness, respect and dignity.

•

Expanded the timebanking pilot, which allows volunteers to earn credits that can be spent on services from other participants. The program was extended to 30 new sites across NSW, attracting new people to volunteering, creating new social networks and improving the quality of life of those involved.

•

Consulted with over 900 children and young people and over 40 non-government organisations to inform the creation of a new model for strengthening advocacy for children and young people in NSW. This resulted in the introduction of the NSW Advocate for Children and Young People Bill 2014.

•

Helped communities plan and promote activities for the Centenary of the First World War in 2014-2018, and worked with the Centenary of Anzac Advisory Council to develop a statewide program of commemoration.

•

Created projects in partnership with communities which foster community harmony and intercultural engagement through the Community Relations Commission’s $1.4 million Multicultural Grants Program. Initiatives including the Multicultural Business Advisory Panel, the Premier’s Multicultural Community Medals, the Premier’s Multicultural Media Awards, the Premier’s Harmony Dinner and Multicultural March celebrations demonstrate our partnership and engagement with communities.

•	Funded 61 Youth Opportunities projects to empower youth to achieve social outcomes in their communities.

Fostering opportunity and partnership with Aboriginal people (Goal 26)

•

Continued to implement the Connected Communities Strategy, including programs to increase preschool and Kindergarten enrolments and support young children to transition to school, personalised learning programs for all students, and partnerships with TAFE NSW, universities and other local service providers to support students moving into further education, training or employment.

•	Commenced implementation of the NSW Government’s strategy for Aboriginal affairs, OCHRE: Opportunity, choice, healing, responsibility, and empowerment.

•

Established the first Opportunity Hubs at Dubbo, the Upper Hunter, Tamworth and Campbelltown to coordinate and broker services to support young Aboriginal people to stay at school and progress to further education, training and sustainable employment.

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Education and Communities Cluster

•	Established Aboriginal Language and Culture Nests in Dubbo, Lightning Ridge, Wilcannia, Coffs Harbour and Lismore to support the teaching and learning of traditional languages.

•	Introduced legislation for an Aboriginal Deputy Ombudsman responsible for monitoring and assessing Aboriginal programs under OCHRE.

•	Established three Local Decision Making models in the Illawarra, Coffs Harbour (Many Rivers region) and Bourke (Murdi Paaki region), to improve local governance and capacity.

•

Commenced implementation of an Industry Based Agreement with the minerals sector and the construction industry to improve employment outcomes and strengthen opportunities for Aboriginal businesses in related industries.

•

Established the TAFE NSW Aboriginal Learning Circle, an alliance of five TAFE NSW institutes, to collaborate in the development and delivery of culturally appropriate training solutions for Aboriginal communities, organisations and employers.

•

Continued to implement the Teacher Education Scholarship Program offering up to 80 scholarships each year for Aboriginal applicants and the Aboriginal Teacher Leadership Program for Aboriginal school teachers aspiring to leadership positions.

Key Initiatives for 2014-15

The Education and Communities Cluster will deliver the following key initiatives to meet its NSW 2021 Goals:

Strengthen the NSW skill base (Goal 6)

•

Introducing the Smart and Skilled entitlement to government-subsidised training for qualifications on the 2015 NSW Skills List. The Government will launch a new Smart and Skilled website with course finder and fee calculator to help eligible students choose between providers.

•	Create at least 1,000 new apprenticeship positions during the delivery of the record $60 billion infrastructure program, including the 33 kilometre WestConnex project.

•

TAFE NSW will continue to respond to emerging industry and employment trends in the competitive Smart and Skilled environment, develop skills critical to the NSW economy, and support high growth industries with strong job prospects, with a particular focus on services for people experiencing disadvantage.

•	Continuing to strengthen pathways for students from schools into industry qualifications and degree-level courses in TAFE NSW.

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Improve education and learning outcomes for all students (Goal 15)

•

Continuing to provide public schools with greater control over staffing and budgets to meet the needs of their students and local communities, and provide the tools and support required by principals to better manage increased authority over recruitment and finances.

•	Tripling support for permanent beginning teachers in NSW Government schools in the first years of their appointment under the Government’s Great Teaching, Inspired Learning reforms.

•	Continuing work to progress the introduction of a mandatory literacy and numeracy assessment that pre-service teachers must pass before acceptance into their final teaching year rounds.

•

Amalgamating the functions of the Board of Studies NSW and the NSW Institute of Teachers to create a new governance body, the Board of Studies, Teaching and Educational Standards (BOSTES). This agency brings together the three cornerstones of educational standards – curriculum, student assessment and teacher quality – under a single authority.

•	Streamlining teacher improvement programs to ensure existing staff who are not meeting the National Professional Standards for Teachers are managed effectively and in a timely manner.

•	Continuing to implement the preschool funding model and increase access to early childhood education in the year before school.

•

Allocating up to $80 million to December 2017 under Rural and Remote Education: A blueprint for action to reduce the educational achievement gap between rural, remote and metropolitan schools. Under the blueprint, the Government is establishing 20 networked specialist centres for schools to access integrated health and wellbeing services, particularly to assist students with challenging or complex needs.

•

Delivering an additional $15 million to NSW schools in 2014-15 under the National Partnership Agreement for More Support for Students with Disabilities. NSW public schools will continue to provide personalised learning and support for students with disability, including new professional learning for teachers about the national Disability Standards for Education, and a new functional assessment tool to help teachers meet the specific needs of their students in consultation with parents and carers.

•	Developing the new interactive NSW senior secondary syllabuses, incorporating the Australian curriculum for English, mathematics, science and history.

Make it easier for people to be involved in their communities (Goal 24)

•	Expanding support for the Statement of Principles for Recognition of Volunteers to cover 800,000 volunteers by June 2015, and increasing membership at each of the timebanking pilot sites.

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Education and Communities Cluster

•	Commencing official commemoration of the Centenary of Anzac from August 2014.

•

Continuing to implement Centenary of Anzac initiatives, including United We Stand, Joining Forces and Wartime Legends; and provide funding for 100 secondary school students to attend the 2015 Gallipoli Dawn Service.

•	Continue to provide organisations with Youth Opportunities funding to empower youth to achieve positive social outcomes in their communities.

Fostering opportunity and partnership with Aboriginal people (Goal 26)

The NSW Government will continue to implement OCHRE, the NSW Government’s Plan for Aboriginal affairs. Specifically:

•	Connected Communities will support local school reference groups to ensure co-leadership and decision-making is realised.

•	Opportunity Hubs will continue to partner with employers to secure employment and training opportunities for young Aboriginal people.

•	Two new Industry Based Agreements will be signed with strategic industry sectors to increase employment and business opportunities for young Aboriginal people.

•	The commencement of Aboriginal Regional Small Business Trades Pathway Program supporting 250 graduating Aboriginal apprentices to start their own small business in regional NSW.

•	Language and Culture Nests will continue to strengthen pride and identity, including holding a Language Forum and finalising the Curriculum’s scope and sequencing.

•	Local Decision Making communities will sign accords with the NSW Government to increase the decision making capacity of Aboriginal people to make decisions about services.

•	The Aboriginal Deputy Ombudsman responsible for monitoring Aboriginal Programs under OCHRE will be appointed.

•	A Healing Forum will be hosted to improve the way in which government works with Aboriginal communities who have experienced trauma.

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Performance Information

Goal 6: Strengthen the NSW skill base

A skilled workforce is crucial to a productive and growing economy. The Government has been working with industry and the tertiary education sector to develop a skills base that meets the current and future needs of NSW. As a result, over time NSW has seen an increase in the proportion of people with high level qualifications. In 2013, over 58% of people in NSW had attained qualifications at Australian Qualifications Framework (AQF) Certificate III or above, and more than 38% of young people had attained a bachelor-level qualification or above. The Smart and Skilled reforms will expand the skills of the NSW workforce to meet future demand for jobs.

Targets

6.1	More people gain higher level tertiary qualifications

6.1.1	50% increase in the proportion of people between the ages of 20 and 64 with qualifications at Australian Qualifications Framework (AQF) Certificate III and above by 2020

	Units	Baseline	2013 Actual	2014 Est Actual	Trendii

Measure 6.1.1.1: Proportion of people in NSW aged 20-64 years with qualifications at AQF Certificate III and above[i]	%	55.8	58.1	n.a.[i]

Baseline: In 2010, 55.8% of people aged between 20-64 years had qualifications at AQF Certificate III and above.

[i]	Consistent with National Agreement for Skills and Workforce Development performance target. Estimate for 2014 not available.
ii	Represents data for the baseline (55.8), 2011 (57), 2012 (60.5) and 2013 (58.1).

6.1.2	100% increase in the number of completions in higher level qualifications at Diploma level and above by 2020

	Units	Baseline	2013 Actual	2014 Est Actual	Trendii

Measure 6.1.2.1: Number of qualification completions at Diploma and above in NSW (all agesi )	no.	16,022	n.a.	n.a.

Baseline: In 2009, there were 16,022 completions in higher level qualifications at Diploma level and above.

[i]

The measure is consistent with the National Agreement for Skills and Workforce Development to double the number of higher qualification completions (diploma and advanced diploma) between 2009 and 2020. The data reported are subject to revision each year by the National Centre for Vocational Education Research (NCVER). Data are generally available in July each year after release by NCVER, and there is a 2.5 year time lag in the release of qualification completions data. Data for 2012 will be available in July 2014.

ii	Represents data for the baseline (16,022), 2010 (20,715) and 2011 (25,683).

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Education and Communities Cluster

6.1.3	20% increase in the number of completions in higher level Vocational Education and Training (VET) qualifications at Australian Qualifications Framework (AQF) III and above by women by 2020

	Units	Baseline	2013 Actual	2014 Est Actual	Trendii

Measure 6.1.3.1: Number of qualification completions at Certificate level AQF III and above by women in NSW (all agesi )	no.	51,860	n.a.[i]	n.a.

Baseline: In 2009 there were 51,860 qualification completions by women (all ages) at AQF Certificate level III and above.

[i]

The measure is consistent with National Agreement for Skills and Workforce Development target to halve the proportion of Australians without qualifications at Certificate III level and above between 2009 and 2020. The data reported are subject to revision each year by the National Centre for Vocational Education Research (NCVER). Data are generally available in July each year after release by NCVER, and there is a 2.5 year time lag in the release of qualification completions data. Data for 2012 will be available in July 2014.

ii	Represents data for the baseline (51,860), 2010 (58,651) and 2011 (63,593).

6.1.4	20% increase in the number of completions in higher level Vocational Education and Training (VET) qualifications at Australian Qualifications Framework (AQF) Certificate III and above by students in rural and regional NSW by 2020

	Units	Baseline	2013 Actual	2014 Est Actual	Trendii

Measure 6.1.4.1: Number of qualification completions at Certificate level AQF III and above by rural and regional students in NSW (all agesi )	no.	31,606	n.a.[i]	n.a.

Baseline: In 2009, 31,606 completions in higher level VET qualifications at AQF Certificate III and above by students in rural and regional NSW.

[i]

The measure is consistent with National Agreement for Skills and Workforce Development target to halve the proportion of Australians without qualifications at Certificate III level and above between 2009 and 2020. The data reported are subject to revision each year by the National Centre for Vocational Education Research (NCVER). Data are generally available in July each year after release by NCVER, and there is a 2.5 year time lag in the release of qualification completions data. Data for 2012 will be available in July 2014.

ii	Represents data for the baseline (31,606), 2010 (34,754) and 2011 (32,673).

6.1.5	20% increase in the number of completions in higher level Vocational Education and Training (VET) qualifications at Australian Qualifications Framework (AQF) Certificate lll and above by Aboriginal students by 2020

	Units	Baseline	2013 Actual	2014 Est Actual	Trendii

Measure 6.1.5.1: Number of qualification completions at Certificate level AQF III and above by Aboriginal students in NSW (all agesi )	no.	2,300	n.a.	n.a.

Baseline: In 2009, there were 2,300 completions in higher level VET qualifications at AQF Certificate III and above by Aboriginal students.

[i]

The measure is consistent with National Agreement for Skills and Workforce Development target to halve the proportion of Australians without qualifications at AQF Certificate III level and above between 2009 and 2020. The data reported are subject to revision each year by the National Centre for Vocational Education Research (NCVER). Data are generally available in July each year after release by NCVER, and there is a 2.5 year time lag in the release of qualification completions data. Data for 2012 will be available in July 2014.

ii	Represents data for the baseline (2,300), 2010 (2,706) and 2011 (3,255).

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6.1.6	44% of 25-34 year olds hold a bachelor level qualification or above by 2025

	Units	Baseline	2013 Actual	2014 Est Actual	Trendii

Measure 6.1.6.1: Proportion of people in NSW aged 25-34 years with qualifications at bachelor level or above[i]	%	35.5	38.1	38.2

Baseline: In 2009, 35.5% of people aged 25-34 years had attained a bachelor level qualification or above.

[i]	The measure is consistent with the recommendation in Review of Australian Higher Education Final Report in 2008 (Bradley Report).
ii	Represents data for 2010 (36.9), 2011 (37.3), 2012 (38.2), 2013 (38.1) and 2014 (38.2).

6.1.7	20% of undergraduate enrolments are students from low socio-economic backgrounds by 2020

	Units	Baseline	2013 Actual	2014 Est Actual	Trendii

Measure 6.1.7.1: Proportion of low socio- economic status background undergraduate students relative to all domestic undergraduate students enrolled in NSW[i]	%	16.8	n.a.	n.a.

Baseline: In 2009, 16.8% of undergraduate enrolments in NSW were for students from low socio-economic status backgrounds.

[i]

The measure is consistent with the recommendation in Review of Australian Higher Education Final Report in 2008 (Bradley Report) for 20% of higher education enrolments at undergraduate level to be people from low socio-economic backgrounds. 2013 data are not yet available. The most recent data available show that the proportion was 17.6% in 2012.

ii	Represents data for the baseline (16.8), 2010 (17.2), 2011 (17.5), 2012 (17.6) and 2013 (18.0).

6.2	More young people participate in post-school education and training

6.2.1	90% of young people who have left school are participating in further education and training or employment by 2020

	Units	Baseline	2013 Actual	2014 Est Actual	Trendiii

Measure 6.2.1.1: Estimated proportion of the NSW population aged 15-19 years who have left school and are fully participating in education and training and/or work[i]	%	72.3ii	73.4	n.a.

Baseline: In 2010, 72.3% of 15-19 year olds who had left school were participating in further education and training and/or employment.

[i]

The measure is consistent with National Education Agreement (NEA) target to lift the proportion of young people (15-19 years) participating in post-school education and training six months after school.

ii

The ABS changed the definition of participation and engagement indicators in 2012 to limit the data reported to “study for a qualification”. As a result, rates between 2003 and 2011 (including the 2010 baseline) have been revised, and may not be comparable to previous reports.

iii	Represents data for the baseline (72.3), 2011 (67.3), 2012 (72.8) and 2013 (73.4).

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Education and Communities Cluster

6.2.2	10% increase in the number of apprenticeship and traineeship completions by 2016, including in rural and regional NSW

	Units	Baseline	2013 Actual	2014 Est Actual	Trendii

Measure 6.2.2.1: Number of apprenticeship and traineeship completions in NSW[i]	no.	50,147	60,969	n.a.

Baseline: In 2010, 50,147 apprenticeships and traineeships were completed.

[i]

The data reported are September estimates calculated by the National Centre for Vocational Education Research (NCVER). The estimates are subject to quarterly revision by NCVER but revisions are not recorded here.

ii	Represents data for the baseline (50,147), 2011 (53,000), 2012 (53,522) and 2013 (60,969).

	Units	Baseline	2013 Actual	2014 Est Actual	Trendii

Measure 6.2.2.2: Number of apprenticeship and traineeship completions in rural and regional NSW[i]	no.	19,552	23,384	n.a.

Baseline: In 2010, 19,552 apprenticeships and traineeships were completed in rural and regional NSW.

[i]

The data reported are September estimates calculated by the National Centre for Vocational Education Research (NCVER). The estimates are subject to quarterly revision by NCVER but revisions are not recorded here.

ii	Represents data for the baseline (19,552), 2011 (20,411), 2012 (20,819) and 2013 (23,384).

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Goal 15: Improve education and learning outcomes for all students

Quality early childhood education and care provides children with a solid foundation on which to build their future learning. NSW continued to work towards and maintain universal preschool access. In 2011, almost 89% of children were enrolled in a preschool program in the year before they started school. In 2013, over 96.2% of children in their year before school were enrolled in a preschool program, exceeding the universal access target of 95%.

High quality education is critical to successful employment and productivity, social participation and reducing disadvantage in the community. Innovative and dynamic leadership in schools is just as essential as quality teaching and learning in maximising outcomes for students. In 2013, the proportions of NSW students achieving at and above the national minimum standards in reading and numeracy were consistently higher than the national average. Likewise, the proportions of students achieving in the top two National Assessment Program – Literacy and Numeracy (NAPLAN) performance bands were higher than the national average.

NSW is also seeing a steady increase in the proportion of young people completing secondary schooling. In 2013, over 85% of young people aged 20-24 had attained a Year 12 or Australian Qualifications Framework (AQF) qualification at Certificate III or above.

Targets

15.1	All children have access to quality early childhood education

15.1.1	All children in NSW have access to a quality early childhood education program in the 12 months prior to formal schooling by 2013

	Units	Baseline	2013 Actual	2014 Est Actual	Trendii

Measure 15.1.1.1: The proportion of children enrolled in a preschool program in the year prior to commencing full-time schooling[i]	%	86.2	96.2	n.a.

Baseline: In 2010, 86.2% of children in NSW were enrolled in a pre-school program in the year prior to commencing full-time schooling.

[i]

This measure is consistent with the National Partnership Agreement on Early Childhood Education goal that all children have access to a quality early childhood education program in the year before school.

ii	Represents data for the baseline (86.2), 2011 (88.9), 2012 (91.5), and 2013 (96.2)%.

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Education and Communities Cluster

15.2	Improve student achievement in literacy and numeracy

15.2.1	Increase the proportion of NSW students in Years 3, 5, 7 and 9 at and above the national minimum standard for reading and numeracy

Proportion of NSW students achieving at or above the national minimum standard in reading in the annual NAPLAN[i]	Units	Baseline 2008	2013 Actual	2014 Est Actual	Trendii

Measure 15.2.1.1: Year 3%		95.1	96.3	n.a.

Measure 15.2.1.3: Year 5%		93.5	96.8	n.a.

Measure 15.2.1.5: Year 7%		95.4	94.7	n.a.

Measure 15.2.1.7: Year 9%		94.4	94.1	n.a.

Proportion of NSW students achieving at or above the national minimum standard in numeracy in the annual NAPLAN[i]	Units	Baseline 2008	2013 Actual	2014 Est Actual	Trendii

Measure 15.2.1.2: Year 3%		96.9	96.4	n.a.

Measure 15.2.1.4: Year 5%		94.4	93.9	n.a.

Measure 15.2.1.6: Year 7%		96.0	95.1	n.a.

Measure 15.2.1.8: Year 9%		94.7	90.4	n.a.

[i]

The measure is consistent with National Education Agreement (NEA) performance indicators for literacy and numeracy achievement of students. 2013 data are drawn from the most recent Australian Curriculum Assessment and Reporting Authority (ACARA) publication. Estimates for 2014 are not available.

ii	Represents annual data for 2009 to 2013.

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Education and Communities Cluster

15.2.2	Increase the proportion of NSW students in Years 3, 5, 7 and 9 in the top two performance bands for reading and numeracy

Proportion of NSW students in the top two performance bands for reading in the annual NAPLAN[i]	Units	Baseline 2008	2013 Actual	2014 Est Actual	Trendii

Measure 15.2.2.1: Year 3%		44.3	48.0	n.a.

Measure 15.2.2.3: Year 5%		32.1	35.4	n.a.

Measure 15.2.2.5: Year 7%		27.8	28.1	n.a.

Measure 15.2.2.7: Year 9%		22.5	22.0	n.a

Proportion of NSW students in the top two performance bands for numeracy in the annual NAPLAN[i]	Units	Baseline 2008	2013 Actual	2014 Est Actual	Trendii

Measure 15.2.2.2: Year 3%		40.0	36.0	n.a.[i]

Measure 15.2.2.4: Year 5%		27.0	29.1	n.a.[i]

Measure 15.2.2.6: Year 7%		32.5	29.6	n.a.[i]

Measure 15.2.2.8: Year 9%		27.5	28.9	n.a.[i]

[i]

The measure is consistent with National Education Agreement (NEA) performance indicators for literacy and numeracy achievement of students. One of the supplementary measures under this indicator is students achieving at high levels (top two performance bands for the Year level). 2013 data are drawn from the most recent ACARA publication. Estimates for 2014 are not available.

ii	Represents annual data for 2009 to 2013.

15.2.3	Participation of NSW students in NAPLAN tests consistently exceeds the national average for participation

Proportion of NSW students participating in reading in the annual NAPLAN[i]	Units	Baseline 2008	2013 Actual	2014 Est Actual	Trendii

Measure 15.2.3.1: Year 3%		97.2	97.2	n.a.

Measure 15.2.3.3: Year 5%		97.5	97.6	n.a.

Measure 15.2.3.5: Year 7%		96.6	97.1	n.a.

Measure 15.2.3.7: Year 9%		94.2	94.3	n.a.

[i]

One of the COAG performance indicators identified in the National Education Agreement (NEA) is literacy and numeracy achievement of students. One of the supplementary measures under this indicator is student participation in NAPLAN assessments. Estimates for 2014 are not available.

ii	Represents annual data for 2009 to 2013.

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Education and Communities Cluster

Proportion of NSW students participating in numeracy in the annual NAPLAN[i]	Units	Baseline 2008	2013 Actual	2014 Est Actual	Trendii

Measure 15.2.3.2: Year 3%		96.9	96.9	n.a.

Measure 15.2.3.4: Year 5%		97.2	97.2	n.a.

Measure 15.2.3.6: Year 7%		96.3	96.5	n.a.

Measure 15.2.3.8: Year 9%		93.8	93.6	n.a.

[i]

One of the COAG performance indicators identified in the National Education Agreement (NEA) is literacy and numeracy achievement of students. One of the supplementary measures under this indicator is student participation in NAPLAN assessments. Estimates for 2014 are not available.

ii	Represents annual data for 2009 to 2013.

15.3	More students finish high school or equivalent

15.3.1	90% of 20-24 year olds have attained a Year 12 or Australian Qualifications Framework (AQF) qualification at Certificate II or above by 2015

	Units	Baseline	2013 Actual	2014 Est Actual	Trendii

Measure 15.3.1.1: Proportion of young people in the 20-24 year old age group who have achieved Year 12 or a qualification at AQF Certificate II or above[i]	%	82.7	86.1	88.4

Baseline: As of 2007 (nationally agreed baseline), 82.7% of 20-24 year olds had attained a Year 12 or AQF qualification at Certificate II or above.

[i]

The measure is consistent with COAG performance target identified in the National Education Agreement (NEA) to lift the Year 12 or equivalent or AQF Certificate Level II or above attainment rate to 90% by 2015.

ii	Represents data for 2010 (86.0), 2011 (83.5), 2012 (87.9), 2013 (86.1) and 2014 (88.4).

15.3.2	90% of 20-24 year olds have attained a Year 12 or Australian Qualifications Framework (AQF) qualification at Certificate III or above by 2020

	Units	Baseline	2013 Actual	2014 Est Actual	Trendii

Measure 15.3.2.1: Proportion of young people in the 20-24 year old age group who have achieved Year 12 or a qualification at AQF Certificate III or above[i]	%	82.2	85.5	86.1

Baseline: As of 2008 (nationally agreed baseline), 82.2% of 20-24 year olds had attained a Year 12 or AQF qualification at Certificate III or above.

[i]

The measure is consistent with COAG performance target identified in the National Education Agreement (NEA) to lift the Year 12 or equivalent or AQF Certificate Level III or above attainment rate to 90% by 2020.

ii	Represents data for 2010 (84.7), 2011 (82.5), 2012 (87.0), 2013 (85.5) and 2014 (86.1).

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Education and Communities Cluster

15.4	Schools have high expectations for all their students

15.4.1	Improve Year 12 completion rates for students in low Index of Community Socio-Educational Advantage (ICSEA) schools

	Units	Baseline	2013 Actual	2014 Est Actual	Trend iv

Measure 15.4.1.1: Estimated Year 12 completion rates for students from low socio-economic backgrounds[i]	%	62.0 ii	n.a. iii	n.a. iii

Baseline: In 2009, an estimated 62% of NSW Year 12 students from low socio-economic backgrounds were eligible to receive a Higher School Certificate.

[i]

Completion rates are estimated by calculating the number of students who meet the requirements of a Year 12 certificate or equivalent expressed as a percentage of the potential Year 12 population. The ABS Postal Area Index of Relative Socioeconomic Disadvantage has been used to calculate socio-economic status on the basis of postcode of students’ home addresses. Low socio-economic status is the average of the three lowest deciles.

ii

The Estimated Resident Population data for the 2011 data have been rebased to the 2011 ABS Census of Population and Housing. As a result, rates (including the 2009 baseline) have been revised, and may not be comparable to previous reports.

iii	Data on Year 12 completion rates is reported each year in January, one year in arrears. The most recent data available is for 2012 completions (68%). The 2013 figure will be available in January 2015.
iv	Represents data for 2009 (61), 2010 (65), 2011 (68) and 2012 (68).

15.4	Schools have high expectations for all their students

15.4.2	Halve the gap in Year 12 or equivalent attainment for Aboriginal 20-24 year olds by 2020

	Units	Baseline	2013 Actual	2014 Est Actual	Trend ii

Measure 15.4.2.1: Proportion of Aboriginal 20-24 year olds in the NSW population who have completed Year 12 or gained a qualification at Certificate level Australian Qualifications Framework (AQF) II or above[i]	%	49.8	n.a.	n.a.

Baseline: In 2006, 49.8% of the NSW Aboriginal population aged 20-24 had completed Year 12 or gained a qualification at Certificate level AQF II or above.

[i]

The measure is consistent with the COAG performance target identified in the NEA to at least halve the gap in the attainment rate between Indigenous and non-Indigenous students in Year 12 or equivalent or AQF Certificate Level II or above by 2020. The gap to be halved is the gap between Aboriginal and non-Aboriginal student attainment as it existed in 2006 (baseline). Data are only available every five years as the source for this indicator is the ABS Census. The most recent data available show that the proportion was 55.9% in 2011.

ii	Represents data for the baseline (49.8) and 2011 (55.9).

15.4.3 Halve the gap between NSW Aboriginal and non-Aboriginal students in reading and numeracy by 2018

Proportion of NSW Aboriginal students achieving at or above the national minimum standard in reading in the annual NAPLAN [i]	Units	Baseline 2008	2013 Actual	2014 Est Actual	Trend ii

Measure 15.4.3.1: Year 3%		83.5	88.6	88.7

Measure 15.4.3.3: Year 5%		77.6	91	91.1

Measure 15.4.3.5: Year 7%		82.4	81	85.0

Measure 15.4.3.7: Year 9%		82.3	80.4	84.7

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Education and Communities Cluster

Proportion of NSW Aboriginal students achieving at or above the national minimum standard in numeracy in the annual NAPLAN [i]	Units	Baseline 2008	2013 Actual	2014 Est Actual	Trend ii

Measure 15.4.3.2: Year 3%		88.6	88.5	90.2

Measure 15.4.3.4: Year 5%		78.9	81.0	82.0

Measure 15.4.3.6: Year 7%		84.5	83.2	86.8

Measure 15.4.3.8: Year 9%		80.3	69.5	83.1

[i]

The measure is consistent with the COAG performance target identified in the National Education Agreement (NEA) to halve the gap for Indigenous students in reading and numeracy by 2018. The gap to be halved is the gap between Indigenous and non-Indigenous student performance as it existed in 2008 (baseline).

ii	Represents annual data for 2009 to 2013.

15.4.4	90% of 20-24 year-olds in rural and regional NSW have attained a Year 12 or Australian Qualifications Framework (AQF) lll qualification or above by 2020

	Units	Baseline	2013 Actual	2014 Est Actual	Trend ii

Measure 15.4.4.1: Proportion of 20-24 year-olds in rural and regional NSW who have completed Year 12 or gained a qualification at AQF III or above by 2020 [i]	%	76.5	73.2	n.a.

Baseline: In 2010, 76.5% of 20-24 year olds in rural and regional NSW had attained a Year 12 or AQF lll qualification or above.

[i]

The measure is consistent with the COAG performance target identified in the National Education Agreement (NEA) to lift the Year 12 or equivalent or AQF Certificate Level III or above attainment rate to 90% by 2020.

ii	Represents data for the baseline (76.5), 2011 (71.6), 2012 (76.0) and 2013 (73.2).

15.4.5	60% of all NSW school students with a confirmed disability have a personalised learning and support plan by 2020

	Units	Baseline	2013 Est Actual	2014 Est Actual	Trend ii

Measure 15.4.5.1: Proportion of students with a confirmed disability who have a personalised learning and support plan [i]	%	n.a.	25.0	40.0

Baseline: To be established once nationally consistent data is available.

[i]

The Department of Education and Communities is developing functionality within the Enrolment Registration Number (ERN) data system to support the annual nationally consistent collection of data. This is expected to be implemented across all Australian schools from 2015. Estimates for 2013 and 2014 are based on a sample of 404 schools which undertook the collection of data in 2013.

ii	Represents data for the 2013 (25.0) and 2014 (40.0).

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Education and Communities Cluster

15.5	Improve the quality of all teaching

15.5.1	Increase the number of teachers seeking and gaining accreditation at Accomplished and Leadership levels

	Units	Baseline	2013 Actual	2014 Est Actual	Trend [i]

Measure 15.5.1.1: Number of teachers applying for voluntary accreditation at Accomplishment and Leadership levels with BOSTES	no.	9	260	350

Baseline: Voluntary accreditation at the higher levels of Accomplishment and Leadership has been available to teachers since 2008. In 2008, nine teachers applied for accreditation at Accomplishment and Leadership levels.

[i]	Represents data for 2010 (440), 2011 (288), 2012 (340), 2013 (260) and 2014 (350).

	Units	Baseline	2013 Actual	2014 Est Actual	Trend [i]

Measure 15.5.1.2: Number of teachers successfully gaining accreditation at Accomplishment and Leadership levels with BOSTES	no.	20	40	70

Baseline: Voluntary accreditation at the higher levels of Accomplishment and Leadership has been available to teachers since 2008. In 2012, 20 teachers gained accreditation at Accomplishment and Leadership levels.

[i]	Represents data for the baseline (20), 2013 (40) and 2014 (70).

15.6	Public schools have more options for school-level decision making

	Units	Baseline	2013 Actual	2014 Est Actual	Trend ii

Measure 15.6.0.1: The proportion of NSW government schools participating in the initiative to increase local decision-making in funding and greater control over staffing [i]	%	0	10.3	10.3

Baseline: The proportion of participating government schools was 0% as at June 2012.

[i]

The Local Schools, Local Decisions program was launched in March 2012. All NSW government schools have benefited from increased levels of authority over staffing and resource management since the reform’s announcement. The current measure refers to the 229 schools leading the implementation of the new resource allocation model (RAM). Beginning in 2015, additional components of the RAM will be rolled out to all public schools.

ii	Represents data for the baseline (0), 2013 (10.3) and 2014 (10.3).

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Education and Communities Cluster

Goal 24: Make it easier for people to be involved in their communities

The NSW Government has been encouraging stronger communities by enacting grassroots initiatives that promote community participation. A host of youth, volunteering and veterans’ affairs initiatives empower communities to engage in social issues and drive positive outcomes for the wider community. These include: an increase in the number of people who volunteer; young people playing a greater role in the decisions that affect their lives; and more activities to commemorate our veterans.

Targets

24.1	Increase volunteering

24.1.1	Increase the proportion of the NSW population involved in volunteering, to exceed the national average by 2016

	Units	Baseline	2013 Actual [i]	2014 Est Actual	Trend ii

Measure 24.1.1.1: Percentage of NSW adults involved in volunteering	%	32.7	n.a.	n.a.

Baseline: In 2006, an estimated 32.7% of NSW adults were involved in volunteering, compared to the national average of 34.1%.

[i]

General Social Survey data are collected every four years; data for 2013 are not available. The most recent data available show that proportion was 36.6% in 2010. ii Represents data for the baseline (32.7) and 2010 (36.6).

24.2	Increase community participation

24.2.1	Increase the proportion of the NSW population involved in local community organisations, to exceed the national average by 2016

	Units	Baseline	2013 Actual [i]	2014 Est Actual	Trend ii

Measure 24.2.1.1: Percentage of NSW adults who are involved in community support organisations	%	33.3	n.a.	n.a.

Baseline: In 2006, an estimated 33.3% of NSW adults were actively involved in a community support organisation, on par with the national average.

[i]	General Social Survey data are collected every four years. Data for 2013 are not available. The most recent data available show that the proportion was 33.2% in 2010.
ii	Represents data for the baseline (33.3) and 2010 (33.2).

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Education and Communities Cluster

24.3	Improve our sense of community

24.3.1	Increase the proportion of the population who have weekly social contact with family or friends, to exceed the national average by 2016

	Units	Baseline	2013 Actual [i]	2014 Est Actual	Trend ii

Measure 24.3.1.1: Percentage of NSW adults who had contact with family or friends living outside the household in the last week	%	96.2	n.a.	n.a.

Baseline: In 2006 an estimated 96.2% of adults in NSW had weekly social contact with family or friends living outside the household in the last week compared with the national average of 96.3%.

[i]	General Social Survey data are collected every four years. Data for 2013 are not available. The most recent data available show that the proportion was 96.1% in 2010.
ii	Represents data for the baseline (96.2) and 2010 (96.1).

24.3.2	Increase the proportion of the population who feel they have someone to turn to in times of crisis, to exceed the national average by 2016

	Units	Baseline	2013 Actual [i]	2014 Est Actual	Trend ii

Measure 24.3.2.1: Percentage of NSW adults who feel able to get support in times of crisis from persons living outside the household	%	92.8	n.a.	n.a.

Baseline: In 2006 an estimated 92.8% of adults felt able to get support in times of crisis from persons living outside the household compared to national average of 93.3%.

[i]	General Social Survey data are collected every four years. Data for 2013 are not available. The most recent data available show that the proportion was 92.6% in 2010.
ii	Represents data for the baseline (92.8) and 2010 (92.6).

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Education and Communities Cluster

Goal 26: Fostering opportunity and partnership with Aboriginal people

Aboriginal people must be at the centre of decision making if real improvements are to be achieved. OCHRE: Opportunity, choice, healing, responsibility, empowerment, the NSW Government’s plan for Aboriginal affairs is focusing on supporting Aboriginal students to stay at school and transition to work, as well as creating opportunities for economic participation. OCHRE will also build capacity in Aboriginal communities to drive their own solutions through local decision-making, strengthening accountability and building positive self-identity through language and culture.

The NSW Government has increased legal recognition given to Aboriginal Heritage by declaring 10 Aboriginal places across NSW and listing two Aboriginal items on the State Heritage Register.

Targets

26.1	Close the life expectancy gap within a generation

	Units	Baseline	2013 Actual	2014 Est Actual	Trend ii

Measure 26.1.0.1: The average number of years newborn babies could expect to live, if they experienced the age/sex specific death rates that applied at their birth throughout their lifetimes by indigenous status – Males [i]	years	68.3	n.a.	n.a.

Baseline: Aboriginal males born in NSW in the period 2005 to 2007 have an estimated life expectancy at birth of 68.3 years compared with 78.8 years for non-Aboriginal males. They have an estimated life expectancy at birth of 68.3 years compared with 65.7 years for Aboriginal males nationally.

[i]

Data reported here are estimates based on the ABS Life Tables for Aboriginal and Torres Strait Islander Australians. The estimates are calculated for a three year period and reported every five years. Changes to the ABS methodology have required an adjustment to the 2005-07 estimates (baseline). The most recent data available show that life expectancy for Aboriginal males was 70.5 in 2010-2012.

ii	Represents data for the baseline (68.3) and 2010-2012 (70.5).

	Units	Baseline	2013 Actual	2014 Est Actual	Trend ii

Measure 26.1.0.2: The average number of years newborn babies could expect to live, if they experienced the age/sex specific death rates that applied at their birth throughout their lifetimes by indigenous status – Females [i]	years	74.0	n.a.	n.a.

Baseline: Aboriginal females born in NSW in the period 2005 to 2007 have an estimated life expectancy at birth of 74.0 years compared with 82.6 years for non-Aboriginal females. They have an estimated life expectancy at birth of 74.0 years compared with 71.7 years for Aboriginal females nationally.

[i]

Data reported here are estimates based on the ABS Life Tables for Aboriginal and Torres Strait Islander Australians. The estimates are calculated for a three year period and reported every five years. Changes to the ABS methodology have required an adjustment to the 2005-07 estimates (baseline). The most recent data available, released in 2014, show that life expectancy for Aboriginal females was 74.6 in 2010-2012. The next data, for 2015-17, will be released in 2019.

ii	Represents data for the baseline (74.0) and 2010-2012 (74.6).

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Education and Communities Cluster

26.2	Increase the number of Aboriginal communities the State Government is partnering with to improve local outcomes

	Units	Baseline	2013 Actual	2014 Est Actual	Trend ii

Measure 26.2.0.1: The proportion of Aboriginal communities with recognised community engagement groups [i]	%	21	n.a.	n.a.

Baseline: As at 30 June 2011, 21 of 40 Partnership Communities had a recognised community engagement group established.

[i]

With the release of OCHRE in April 2013, the Partnership Community Program has been replaced with Local Decision Making. Local Decision Making accords that set out priorities and opportunities for service delivery reform will be agreed between Aboriginal regional alliances and Government.

ii	Represents data for the baseline (21) and 2011-12 (23).

26.3	Support Aboriginal Culture, Country and Identity

26.3.1	Increase access for people to learn Aboriginal languages

	Units	Baseline	2013 Actual	2014 Est Actual	Trend [i]

Measure 26.3.1.1: The number of Aboriginal students in NSW public schools accessing Aboriginal Languages Programs (ALPs)	no.	1,312	1,516	2,500

Baseline: In 2010 there were 1,312 Aboriginal students in NSW public schools studying an Aboriginal language funded by the Aboriginal Education and Training Directorate.

[i]	Represents data for 2010 (1312), 2011 (1482), 2012 (1244), 2013 (1516) and 2014 (2500).

	Units	Baseline	2013 Actual	2014 Est Actual	Trend ii

Measure 26.3.1.2: The number of Aboriginal students enrolled in a NSW TAFE Aboriginal Language Program [i]	no.	170	357	368

Baseline: In 2010 there were 170 Aboriginal students in TAFE Institutes studying Aboriginal languages.

[i]

TAFE enrolments refer to students enrolled in TAFE NSW developed and accredited Aboriginal language courses including Certificate I in Aboriginal Language/s, Certificate II in Aboriginal Language/s and Certificate III in Aboriginal Language/s. These courses are designed for Aboriginal people with entry for non-Aboriginal people subject to local Aboriginal community approval. 2014 estimate is based on current enrolments trends.

ii	Represents data for 2010 (170), 2011 (175), 2012 (272), 2013 (357) and 2014 (368).

	Units	Baseline	2013 Actual	2014 Est Actual	Trend

Measure 26.3.1.3: The number of schools and/or TAFE Institutes accessing the Aboriginal Languages Centre(s) [i]	no.	n.a.	n.a.	n.a.	n.a.

Baseline: To be determined.

[i]	There is no data source for this measure, which has been superseded by initiatives under the NSW Government Plan for Aboriginal Affairs (OCHRE) program, namely the Language and Culture Nests.

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Education and Communities Cluster

26.3.2	Increase the number of hectares of public lands that Aboriginal people are actively involved in managing

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend [i]

Measure 26.3.2.1: Area of National Parks that Aboriginal owners jointly manage	ha. million	1.474	1.626	1.654

Baseline: As at July 2010, 1.5 million hectares (or 23%) of the reserve system was under joint management through 18 formal joint management arrangements with Aboriginal communities in place covering 111 areas.

[i]	Represents data for the baseline (1.474), 2010-11 (1.522), 2011-12 (1.626), 2012-13 (1.626) and 2013-14 (1.654).

26.3.3	Increase the number of Aboriginal culturally significant objects and places protected

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend [i]

Measure 26.3.3.1: Number of places gazetted	no.	71	96	106

Baseline: As at July 2011, there was a total of 71 Aboriginal Places declared.

[i]	Represents data for the baseline (71), 2011-12 (82), 2012-13 (96) and 2013-14 (106).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend [i]

Measure 26.3.3.2: Number of State Heritage items listed	no.	13	25	30

Baseline: As at July 2011, there was a total of 13 State Heritage items listed.

[i]	Represents data for the baseline (13), 2011-12 (20), 2012-13 (25) and 2013-14 (30).

Note:	n.a. = not available
N/A = not applicable

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3.	Family and Community Services Cluster

NSW 2021 Goals

The Family and Community Services Cluster is the lead for the following NSW 2021 Goals:

•	Better protect the most vulnerable members of our community and break the cycle of disadvantage (Goal 13)

•	Increase opportunities for people with disability by providing supports that meet their individual needs and realise their potential (Goal 14)

•	Increase opportunities for seniors in NSW to fully participate in community life (Goal 25 includes the contributions of the Treasury and Finance Cluster).

Progress in 2013-14

In 2013-14, the Family and Community Services (FACS) Cluster, together with the Treasury and Finance Cluster, continued working towards achieving its NSW 2021 Goals. Activities included:

Better protect the most vulnerable members of our community and break the cycle of disadvantage (Goal 13)

•

Introduced the Child Protection Legislation Amendment Bill 2013 on the reform of the child protection system to improve responses to at-risk children, young people and their families, which was passed by Parliament on 26 March 2014. The reforms:

•	Introduce permanency placement principles that require casework to seek restoration, guardianship and open adoption options prior to long-term foster care

•	Deliver additional casework tools and services to promote good parenting

•	Create a child-focused system

•	Provide a safe and stable home for children and young people in care.

•

Transitioned 3,745 children and young people from Community Services statutory out-of-home care (OOHC) to non-government service providers as at 31 March 2014. More than 50% of children and young people in statutory OOHC are now managed by non-government service providers.

•

Implemented two Social Benefit Bonds in NSW with The Benevolent Society and Uniting Care Burnside. The Social Benefit Bonds raised private capital to achieve social benefits by supporting children and young people in OOHC to be safely restored to their families or to prevent them from entering care. Reporting of the outcomes for families that have participated in the programs will be available at the end of the life of the bonds.

•

Continued streamlining the adoption process for children in OOHC. In 2013-14, adoption orders had been made for 54 children and young people in OOHC by 2 April 2014. Financial support is now available to support non-government organisations progress and adoption from statutory OOHC care, where it is in the child’s best interests, to provide these children with a home for life.

NSW 2021 Performance Report 2014-15	3 - 1

Family and Community Services Cluster

•

Progressed the Going Home Staying Home Reform Plan to improve outcomes for people experiencing, and at risk of, homelessness. This strategy will have a greater focus on prevention and early intervention, and has established a new contracting approach, with the development of 149 new Specialist Homelessness Services service packages for tender.

•

Making better use of public housing by creating a fairer system which frees up vacant bedrooms for needy families, removes some succession-of-tenancy rights, and requires households to pay the correct rent so it can be reinvested into the system.

•	Improved housing for Aboriginal people in remote locations by providing new and refurbished houses through the National Partnership Agreement on Remote Indigenous Housing.

•	Continued to support initiatives for women and children escaping domestic violence, including:

•	Delivering new homes for young people and women with children experiencing domestic and family violence.

•	Providing private rental subsidies to people who are homeless, or at risk of homelessness, and providing integrated housing and support services through the Start Safely program.

•

Rolling out the SOS Duress Response System, which provides an essential security device to women choosing to stay in their homes when escaping domestic violence. The devices will now be available to more than 120 families.

•

Continuing the rollout of the $9.8 million Domestic and Family Violence Funding program, focusing on four key funding streams: effective prevention and early intervention; men’s behaviour change; investing in the sector capacity; and building a stronger evidence base.

Increase opportunities for people with disability by providing supports that meet their individual needs and realise their potential (Goal 14)

•

Launched the National Disability Insurance Scheme (NDIS) trial in the Hunter area of NSW on 1 July 2013, with full rollout across the state by 1 July 2018. The NDIS will enable people with disability to have full control and choice over their supports to live the life they want.

•	Reshaped the Stronger Together 2 growth funding into Ready Together. Ready Together continues to deliver the growth funding, focused on individualised needs of people with disabilities.

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•

Expanded opportunities for people to exercise choice and control over the way in which their supports are delivered. This was achieved by converting block funding to individualised funding arrangements, and delivering growth places in:

•	113 new Supported Living Fund packages

•	29 Individual Accommodation Support Packages for people with higher support needs

•	The number of people accessing self-directed supports in existing programs.

•

Appointed 28 Living Life My Way ambassadors and champions, bringing the total to 47 participants. The purpose of this program is to share stories about living a good life by exercising choice and control over the way in which a person’s support needs are met. By the end of 2013-14, it is estimated ambassadors and champions will have shared their inspiring stories at more than 250 events.

•

Continued delivery of My Choice Matters, the NSW Consumer Development Fund, to prepare people with disability, their families and carers to participate confidently in a disability system based on self-directed supports and individualised budgets.

•

On track to appoint a total of 248 Ability Links NSW coordinators, known as Linkers, including 27 Aboriginal identified positions. Linkers provide a locally-based first point of contact for people with disability to improve access to, and engagement in, the local community, mainstream services and disability services.

Increase opportunities for seniors in NSW to fully participate in community life (Goal 25)

•

Expanded the Elder Abuse Helpline and Resource Unit. The Elder Abuse Helpline started operations in February 2013, and has taken 1,100 calls as at 30 March 2014. Over 80% of calls have been directly related to abuse.

•	Launched the Seniors Card mobile app to make it easier for seniors to access the card and make better use of the benefits. As at 3 April 2014, approximately 2,000 people had downloaded the app.

•

Raised public awareness on the importance of wills, powers of attorney and guardianship through the Black and White campaign. The campaign has generated over 10,000 visits to the website, most of them from new people.

•	Provided $600,000 to 29 local councils as part of the Age-Friendly Community Local Government Grants Scheme to improve access for older people and plan for population ageing.

•

Provided training to 17,913 older people through the Tech Savvy Seniors Program. This program helps older people to develop the confidence and skills to use computers, tablets and smart phones so they can access online information and services. The program also assists to promote social connections and engagement with family, friends and communities.

•	Worked with the private sector on initiatives to reduce barriers to mature age employment. This included:

•	Conference with the Ministerial Advisory Committee on Ageing and Global Access Partners to discuss the impact of population ageing and identify areas for future development

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•	Completion of a study to obtain baseline data in the domains measured by the Work Ability Survey and recommendations for work ability or organisational policy and workplace interventions

•	Analysis of mature age employment in regional NSW to explore the employment prospects of people aged over 45 years, particularly those with low levels of formal education.

Key Initiatives for 2014-15

The Family and Community Services Cluster, together with the Treasury and Finance Cluster, will deliver the following key initiatives to meet its NSW 2021 Goals:

Better protect the most vulnerable members of our community and break the cycle of disadvantage (Goal 13)

•	Implementing the Safe Home for Life child protection reforms program to further improve performance in protecting children and young people.

•

Trialling out-posted caseworkers in NGO Family Referral Services to drive shared governance and responsibility between services involved with vulnerable children, young people and families targeting and prioritising services to more vulnerable children, young people and families.

•

Continuing to improve the way homeless people and those at risk of homelessness access and are supported by the specialist homelessness sector through implementation of the Going Home Staying Home reforms.

•

Continuing to implement the Housing and Mental Health Agreement through District Implementation and Coordinating Committees to improve service system integration between housing, homelessness and mental health service providers (government and non-government).

•

Establishing two specialist homelessness housing companies to provide the housing component of integrated housing and support initiatives for vulnerable young people, and women with children experiencing domestic and family violence, to prevent homelessness.

•

Continuing to implement It Stops Here: Standing together to end domestic and family violence and the Domestic and Family Violence Funding program. This includes the forthcoming launch of the new referral pathways coordinated service delivery model in two sites in mid-2014.

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Increase opportunities for people with a disability by providing supports that meet their individual needs and realise their potential (Goal 14)

•

As part of Ready Together, reform the Leaving Care program to align with individualised funding arrangements and the NDIS. Support 110 projected entries of young people with disability into the Leaving Care program utilising individualised accommodation support funding packages.

•

Expanding individualised funding arrangements and reducing the constraints on the scope and nature of supports for people with disability through Self Directed Supports. ¨ Continuing the implementation of Living Life My Way to expand opportunities for people to exercise choice and control over the way in which their supports are delivered through individualised funding arrangements.

•	Continuing to implement the Direct Payment Agreement which provides a new funding management option for people with individualised funding who are seeking to self-manage their supports.

•

Releasing of 2014-15 Ready Together growth funds which will include increased numbers of Individual Support Packages, amalgamating supports to enable service users to have control over what, how and when supports and services are provided.

•	Continuing the redevelopment of government and non-government large residential centres.

Increase opportunities for seniors in NSW to fully participate in community life (Goal 25)

•	Continuing to improve access to information for seniors. This includes the publishing of information for more than one million seniors in the Seniors Cards Directory mail out.

•

Continuing to highlight the need for pre-planning for incapacity later in life, and ensure greater understanding of wills, powers of attorney and enduring guardianships. Activities will target people in the middle of their lives and will include strategies to specifically target groups with very low rates of completing these documents.

•	Working to assist older people in maintaining healthy and active lifestyles.

•	Continuing to work with the private sector on initiatives for mature age employment.

•	Exploring further opportunities for social investment, by working with the private and non-government sectors to improve social outcomes for seniors.

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Performance Information

Goal 13: Better protect the most vulnerable members of our community and break the cycle of disadvantage

Significant progress has been made towards better protecting the most vulnerable members of our community and breaking the cycle of disadvantage. Through a series of initiatives, the Government has addressed key issues relating to children and young people at risk of significant harm (ROSH), child wellbeing and homelessness.

The Government has improved its capacity and responsiveness to children and young people at ROSH. The proportion who received a face-to-face assessment increased to 28% in 2012-13, up from 21% in 2011-12. This has been achieved through IT upgrades, reduced administrative burdens on caseworkers, streamlining caseworker training, and improving professional development mechanisms. The number of children and young people entering out of home care has reduced, from 3,585 in 2011-12 to 3,210 in 2012-13.

The capacity for the Government to further improve performance in protecting children and young people will be enhanced through implementing the Safe Home for Life reforms. These will include expanding NGO capacity to work with children and young people at ROSH, more flexible access to child protection support through the expansion of community-based intake and referral services, expanding the Practice First casework model that builds the skills and confidence of caseworkers, establishing casework support positions, enhancing frontline IT, greater transparency in case planning, and increased access to specialist services.

To improve specialist homelessness services, the Government is implementing the Going Home Staying Home Reform Plan. This includes the development of a monitoring and evaluation strategy to ensure that the Specialist Homelessness Service (SHS) system is achieving the best possible outcomes for their clients. The strategy will be finalised by mid-2014 and will provide a framework for the systematic and objective assessment of the effectiveness and efficiency of the Going Home Staying Home reform of the SHS program.

Targets

13.1	Child Wellbeing

13.1.1	Increased proportion of NSW children who are developmentally on track in Australian Early Development Index (AEDI) domains: (i) physical health and wellbeing, (ii) social competence, (iii) emotional maturity, (iv) language and cognitive skills (school-based), and (v) communication and general knowledge.

	Units	Baseline	2013	2014 Est Actual	Trend ii

Measure 13.1.1.1: Percentage of NSW children in their first year of full-time school who are developmentally on track in each AEDI domain – (i) physical health and wellbeing	%	78.5	n.a.	n.a. [i]

Baseline: In 2009, the percentage of NSW children developmentally on track in the Physical Health and Wellbeing domain was 78.5%.

[i]	Last year the actual percentage for 2012 was incorrectly reported as an estimation. The actual figure for 2012 was 78.1%. The next data will be available for 2015 when the AEDI is administered again.
ii	Represents data for the baseline (78.5) and 2012 (78.1).

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	Units	Baseline	2013 Actual	2014 Est Actual	Trend ii

Measure 13.1.1.2: Percentage of NSW children in their first year of full-time school who are developmentally on track in each AEDI domain – (ii) social competence	%	77.2	n.a.	n.a. [i]

Baseline: In 2009, the percentage of NSW children developmentally on track in the Social Competence domain was 77.2%.

[i]	Last year the actual percentage for 2012 was incorrectly reported as an estimation. The next data will be available for 2015 when the AEDI is administered again.
ii	Represents data for the baseline (77.2) and 2012 (78.0).

	Units	Baseline	2013 Actual	2014 Est Actual	Trend ii

Measure 13.1.1.3: Percentage of NSW children in their first year of full-time school who are developmentally on track in each AEDI domain – (iii) emotional maturity	%	78.2	n.a.	n.a. [i]

Baseline: In 2009, the percentage of NSW children developmentally on track in the Emotional Maturity domain was 78.2%.

[i]	Last year the actual percentage for 2012 was incorrectly reported as an estimation. The next data will be available for 2015 when the AEDI is administered again.
ii	Represents data for the baseline (78.2) and 2012 (81.2).

Units	Baseline	2013 Actual	2014 Est Actual	Trend ii

Measure 13.1.1.4: Percentage of NSW children in their first year of full-time school who are developmentally on track in each AEDI domain – (iv) language and cognitive skills (school-based)%	84.6	n.a.	n.a. [i]

Baseline: In 2009, the percentage of NSW children developmentally on track in the Language and Cognitive Skills domain was 84.6%.

[i]	Last year the actual percentage for 2012 was incorrectly reported as an estimation. The next data will be available for 2015 when the AEDI is administered again.
ii	Represents data for the baseline (84.6) and 2012 (87.3).

	Units	Baseline	2013 Actual	2014 Est Actual	Trend iii

Measure 13.1.1.5: Percentage of NSW children in their first year of full-time school who are developmentally on track in each AEDI domain – (v) communication and general knowledge	%	75.0 [i]	n.a.	n.a. ii

Baseline: In 2009, the percentage of NSW children developmentally on track in the Communication and General Knowledge domain was 75.0%.

I	The baseline figure was previously reported as 75.1. The correct figure calculated from the data provided in the 2009 AEDI report is 75.0%.
ii	Last year the actual percentage for 2012 was incorrectly reported as an estimation. The next data will be available for 2015 when the AEDI is administered again.
iii	Represents data for the baseline (75.0) and 2012 (74.7).

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13.1.2	Reduced rate (per 1,000 population) of children and young people reported at risk of significant harm by 1.5% per year

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend ii

Measure 13.1.2.1: Rate per 1,000 of children and young people reported at risk of significant harm (ROSH) [i]	Per 1,000 population	37.6	39.1	41.7

Baseline: In the 12 months to March 2011, the rate of children and young people reported at ROSH was 37.6 per 1,000 population (number: 61,610 children and young people).

[i]	Source of the data is FACS (quarterly and annually), ABS Census data (every 5 years).
ii	Represents data for the baseline (37.6), 2012-13 (39.1) and 2013-14 (41.7).

13.1.3	Reduced rate (per 1,000 population) of children and young people in statutory Out Of Home Care (OOHC) by 1.5% per year

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend [i]

Measure 13.1.3.1: Rate per 1,000 of children and young people in statutory out-of-home care	Per 1,000 population	7.2	7.5	n.a.

Baseline: At 31 March 2011, the rate of children and young people in statutory out-of-home care was 7.2 per 1,000 population (number: 11,813 children and young people).

[i]	Represents data for the baseline (7.2), 2011-12 (7.6) and 2012-13 (7.5).

13.2	Reduce the number and rate of people who are homeless

13.2.1	17% reduction in the number of homeless people by 2013

	Units	Baseline	2013 Actual	2014 Est Actual	Trend ii

Measure 13.2.1.1: Number and rate per 10,000 of NSW population who are homeless	Per 10,000 population	33.9 [i]	n.a.	n.a.

Baseline: In 2006 the rate of people who were homeless was 33.9 people per 10,000 of NSW population (number: 22,219 people).

[i]

The ABS, in September 2012, released a revised definition and method for counting the number of people who are homeless. This resulted in the revision of the 2006 Census baseline. In 2006, the rate of people who were homeless was revised downwards from 41.8 per 10,000 to 33.9 per 10,000, a total of 27,374 people to 22,219 people. In 2011, the overall rate of homelessness in NSW was 40.8 and 28,190 people were counted as homeless.

ii	Represents data for the baseline (33.9) and 2011 (40.8).

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13.2.2	25% reduction in the number of rough sleepers by 2013

	Units	Baseline	2013 Actual	2014 Est Actual	Trend ii

Measure 13.2.2.1: Rate per 10,000 NSW population who sleep rough	Per 10,000 population	2.4 [i]	n.a.	n.a.

Baseline: In 2006 the rate of people who were rough sleepers was 2.4 people per 10,000 of NSW population (number: 1,596 people).

[i]

The ABS, in September 2012, released a revised definition and method for counting the number of people who are homeless. This resulted in the revision of the 2006 Census baseline. In 2006, the rate of rough sleepers was revised downwards from 5.7 per 10,000 to 2.4 per 10,000. In 2011, the rate of rough sleepers was 2.8 per 10,000. These results represent a 14% increase in the rate of rough sleepers since 2006.

ii	Represents data for the baseline (2.4) and 2011 (2.8).

13.2.3	33% reduction in the number of Aboriginal people who are homeless in 2013

	Units	Baseline	2013 Actual	2014 Est Actual	Trend ii

Measure 13.2.3.1: Rate per 10,000 of Indigenous persons in NSW who are homeless	Per 10,000 population	135.8 [i]	n.a.	n.a.

Baseline: In 2006 the rate of Aboriginal people who were homeless was 135.8 per 10,000 of the NSW Indigenous population (number: 2094 people)

[i]

The ABS, in September 2012, released a revised definition and method for counting the number of people who are homeless. This resulted in the revision of the 2006 Census baseline. The rate of Aboriginal homelessness in NSW was revised upwards from 134.5 per 10,000 to 135.8 per 10,000. The number of Aboriginal people who were homeless increased to 2,203, even though the rate of Aboriginal homelessness decreased. The decrease in the rate of Aboriginal homelessness was due to a 25% increase in the Aboriginal population in NSW and improved strategies for enumerating Aboriginal people in the 2011 Census.

ii	Represents data for the baseline (135.8) and 2011 (127.6).

13.2.4	Reduction in the number and rate of people experiencing repeat homelessness

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 13.2.4.1: Number and rate of people experiencing repeat homelessness [i]	no.	n.a.	n.a.	n.a.	n.a.
	%	n.a.	n.a.	n.a.	n.a.

Baseline: Baseline is under development.

[i]

Data on homelessness is available from the Australian Institute of Health and Wellbeing and in the Productivity Commission’s Report on Government Services, which was published in January 2014. It is expected that a baseline and data series will be available in 2015 but are not available at this time.

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Goal 14:	Increase opportunities for people with disabilities to gain access to support that meets their individual needs and realise their potential

The Living Life My Way Framework: Transitioning NSW to the National Disability Insurance Scheme released in July 2013 is guiding the expansion of opportunities for people with disabilities to gain access to support that meets their individual needs and realises their potential. People with disability currently receiving services are now able to progressively transfer to an individualised funding arrangement enabling them to exercise greater choice and control over how their supports are delivered where appropriate, and an increasing percentage of people are doing so. Access to individualised support, including support designed to increase people’s access to employment, is also being increased through growth funding being rolled out under Ready Together.

Targets

14.1	Person centred approach to disability services

14.1.1	10% of disability service users are using individualised funding arrangements by 1 July 2014

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend ii

Measure 14.1.1.1: Number of disability service users who are using individualised funding arrangements, compared to total client numbers	%	3	15	23 [i]

Baseline: In 2010-11, 3.0% of disability service users use individualised funding arrangements, compared to total client numbers.

[i]

Projected performance for 2013-14 includes new and existing clients in the Hunter NDIS trial site which is planned to transition to the NDIS by 30 June 2014. Both new and existing clients have been included on the basis that both the NSW and the Australian Governments are contributing to the cost of support for participants in the NDIS Hunter trial. It also includes expected increases due to the rollout of Ready Together and the establishment of the Community Support Program integrating Attendant Care and the High Need Pool. The number of disability service users is based on 2012-13 figures.

ii	Represents data for the baseline (3), 2011-12 (3), 2012-13 (15) and 2013-14 (23).

14.1.2	100% of disability service users are able to access individualised funding arrangements by 1 July 2019

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend ii

Measure 14.1.2.1: Number of disability service users who are able to access individualised funding arrangements	%	3	16	24 [i]

Baseline: For access the 2010-11 baseline is 3.0%.

[i]

Projected performance for 2013-14 includes new and existing clients in the Hunter NDIS trial site which is planned to transition to the NDIS by 30 June 2014. Both new and existing clients have been included on the basis that both the NSW and the Australian Governments are contributing to the cost of support for participants in the NDIS Hunter trial.

ii	Represents data for the baseline (3), 2011-12 (12), 2012-13 (16) and 2013-14 (24).

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14.2	Increased participation rate of people with disabilities in employment or further education

14.2.1	60% of Transition to Work participants move into employment or further education by 1 July 2014

	Units	Baseline	2013 Actual	2014 Est Actual	Trend [i]

Measure 14.2.1.1: Number of participants in the Ageing, Disability and Home Care’s Transition to Work program	%	62.0	68.6	n.a.

Baseline: Reporting year 2010 (school leaver year 2007): 62%.

[i]	Represents data for the baseline (62.0), 2011 (64.0), 2012 (64.0), and 2013 (68.6).

14.2.2	65% of Transition to Work participants move into employment or further education by 1 July 2019

	Units	Baseline	2013 Actual	2014 Est Actual	Trend [i]

Measure 14.2.2.1: Number of participants in the Ageing, Disability and Home Care’s Transition to Work program	%	62.0	68.6	n.a.

Baseline: Reporting year 2010 (school leaver year 2007): 62%.

[i]	Represents data for the baseline (62.0), 2011 (64.0), 2012 (64.0), and 2013 (68.6).

14.2.3	Close the gap in the unemployment rate between people with a disability and the overall community by 50% by 2016

	Units	Baseline	2013 Actual	2014 Est Actual	Trend ii

Measure 14.2.3.1: Unemployment rate for people with a disability aged 15-64 [i]	%	2.3	n.a.	n.a.

Baseline: In 2009, the gap between the unemployment rate for people aged 15-64 with a reported disability living in households compared to that of the overall community was 2.3%.

[i]

Data provided from the 2012 Survey of Disability, Ageing and Carers (SDAC) conducted by the ABS. The most recent data is for 2012 (3.5%), which was released in May 2014. Data for 2015 will be available in 2017.

ii	Represents data for the baseline (2.3) and 2012 (3.5).

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14.3	Increased proportion of people (aged five and over) with profound and severe disabilities (core activity limitation) involved in out-of-home activities

14.3.1	Targeting the out-of-home participation rate to 85% by 2016

	Units	Baseline	2013 Actual	2014 Est Actual	Trend ii

Measure 14.3.1.1: Proportion of people aged 5 years and over with profound and severe core activity limitation living in households in NSW who left home to participate in the community in the last three months [i]	%	84	n.a.	n.a.

Baseline: In 2009, 84% of people aged 5 years and over with profound and severe core activity limitation living in households in NSW left home to participate in the community within a three month period prior to the survey date.

[i]

This figure was calculated from data in the 2012 SDAC conducted by the ABS using the reported participation rate for each age group, multiplied by the reported total number of people in each age group.

ii	Represents data for the baseline (84.0) and 2012 (87.1).

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Goal 25:	Increase opportunities for seniors in NSW to fully participate in community life

The Government, through implementation of the NSW Ageing Strategy, is continuing to recognise and remove barriers to older people’s continued participation in the community. Over 86% of the specific actions contained within the strategy have either been completed or are progressing well.

Key achievements under the Strategy include: 11,000 older learners (aged 60+) in Adult Community Education, 48,000 enrolments aged 45-59 in vocational education and training, work to improve ‘way finding’ at public transport stops, over 50 Walking for Pleasure groups across NSW, work to prevent falls, launch of the Advance Planning for Quality Care at End of Life: Action Plan 2013-2018, and 35 public sector information sessions on the Carers (Recognition) Act 2010.

Targets

25.1	Develop and implement a whole-of-NSW government strategy on ageing by 1 July 2012 aimed at increasing the participation of seniors in the life of their community

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 25.1.0.1: Whole of NSW Government strategy on ageing implemented by 1 July 2012 [i]	N/A	N/A	Completed		N/A

Baseline: The whole-of-government strategy will be developed, endorsed and announced by the NSW Government by 1 July 2012

[i]

The NSW Ageing Strategy contains specific actions that the NSW Government is committed to implement. Progress included the launch of the 2014 NSW Seniors Card Directory, the Creative Ageing Forum, and the Get it in Black and White campaign.

25.2	Implement standard retirement village contracts

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 25.2.0.1: Standard contract terms will be published by April-May 2012 [i]	N/A	N/A	Completed		N/A

Baseline: Complete by mid-2012.

[i]	Retirement Villages Standard Contract and Disclosure Documents were released on 26 April 2013 and were required to be in use in all Retirement Villages by 1 October 2013.

Note:	n.a. = not available
N/A = not applicable

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4.	Health Cluster

NSW 2021 Goals

•	The Health Cluster is the lead for the following NSW 2021 Goals:

•	Keep people healthy and out of hospital (Goal 11)

•	Provide world class clinical services with timely access and effective infrastructure (Goal 12).

Progress in 2013-14

In 2013-14, the Health Cluster continued working towards achieving its NSW 2021 Goals. Activities included:

Keep people healthy and out of hospital (Goal 11)

•	Reduced the rate of risky drinking from a baseline of 29.8% of adults aged 16 and over to 26.6% in 2013.

•	Conducted campaigns to raise community awareness of the adverse effects of smoking, to promote the benefits of cancer screening and immunisation and to promote healthy eating.

•

Implementing the NSW Tobacco Strategy 2012-2017, with a focus on high prevalence of smoking in Aboriginal communities and specific at-risk groups, such as pregnant Aboriginal women. Together with the Aboriginal Health and Medical Research Council of NSW, NSW Health is finalising the development of a strategic framework to guide the integration and coordination of tobacco control efforts with Aboriginal communities in NSW and encourage best practice approaches.

•

Conducted consumer education campaigns to assist people to make more informed food choices. Post-campaign evaluation showed a significant decrease in the median kilojoule intake from consumer reported purchases and 80% of those surveyed noticed nutritional information on ‘food packaging, wrappers and boxes’.

•

Developed a cross-Government strategy to address adult and child overweight and obesity rates in NSW. The Office of Preventive Health coordinated the implementation of programs to enhance healthy eating and physical activity among children and adults.

•	Improved immunisation rates among both Aboriginal children and non-Aboriginal children at two years of age, with 92% fully immunised at March 2014.

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Provide world class clinical services with timely access and effective infrastructure (Goal 12)

•

Delivered a $1.2 billion capital investment to upgrade hospitals, as part of a four-year $4.8 billion health infrastructure program and 10-year Total Asset Management Plan to rebuild hospitals across the State.

•	Continued delivery of a Public-Private Partnership model for the new Northern Beaches Hospital.

•	Invested $200 million in medical research to promote excellence in health.

•

Across NSW, the percentage of elective surgeries being completed within the clinically-recommended timeframe are up from last year across all categories (urgent: 100%, semi-urgent: 97%, non-urgent: 96%), as reported in BHI Quarterly, Jan-Mar 2014.

•

The Hospital Performance: Time Patients Spent in Emergency Departments in 2012 and 2013 report (which measures performance at 112 of Australia’s emergency departments in 2012 and 2013) shows NSW is the only state with all facilities showing an improvement year-on-year.

•

Delivered the first stage of the Whole of Hospital Program to improve patient flow, reduce pressure on emergency departments and enable discharge of patients to appropriate care in the community. This leads to more connected and seamless services for patients, both within and outside the hospital system.

•

Delivered new models of acute patient care (stroke reperfusion, pre-hospital thrombolysis in acute myocardial infarction), subacute patient care (rehabilitation and palliative care) and mental health patient care (including eating disorders and return to work integrated service delivery model).

•

Delivered a strategic plan to further embed the Essentials of Care Program. This builds a framework to improve nursing and midwifery practice and patient experiences, engagement and satisfaction with the quality of care provided.

•	Implementing the NSW Palliative Care Plan 2012-2016 to increase access to palliative care services, particularly in the community.

•	Implementing the Health Professionals Workforce Plan 2012-2022. Funding was provided for 80 more clinical nurse/midwife educators and clinical nurse/midwife specialists.

•	Implementing the Government’s reform plan for the Ambulance Service of NSW and developed a Government response to an independent review of aeromedical (rotary wing) retrieval services.

•

Implementing the NSW HIV Strategy 2012-2015: A New Era to achieve targets for HIV prevention, treatment, care, research, and workforce development. This included the launch of Australia’s first pop-up rapid HIV testing site designed to target at-risk populations by providing free tests and results within 30 minutes in high visibility locations.

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•	Fostered research excellence and delivered new treatments and diagnostic techniques by implementing the NSW Government Response to the NSW Health and Medical Research Strategic Review:

•	Holding the inaugural round of the Medical Research Fund

•	Implementing the Research Hub strategy to foster collaboration and sharing of high cost infrastructure across eight research hubs in NSW

•	Investing in core research infrastructure.

•	Increased organ donation in 2013 by 16% through implementing the Increasing Organ Donation in NSW: Government Plan 2012.

•

Introduced Activity Based Funding for mental health, subacute and non-admitted services and the use of an efficient cost for small block funded facilities. Also refined the purchasing and funding framework for NSW Health from 1 July 2013. This provides greater levels of funding transparency and is assisting a movement towards Activity Based Management, where activity, cost and performance information is used to facilitate continuous improvement in the delivery of health services.

•

Invested in further systems, processes and training to support Local Health Districts (LHDs) and Speciality Health Networks to operate effectively within the devolved governance structure now in place across NSW Health.

•

Released the NSW Health Framework for Women’s Health 2013, which aims to deliver services and foster environments in NSW that increase opportunities for women to be healthy at every stage in their lives and prevent avoidable detrimental health outcomes such as chronic disease.

•

Delivered an End of Life Framework to help manage pain and other distressing symptoms for people as they approach end of life. This framework was developed as part of a statewide model for palliative care and end of life care.

•	Implementing the new national accreditation standards developed by the Australian Commission on Safety and Quality in Health Care to drive safety and quality.

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Key Initiatives for 2014-15

The Health Cluster will deliver the following key initiatives to meet its NSW 2021 Goals:

Keep people healthy and out of hospital (Goal 11)

•

Reducing the adverse effects of tobacco through continued implementation of the NSW Tobacco Strategy 2012-2017, including support for smoking cessation initiatives, restricting the supply of tobacco products to children and a focus on reducing exposure to second-hand smoke in outdoor areas ahead of smoke-free dining for commercial outdoor areas from 2015.

•

Supporting healthier communities through implementation of the cross-agency NSW Healthy Eating and Active Living Strategy 2013-2018 which encourages healthier lifestyle choices and environments that support healthier living.

•	Tackling overweight and obesity rates through targeted initiatives.

•	Supporting the promotion of physical activity and healthy eating in early childhood and primary school settings.

•	Promoting responsible alcohol consumption through contributing to whole-of-government strategies to reduce alcohol misuse together with providing a comprehensive range of treatment options.

•	Helping people to manage their own health by promoting screening programs for cancer. ¨ Investing $57 million to breast cancer screening programs, to reach more than 300,000 people.

•

Investing in cervical cancer screening programs to reach nearly 700,000 women. ¨ Investing in programs to encourage earlier detection of HIV, together with early treatment and prevention programs to help dramatically reduce the number of new HIV infections.

•	Supporting increased immunisation levels through school-based programs, targeted campaigns and resources such as personalised vaccinations schedules.

Provide world class clinical services with timely access and effective infrastructure (Goal 12)

•

Continuing upgrades at hospitals across NSW, including at Blacktown/Mount Druitt, Campbelltown, Dubbo, Hornsby, Kempsey, Lismore, Northern Beaches, Parkes, Forbes, St George, Wagga Wagga, Westmead, and the South East Regional Hospital at Bega.

•	Providing funding for 115 more clinical nurse/midwife educators and clinical nurse/midwife specialists in 2014-15.

•

Implementing the Integrated Care Strategy that will see an investment of $120 million over four years to support LHDs develop partnerships with primary care providers to move care beyond the hospital walls to provide coordinated and connected care for patients.

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•	Expanding the successful Whole of Hospital Program which has already seen dramatic improvements at several participating hospitals.

•

Developing a strategic plan for the health of children, young people and families in NSW. ¨ Investing in tools such as the Patient Flow Portal and the Activity Based Management Portal to help managers and clinicians make better informed decisions resulting in improved patient care.

•

Implementing the NSW Government Response to the NSW Health & Medical Research Strategic Review, including managing the next round of the Medical Devices Fund, building globally-relevant research capacity and exploring cutting-edge technology such as bioinformatics and bio banking.

•

Reducing Aboriginal infant mortality rates through initiatives such as the Aboriginal Maternal and Infant Health Service which provides accessible, culturally appropriate maternity care programs for Aboriginal families across NSW.

•	Delivering a new State Health Plan and Rural Health Plan to provide an overarching strategic direction for the whole of NSW Health.

•	Developing a system-wide approach to addressing unwarranted clinical variation, with an initial focus on rare cancer surgery and management of hip fractures.

•	Continuing to develop programs that support the delivery of safe patient-centred care, such as Between the Flags, Sepsis Kills and In Safe Hands.

•

Contributing to a whole-of-government response to the draft Strategic Plan for Mental Health in NSW to improve the mental health and wellbeing of the community. ¨ Providing support for patients, their families and carers through the continued implementation of the NSW Government Palliative Care Plan 2012-2016 and the Advance Care Planning Action Plan 2013-2018.

•

Developing an eHealth strategic plan for NSW Health, and investing in initiatives such as HealtheNet to link medical records across service providers and treatment settings to facilitate integrated healthcare delivery.

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Performance Information

Goal 11:    Keep people healthy and out of hospital

The Government made substantial progress in 2013-14 to keep the people of NSW healthy and out of hospital.

Cross-government strategies target obesity and overweight rates in adults and children.

The provision of accessible, culturally appropriate maternity care programs for Aboriginal families across NSW has delivered significant improvements in the mortality rates for Aboriginal children, closing the gap in outcomes between non-Aboriginal and Aboriginal children.

A focus on coordinated care, including increased community follow-up for mental health patients, has contributed to a reduction in mental health readmission rates and improved outcomes for mental health patients.

Targets

11.1	Reduce smoking rates

11.1.1	Reduce smoking rates by 3% by 2015 for non-Aboriginal people and by 4% for Aboriginal people

	Units	Baseline	2012 Actual	2013 Actual	Trendiv

Measure 11.1.1.1: Proportion of non-Aboriginal adults aged 16 and over who are current smokers[i]	%	15.4	16.7ii iii	15.6ii iii

Baseline: In 2010, the smoking rate for non-Aboriginal adults was 15.4%.

[i]	The figures for current smoking (daily or occasional) are from the NSW Population Health Survey.
ii

Represents actual smoking rate. The 2012 smoking rate reported in last year’s (2013-14) Performance Report (13.7%) had been adjusted statistically to minimise random variations from year to year. Actual smoking rates are used this year to allow more stable reporting.

iii

The 2012 and 2013 prevalence reflects an improvement in the representativeness of the survey sample. In 2012, mobile phones were included in the survey methods for the first time and this increased the number of younger people and males in the survey sample. Both of these groups have relatively higher smoking rates, leading to a higher overall reported rate of current smoking. This is likely to explain the increase for those years above the estimate.

iv	Represents data for the baseline (15.4), 2011 (14.3), 2012 (16.7) and 2013 (15.6).

	Units	Baseline	2006-2009[i] Actual	2010-2013[i] Actual	Trendii

Measure 11.1.1.2: Proportion of Aboriginal adults aged 16 and over who are current smokers	%	33.9	33.9	33.6

Baseline: In 2006-2009, the smoking rate for Aboriginal adults was 33.9%.

[i]

The data is from the NSW Population Health Survey, NSW Ministry of Health. Whilst changes to the survey methodology have seen a notable increase in the number of Aboriginal people participating in the survey, four years have been combined to provide a more reliable estimate (increasing the sample size).

ii	Represents data for the baseline (33.9) and 2010-13 (33.6).

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11.1.2	Reduce the rate of smoking by non-Aboriginal pregnant women by 0.5% per year and by 2% per year for pregnant Aboriginal women

	Units	Baseline	2012 Actual	2013 Est Actual	Trendiii

Measure 11.1.2.1: Proportion of non-Aboriginal women who smoked at any time during pregnancy[i]	%	10.0	9.1	n.a.ii

Baseline: In 2010, the proportion of non-Aboriginal women who smoked during pregnancy is 10.0%.

[i]

In 2011, the reporting of smoking during pregnancy was changed. It reported smoking during the first and second half of pregnancy separately, rather than any time during the pregnancy. The proportion for 2011 was 9.8%. This means data provided after 2011 are not directly comparable to the baseline.

ii	Source: Perinatal Data Collection. 2013 data is currently being processed and will be available by end 2014.
iii	Represents data for the baseline (10.0), 2011 (9.8) and 2012 (9.1).

	Units	Baseline	2012 Actual	2013 Est Actual	Trendiii

Measure 11.1.2.2: Proportion of Aboriginal women who smoked at any time during pregnancy[i]	%	47.9	49.9	n.a.ii

Baseline: In 2010, the proportion of Aboriginal women who smoked during pregnancy was 47.9%.

[i]

In 2011, the reporting of smoking during pregnancy was changed. It reported smoking during the first and second half of pregnancy separately, rather than any time during the pregnancy. The proportion for 2011 was 52.2%. This means data provided after 2011 are not directly comparable to the baseline.

ii	Source: Perinatal Data Collection. 2013 data is currently being processed and will be available by end 2014.
iii	Represents data for the baseline (47.9), 2011 (52.2) and 2012 (49.9).

11.2	Reduce overweight and obesity rates

11.2.1	Reduce overweight and obesity rates of children and young people (5-16 years) to 21% by 2015

	Units	Baseline	2012 Actual	2013 Actual	Trend[v]

Measure 11.2.1.1: Proportion of children (5-16 years) who are overweight or obese
NSW School Physical Activity and Nutrition Survey (SPANS)%		22.8[i]	n.a.ii	n.a.ii	n.a.
Population Health Surveyiii	%	29.6	33.4	26.8iv

Baseline: In 2010, the rate of overweight and obesity for children and young people 5-16 years of age was 22.8%.

[i]	The baseline for this measure is from the 2010 NSW SPANS.
ii	The SPANS data are available every 5 years; the next survey will be in Term 1 2015 with data available in the second half of 2015.
iii	The Population Health Survey is used to provide an interim data set for reporting against this measure.
iv

The data from the Population Health Survey are based on self-reported information. While the decline between 2012 and 2013 was statistically significant and may be an early indication of improvement, ongoing monitoring is required to confirm whether the difference reflects random fluctuation in a stable trend or the beginning of a downward trend. Around 2,200 children are included in the NSW Population Health Survey each year.

[v]	Population Health Survey – represents data for 2010 (29.6), 2011 (31.6), 2012 (33.4) and 2013 (26.8).

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11.2.2	Stabilise overweight and obesity rates in adults by 2015, and then reduce by 5% by 2020

	Units	Baseline	2012 Actual	2013 Actual	Trend[i]

Measure 11.2.2.1: Proportion of overweight or obese, adults aged 16 years and over	%	54.3	49.7	51.1

Baseline: In 2010, the rate of adult overweight and obesity was 54.3%, according to Body Mass Index (BMI) calculated from self-reported height and weight.

[i]	Represents data for the baseline (54.3), 2011 (52.2), 2012 (49.7), 2013 (51.1).

11.3	Reduce risk drinking

11.3.1	Reduce total risk drinking to below 25% by 2015

	Units	Baseline	2013 Actual	2014 Est Actual	Trendiii

Measure 11.3.1.1: Proportion of adults aged 16 and over who drink more than 2 standard drinks on a day when they drink alcohol[i]	%	29.8ii	26.6	n.a.

Baseline: In 2010, 29.8%i of adults aged 16 years and over consumed more than two standard drinks on a day when they drink alcohol.

[i]	Source: NSW Population Health Survey.
ii	The baseline has been revised from 29.9% as part of the quality assurance review to ensure the data better reflect the NSW population.
iii	Represents data for the baseline (29.8), 2011 (29.6), 2012 (27.6) and 2013 (26.6).

11.4	Close the gap in Aboriginal infant mortality

11.4.1	Halve the gap between Aboriginal and non-Aboriginal infant mortality rates by 2018

	Units	Baseline	2010-2012 Actual	2011-2013 Est Actual	Trendiv

Measure 11.4.1.1: The number of deaths in aged up to 1 year per 1,000 live births[i]
Aboriginal children	no.	5.3ii	3.8	n.a.iii
Non-Aboriginal children	no.	3.9	3.5	3.5

Baseline: In 2007-2009, the mortality rate among Aboriginal infants was 5.3 per 1,000 live births.

[i]	Source: Data extracted from ABS, Deaths, Australia, Cat. No. 3302.0.
ii	The baseline has changed to 5.3 from 6.8 due to revision on the number of births by the ABS.
iii	ABS data for 2013 is not yet available; the latest year available is 2010-2012.
iv	Aboriginal children – represents data for the new baseline (5.3), 2008-2010 (4.1), 2009-2011 (3.9) and 2010-2012 (3.8).
Non-Aboriginal children – represents data for 2007-2009 (3.9), 2008-2010 (4.1), 2009-2011 (3.9), 2010-2012 (3.5) and 2011-2013 (3.5).

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11.5	Improve outcomes in mental health

11.5.1	Reduce mental health readmissions within 28 days to any facility

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 11.5.1.1: Proportion of separations from an acute public mental health unit which were followed by readmission within 28 days to any other NSW acute public mental health unit	%	15.8	15.1	14.2[i]

Baseline: In 2010-11, 15.8% of patients discharged from an acute public mental health unit were readmitted to any other NSW acute public mental health unit within 28 days.

[i]	Represents actual result for the July-December 2013 reporting period.
ii	Represents data for the baseline (15.8), 2011-12 (15.4), 2012-13 (15.1) and 2013-14 (14.2).

11.5.2	Increase the rate of community follow-up within 7 days of discharge from a NSW public mental health unit

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 11.5.2.1: Proportion of clients discharged from an acute public mental health unit who are seen by a community mental health team within 7 days of that discharge[i]	%	47.6	60.0	63.3ii

Baseline: In 2010-11, 48% of patients received community follow-up within seven days of discharge from an acute public mental health unit.

[i]	The target rate is 70%.
ii	Represents actual result for the July to December 2013 reporting period.
iii	Represents data for the baseline (47.6), 2011-12 (51.2), 2012-13 (60.6) and 2013-14 (63.3).

11.5.3	Increase the number of adults and adolescents with mental illness who are diverted from court into treatment

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 11.5.3.1: Number of adults and adolescents with mental illness who are diverted from court into treatment	no.	1,639	2,321	2,222[i]

Baseline: In 2010-11, there were 1,229 adults and 410 adolescents with mental illness that were diverted from court into community treatment.

[i]	July to December 2013 actuals have been used to generate the 2013-14 estimate.
ii	Represents data for the baseline (1,639), 2011-12 (2,189), 2012-13 (2,321) and (2,222).

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11.6	Reduce potentially preventable hospitalisations

11.6.1	Reduce the age-standardised rate of potentially preventable hospitalisations by 1% for non-Aboriginal people and by 2.5% for Aboriginal people by 2014-2015

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 11.6.1.1: The age-adjusted rate of admissions for potentially avoidable hospitalisations (also known as ambulatory care sensitive conditions) for non-Aboriginal people	Rate per 100,000	2,423.7	2,327.0	n.a.

Baseline: In 2009-10 the potentially preventable hospitalisations rate: Non-Aboriginal was 2,423.7 per 100,000.

[i]	Represents data for the baseline (2,423.7), 2010-11 (2,310.0), 2011-12 (2,344.3), 2012-13 (2,327.0).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 11.6.1.2: The age-adjusted rate of admissions for potentially avoidable hospitalisations (also known as ambulatory care sensitive conditions) for Aboriginal people	Rate per 100,000	4,987.6[i]	5,088.6	n.a.

Baseline: In 2009-10 the potentially preventable hospitalisations rate: Aboriginal was 4,987.6 per 100,000.

[i]	The baseline has changed from 5,937 per 100,000 in 2009-10 to 4,987.6 per 100,000 due to a revision by the ABS of the Aboriginal population estimates.
ii

Represents data for the baseline (4,987.6), 2010-11 (4,716.9), 2011-12 (5,063.9) and 2012-13 (5,088.6). The data series has also changed due to a revision by the ABS of the Aboriginal population estimates.

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Goal 12: Provide	world class clinical services with timely access and effective infrastructure

The Government continued to deliver world-class clinical services with timely access in 2013-14, while also accommodating increased demand for services. The commitment to increase the nursing and midwifery workforce by 2,475 over four years has been delivered. Since the Government has taken office, there are 4,100 more nurses and midwives (2,800 full-time equivalent) and NSW now has more than 47,500 nurses and midwives. A significant infrastructure program to renew health facilities across NSW continues in 2013-14 with a commitment of $4.8 billion over four years.

With the safety of patients the utmost priority, significant improvements in waiting times and the transfer of patients to wards were achieved by the Health Cluster in 2013. NSW met the 2013 targets for both the National Emergency Access Target (NEAT) and the National Elective Surgery Target (NEST). The rollout of the Whole of Hospital Program which focused on improving patient flow and reducing pressure on Emergency Departments contributed to these outstanding results.

New clinician-led, evidence-based models of care continue to be developed and implemented, including the statewide cardiac and stroke reperfusion strategies that are delivering improved first response treatment and better patient outcomes across NSW.

Results from the latest Patient Survey continue to demonstrate that the majority of people receiving care are very satisfied, with 64% rating the care provided as ‘very good’.

Targets

12.1	Reduce hospital waiting times

12.1.1	Planned surgical patients admitted within clinically appropriate time

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 12.1.1.1: Planned surgical patients admitted within clinically appropriate time (COAG agreed target): Category 1 patients admitted for elective surgery within 30 days (target 100%)[i]	%	92.6	98.0	100.0ii

Baseline: In 2010-11, 92.6% of category 1 patients were admitted within the clinically appropriate time.

[i]	National Elective Surgery Targets are based on calendar year as per the National Performance Agreement. The 2012 target was 96%; the target for 2013 onwards is 100%.
ii	Estimate is based on results for financial year to February 2014.
iii	Represents data for the baseline (92.6), 2011-12 (94.0), 2012-13 (98.0) and 2013-14 (100.0).

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	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 12.1.1.2: Planned surgical patients admitted within clinically appropriate time (COAG agreed target): Category 2 patients admitted for elective surgery within 90 days (target 93%)[i]	%	89.6	94.0	97.0ii

Baseline: In 2010-11, 89.6% of category 2 patients were admitted within the clinically appropriate time.

[i]	National Elective Surgery Targets are based on calendar year as per the National Performance Agreement. The 2012 target was 90%, the 2013 target was 93% and the 2014 target is 97%.
ii	Estimate is based on results for financial year to February 2014.
iii	Represents data for the baseline (89.6), 2011-12 (90.0), 2012-13 (94.0) and 2013-14 (97.0).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 12.1.1.3: Planned surgical patients admitted within clinically appropriate time (COAG agreed target): Category 3 patients admitted for elective surgery within 365 days (target 95%)[i]	%	91.7	94.0	97.0ii

Baseline: In 2010-11, 91.7% of category 3 patients were admitted within the clinically appropriate time.

[i]	National Elective Surgery Targets are based on calendar year as per the National Performance Agreement. The 2012 target was 92%, the 2013 target was 95% and the 2014 target is 97%.
ii	Estimate is based on results for financial year to February 2014.
iii	Represents data for the baseline (91.7), 2011-12 (92.0), 2012-13 (94.0) and 2013-14 (97.0).

12.1.2	Time from triage to commencement of clinical treatment meets national benchmarks

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 12.1.2.1: Proportion of patients treated within the national benchmark time from triage to commencement of clinical treatment - Triage 1 patients be treated within 2 minutes - Target 100%	%	100	100	100[i]

Baseline: In 2010-11: 100% of Triage 1 patients commenced treatment within the benchmark time.

[i]	Estimate is based on results for financial year to February 2014.
ii	Represents data for the baseline (100), 2011-12 (100), 2012-13 (100) and 2013-14 (100).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 12.1.2.2: Proportion of patients treated within the national benchmark time from triage to commencement of clinical treatment - Triage 2 patients be treated within 10 minutes - Target 80%	%	83	83	84[i]

Baseline: In 2010-11: 83% of Triage 2 patients commenced treatment within the benchmark time.

[i]	Estimate is based on results for financial year to February 2014.
ii	Represents data for the baseline (83), 2011-12 (80), 2012-13 (83) and 2013-14 (84).

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	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 12.1.2.3: Proportion of patients treated within the national benchmark time from triage to commencement of clinical treatment - Triage 3 patients be treated within 30 minutes - Target 75%	%	71	73	76[i]

Baseline: In 2010-11: 71% of Triage 3 patients commenced treatment within the benchmark time.

[i]	Estimate is based on results for financial year to February 2014.
ii	Represents data for the baseline (71), 2011-12 (75), 2012-13 (73) and 2013-14 (76).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 12.1.2.4: Proportion of patients treated within the national benchmark time from triage to commencement of clinical treatment - Triage 4 patients be treated within 60 minutes - Target 70%	%	73	77	79[i]

Baseline: In 2010-11: 73% of Triage 4 patients commenced treatment within the benchmark time.

[i]	Estimate is based on results for financial year to February 2014.
ii	Represents data for the baseline (73), 2011-12 (74), 2012-13 (77) and 2013-14 (79).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 12.1.2.5: Proportion of patients treated within the national benchmark time from triage to commencement of clinical treatment - Triage 5 patients be treated within 120 minutes - Target 70%	%	88	92	93[i]

Baseline: In 2010-11: 88% of Triage 5 patients commenced treatment within the benchmark time.

[i]	Estimate is based on results for financial year to February 2014.
ii	Represents data for the baseline (88), 2011-12 (89), 2012-13 (92) and 2013-14 (93).

12.2	Improve transfer of patients from emergency departments to wards

12.2.1	Achieve the COAG agreed national emergency department (ED) access target of 90% of persons attending ED staying four hours or less over the next four years 2012-2015

Units	Baseline	2012 Actual	2013 Actual	Trendii

Measure 12.2.1.1: Number of patients whose length of stay in ED is four hours or less, as a proportion of the total number of ED presentations reported in that assessment period (measured as a calendar year average)

%	61.8	61.1[i]	70.8[i]

Baseline: The baseline for NSW is 61.8% which is derived from the 2009-10 Non-Admitted Patient ED Care National Minimal Data Set.

[i]

Whilst the baseline for this data is reported on a financial year basis, subsequent years have been reported on a calendar year basis as agreed under Clause C34 of the National Partnership Agreement on Improving Public Hospital Services (NPA-IPHS). This is consistent with National reporting by the COAG Reform Council and the Australian Institute of Health and Welfare.

ii	Represents data for the baseline (61.8), 2010 (59.2), 2011 (60.5), 2012 (61.1) and 2013 (70.8).

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12.3	Reduce unplanned readmissions

12.3.1	Reduce current rates of unplanned and unexpected hospital readmissions as percentage of total hospital admissions (5% per annum over 4 years)

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 12.3.1.1: Unplanned readmission of a patient within 28 days following discharge to the same facility	%	6.4	6.7	6.7[i]

Baseline: In 2010-11, the rate of unplanned readmissions was 6.4%.

[i]	Estimate is based on results for financial year to February 2014.
ii	Represents data for the baseline (6.4), 2011-12 (6.6), 2012-13 (6.7) and 2013-14 (6.7).

12.4	Decrease healthcare associated bloodstream factors

12.4.1	Improve on performance and remain below COAG benchmark for Staphylococcus aureus (staph) bloodstream infection rate per 10,000 patient bed days

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 12.4.1.1: Staphylococcus aureus (staph) bloodstream infections rate per 10,000 occupied bed days	no./10,000	1.2	1.0	0.9[i]

Baseline: In 2010-11, the rate of staph bloodstream infections was 1.2 per 10,000 patient bed days based on the new national definition (CI 2.1-CI 2.4).

[i]	Estimate is based on results for July to December 2013.
ii	Represents data for the baseline (1.2), 2011-12 (1.0), 2012-13 (1.0) and 2013-14 (0.9).

12.5	Ensure all publicly provided health services meet national patient safety and quality standards

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

All publicly provided health services meet national patient safety and quality standards within a COAG agreed timeframe
Measure 12.5.1.1: hospitals	%	73	93	95[i]

Measure 12.5.1.2: hospital beds	%	82	97	n.a.ii

Baseline: A national baseline will be determined in accordance with COAG processes. In 2009-10 in NSW, 73% of hospitals were accredited and 82% of hospital beds were accredited.

[i]	Estimates for 2013-14 are provisional due to a change in accreditation processes in 2013. This will result in a change in the baseline data in line with COAG and National Accreditation.
ii	Estimates for 2013-14 are not available due to a change in accreditation processes in 2013. This will result in a change in the baseline data in line with COAG and National Accreditation.
iii	12.5.1.1 Represents data for the baseline (73), 2010-11 (85), 2011-12 (93), 2012-13 (93) and 2013-14 (95); 12.5.1.2 Represents data for the baseline (82), 2010-11 (85), 2011-12 (97) and 2012-13 (97).

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12.6	Increase patient satisfaction

12.6.1	Improvement on the previous year’s Patient Experience Survey following treatment: Overall care received (very good, excellent)

	Units	Baseline	2011 Actual	2013 Est Actual[i]	Trendiv

Measure 12.6.1.1: Proportion of patients rating overall care received as very good, excellent on the Patient Experience Survey
All patients	%	69.6	69.2	64.0ii
Aboriginal patients	%	68.0	69.4	n.a.iii

Baseline: In 2010, 70% of patients rated their overall care received as ‘very good, excellent’. In 2010, 68% of Aboriginal patients rated their overall care received as ‘very good, excellent’.

[i]

There is no result for 2012 as a patient survey was not carried out. This was to allow the transition of the survey from NSW Health to the Bureau of Health Information and to allow the Bureau time to review the utility of the existing survey tool. The new survey was introduced in 2013.

ii

Comparisons of results in 2013 onwards with 2011 and earlier should be made with caution due to changes in the surveys. A new survey questionnaire was developed and used in 2013. This new survey used a similar question to the previous survey but had different response categories of Very good/Good/Adequate/Poor/Very poor, compared to the previous Excellent/Very good/Good/Fair/Poor. For this analysis the ‘Very good’ category from 2013 was compared with the top 2 categories from the previous survey (Excellent/Very good). Other changes between the surveys include changes to the sampling and weighting strategies. The 2013 results include patients sampled in January to June whereas the baseline year (2010) included patients sampled from January to December. 2013 results are restricted to large and medium hospitals (peer groups A, B and C), whereas previously smaller hospitals were also included in the sample. Survey data includes same day and overnight admitted patients. For further details on the patients included in the survey, go to the Bureau’s website at www.bhi.nsw.gov.au.

iii	Due to the smaller survey sample size, the 2013 results for Aboriginal patients will not be available until the second half of 2014 when the 2013 full-year data is available.
iv	All patients - represents data for the baseline (69.6), 2011 (69.2) and 2013 (64.0). Aboriginal patients - represents data for the baseline (68.0) and 2011 (69.4).

Note:	n.a. = not available
N/A = not applicable

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5.	Planning and Environment Cluster

NSW 2021 Goals

The Planning and Environment Cluster is the lead or co-lead for the following NSW 2021 Goals:

•	Build liveable centres (Goal 20)

•	Protect our natural environment (Goal 22 includes the contributions of the Trade and Investment, Regional Infrastructure and Services Cluster)

•

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23 is also reported in Chapter 6, Police and Justice and Chapter 8, Trade and Investment, Regional Infrastructure and Services)

•	Restore confidence and integrity in the planning system (Goal 29).

Progress in 2013-14

In 2013-14, the Planning and Environment Cluster, together with the Police and Justice Cluster and the Trade and Investment, Regional Infrastructure and Services Cluster continued working towards achieving their NSW 2021 Goals.

At the heart of NSW Government priorities is the principle that good decisions are made locally by the people who know their regional and community priorities best. Many NSW 2021 Goals and targets promote reforms and policies that devolve control, decision making and responsibility to catchments, local government areas, community organisations, neighbourhoods and individuals.

Local government in NSW – with 152 councils – plays a crucial role in delivering local services, and enabling people to have a say on local issues including land-use planning.

Councils are significant economic drivers. They contribute $10 billion to the State’s economy each year, employ 45,000 people and manage $131 billion worth of community assets. Councils are well placed to support economic growth, encourage vibrant and competitive local business, and partner with the State Government to meet the changing housing, transport and employment needs of local people. Local government manages more than 163,000 kilometres of roadways, including key freight corridors and is the major manager of regional water supply in NSW.

Activities across the Cluster included:

Build liveable centres (Goal 20)

•

Rezoned the North Ryde Station Urban Activation Precinct in September 2013, to enable approximately 3,000 homes and 1,500 jobs to be accommodated within a 10 minute walk of North Ryde Station. Epping Town Centre Urban Activation Precinct was also rezoned

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in March 2014, accommodating around 3,750 additional homes. Urban Activation Precincts have a wider social, economic or environmental significance for the community or have redevelopment significance of a scale that is important to implementing the State’s planning objectives.

•	Exhibited Wentworth Point and Carter Street Urban Activation Precincts. Wentworth Point provides the potential for 2,300 new dwellings and Carter Street could deliver 5,500 new dwellings.

•

The North West Rail Link Corridor Strategy and Structure Plans for eight new stations were completed in September 2013. The Strategy and Structure Plans provide a framework to guide long-term development.

•	Developed and exhibited Regional Growth Plan discussion papers for the Lower Hunter and the Illawarra.

•	Developed an evidence base and tools to deliver growth infrastructure plans to program economic and social infrastructure investment to build liveable centres.

•	Developed a framework for the infrastructure components to support the delivery of Regional Growth Plans.

Protect our natural environment (Goal 22)

•

Launched Saving our Species, a new program to maximise the number of threatened species that can be secured in the wild in NSW for 100 years. The program includes funding for iconic species such as the brush-tailed rock-wallaby, the koala, the southern corroboree frog and the mallee fowl.

•

Commenced a project under Saving our Species to reintroduce locally extinct mammals. The project will feature new partnerships between conservation organisations and the Government. Conservation organisations will establish and manage predator-free areas covering thousands of hectares in national parks to give the selected species the best chance of re-establishing viable populations in the wild.

•	Continued construction of the largest solar farm project in Australia across two sites at Nyngan and Broken Hill.

•

Supported local community groups through 34 Environmental Trust Community Bush Regeneration grants totalling more than $8 million over six years. This is part of over $12 million to support local communities to deliver bush regeneration outcomes.

•

Delivered over 550,000 megalitres of environmental water to support rivers and wetlands and the plants, birds and other animals that depend on them. Water was delivered to the Macquarie Marshes, the Murrumbidgee and Lachlan Rivers, and to support a colonial bird-breeding event in Millewa Forest.

•	Established a new 40 hectare biobank site at Orangeville, approved a biobanking statement at Ballina, and approved biobanking agreements at Summer Hill in Picton and at Mulgoa.

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Planning and Environment Cluster

•	Announced a commitment of $3 million to trial the Householders’ Asbestos Disposal Scheme, which is open to councils and industry organisations.

•

Announced a commitment of $2 million over four years for the Combating Illegal Dumping: Clean-Up and Prevention Program and the $100,000 pilot program to reduce illegal dumping on charitable recyclers.

•	Released Air Emissions in My Community, a user-friendly web-based information tool which presents data from the NSW Air Emissions Inventory in an interactive form.

•	Established two bodies to provide independent ecological, economic and scientific advice on the marine estate – the Marine Estate Management Authority, and the Marine Estate Expert Knowledge Panel.

•	Released a guiding principles document to provide a robust framework for implementing marine estate reforms.

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23)

•	Improved community participation in Landcare. The number of established Landcare groups increased to 2,630.

•

Continued to implement the Landcare Support Program Strategic Business Plan 2011 to 2015, which included staging the Regional Landcare Support Forum aimed at strengthening the partnership between Landcare and Local Land Services, to build Landcare’s administrative and strategic planning capacity.

•	Implemented Catchment Action Plans, the strategic regional plans which are guiding integrated natural resource management planning and implementation under Local Land Services.

•

Delivered a series of sector-based workshops with state and local government to assess sectoral and cross-sectoral climate change vulnerability in Sydney, and the Mid and North Coast regions. This is part of Integrated Regional Vulnerability Assessments to better understand climate risks and identify responses that improve resilience and minimise impacts.

•

Announced the first round of funding for the Community Recycling (drop-off) Centre grants program for NSW local governments, to make it easier for people to recycle and avoid problem waste in household collections. Three demonstration centres have commenced construction or operation since July 2013.

•

Commenced the $9.65 million Resource Recovery Facility Expansion and Enhancement grants program (to expand existing recycling facilities) and the $43.1 million Major Resource Recovery Infrastructure grants program (to build new recycling facilitates).

•

Announced first-round funding for the $11.1 million Business Advisory Services grants program. The program supports small and medium businesses to reduce waste and increase recycling, with projects to start in 2014-15. The complementary $9.45 million Small Scale Recycling Infrastructure Rebates program will assist these businesses to purchase recycling equipment to further enhance their recycling efforts.

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Planning and Environment Cluster

•	Released a new draft Litter Prevention Strategy for consultation and commenced a new statewide Hey Tosser! anti-litter campaign.

•	Awarded funding of $872,000 under the initial rounds of the Council and Community litter prevention grants programs, and announced second-round funding for the Council Litter Prevention Grants.

•

Released a new easy-to-use Local Litter Check website (www.epa.nsw.gov.au/litter). Developed in conjunction with local government, this website helps councils and communities understand their litter hot spots and target their efforts.

Restore confidence and integrity in the planning system (Goal 29)

•

Amended the State Environmental Planning Policy (Exempt and Complying Development Codes) 2008 in February 2014 to expand the streamlined approvals process for low impact works that do not require to be subject to a full development assessment process following two years of extensive consultation.

•

Introduced new measures to improve the transparency of State significant development (SSD) assessment, including publishing the decisions and advices on call-in matters of the Planning Assessment Commission within five days. Public meetings are now routinely held by the Commission as part of its decision making process before the determination of major development proposals.

•	Depoliticised the planning system by referring most planning assessment decisions to the Independent Planning Assessment Commission.

•

Established a State Planning Agreements register to ensure people are able to examine planning agreements. The Department of Planning and Environment currently manages and has under negotiation Planning Agreements with developers worth $560 million in infrastructure and land, which is essential to support development across NSW. This has ensured a level of transparency and openness previously unavailable to members of the public with regards to the State’s contractual arrangements with developers.

•	The Department of Planning and Environment has continued to upload all of its Planning Agreements onto the Planning website to ensure information available to the public is relevant and up to date.

•	In the 2013-14 financial year to date, 327 Gateway determinations have been issued. These decisions were published on the Department of Planning and Environment website.

•	Launched the Electronic Housing Code system in an additional 15 local government areas, enabling residents and local businesses to utilise the tool for faster online planning approvals.

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Planning and Environment Cluster

•	Released the BASIX review to obtain feedback from the community and NSW businesses on an increase to the water and energy savings targets within the BASIX system.

•

Released the Local Development Performance Monitoring Report 2012-13 which collates data from all councils to provide comprehensive statistics about development in NSW, including annual information on the volume, value and type of development and council processing times.

•

The Department of Planning and Environment now provides more information about planning decisions on its website than ever before and engages with stakeholders and the community through a research partnership with the UTS Centre for Local Government.

Key Initiatives for 2014-15

•

The Planning and Environment Cluster, together with the Police and Justice Cluster and the Trade and Investment, Regional Infrastructure and Services Cluster, will deliver the following key initiatives to meet its NSW 2021 Goals including:

Build liveable centres (Goal 20)

•	Finalising investigations and rezoning proposals for the Wentworth Point, Carter Street, Herring Road and Randwick Urban Activation Precincts.

•	Rezoning land in a further four Growth Centre Precincts that will support the delivery of over 16,000 new homes.

•	Rezoning proposal for the Ingleside Precinct, the only major opportunity for new green field urban development in Sydney’s north east sub-region.

•

Completing the Western Sydney Employment Area Structure Plan, delivering the strategic framework for employment lands critical to the growth of Western Sydney and to support the planning for Badgerys Creek.

•	The Metropolitan Strategy for Sydney will be renewed to reflect the airport’s boost to infrastructure and employment in Western Sydney and to increase Sydney’s supply of houses.

•	Conducted consultations on the Parramatta North Masterplan.

•

Developing a new Land Release Policy for Sydney that defines the Government’s approach to land release across the State. This policy will set the foundation for land release and will provide greater certainty for communities and industry alike.

•

Delivering final Regional Growth Plans for the Illawarra and the Lower Hunter. These growth strategies will guide growth in housing and jobs across these regions and will be prepared in close consultation with the community, industry and councils.

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Planning and Environment Cluster

Protect our natural environment (Goal 22)

•	Finalising further biobanking agreements as part of the Growth Centres Linking Landscapes Program.

•

Purchasing and protecting strategic areas of high conservation value. This is to ensure more green spaces across Sydney and NSW through the Green Corridors Program. The program targets: naturally-vegetated corridors, wetlands and riverine corridors; rare, iconic, or significant ecosystems and under-represented ecosystems; habitats; and geo-heritage.

•	Reintroducing locally extinct mammals in identified NSW locations in partnership with conservation organisations.

•	Completing the construction of the Nyngan solar plant. This will create 300 jobs during construction and, when completed, produce enough power to meet the needs of over 33,000 average homes.

•	Developing Long Term Environmental Water Management Plans as required under the Murray Darling Basin Plan.

•

Releasing a statewide illegal dumping database that will capture information about compliance activities undertaken by land managers and regulators. It will also include a reporting tool, such as a mobile app, for the public to report illegal dumping.

•	Releasing the second round of the Clean-Up and Prevention Program funding for addressing illegal dumping.

•	Commissioning Newcastle Port Air Quality Monitoring Network. Three new sites (Stockton, Carrington, Mayfield) will be completed in 2014-15.

•	Installing three additional PM2.5 air quality monitors in Newcastle, Albion Park and in Western Sydney during 2014-15.

•	Improving air quality forecasting – expanding air quality forecasts to include the Lower Hunter and Illawarra and improving forecast accuracy.

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23)

•

Delivering the NSW and ACT Regional Climate Modelling to develop high resolution climate projections for release to the public. These climate projections will improve the ability to project changes in temperature, wind and rainfall across NSW.

•	Commencing a second round of grants to establish Community Recycling Centres across the State that accept common household problem wastes free of charge.

•	Supporting the completion of upgrades to existing recycling facilities under the $9.65 million Resource Recovery Facility Expansion and Enhancement grants program.

•	Commencing Round 2 of the Major Resource Recovery Infrastructure and the Business Advisory Services grants programs.

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Planning and Environment Cluster

•	Finalising the Litter Prevention Strategy for NSW.

•	Delivering additional phases of the Hey Tosser! anti-litter campaign.

•	Initiating Round 3 of the Council Litter Prevention Grants.

Restore confidence and integrity in the planning system (Goal 29)

•	Establish a Greater Sydney Commission to modernise the way major infrastructure and urban planning priorities are delivered.

•

Depoliticise the planning system by referring most planning assessment decisions to the Independent Planning Assessment Commission. Public meetings are now routinely held by the Commission as part of its decision making process before the determination of major development proposals.

•	Striking the right balance between ensuring responsible sustainable growth, and giving local communities a say in the future of their area.

•

Introducing a range of tools and services that will provide online access to information and the ability for the community and businesses to transact with the planning system online. This will include initiatives such as the Planning Viewer, which allows planning controls and strategic information to be represented visually and the Planning Portal, a central location for planning services and online tools.

•	Expanding the Electronic Housing Code system to include an additional 15 councils, taking the number of participating councils to 80.

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Planning and Environment Cluster

Performance Information

Goal 20:    Build liveable centres

The Metropolitan Strategy for Sydney will be renewed to reflect the boost which the proposed Badgerys Creek Airport will bring to infrastructure and employment in Western Sydney and to increase Sydney’s supply of houses.

Urban Activation Precincts will be a critical component and are important in providing more homes in areas close to transport, services and jobs to create sustainable, liveable communities. The North Ryde Station and Epping Town Centre precincts have been rezoned, providing for a total of 6,750 new dwellings.

Targets

20.1	Planning policy to encourage job growth in centres close to where people live and to provide access by public transport

20.1.1	Increase the percentage of the population living within 30 minutes by public transport of a city or major centre in metropolitan Sydney

	Units	Baseline	2012-13 Actual[i]	2013-14 Est Actual[i]	Trendii

Measure 20.1.1.1: Percentage of the population living within 30 minutes by public transport of a city or major centre in Metropolitan Sydney	%	77	n.a.	n.a.

Baseline In 2010, 77% of Sydney’s residents were able to access a major centre, regional city or Global Sydney within 30 minutes by public transport.

[i]	Figure is based on the Bureau of Transport Statistics Jobs Closer to Home data, last run in 2011, when it was 79%.
ii	Represents data for the baseline (77) and 2011-12 (79).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 20.1.1.2: Increase the number of strategic plans, which provide for increases in jobs and dwellings within walking catchments of centres of all sizes with good public transport through up-zonings and increased densitiesi ii	no.	15	48	39

Baseline: In 2010-11, 15 Standard Instrument Local Environment Plans were completed.

[i]	Based on Standard Instrument Local Environmental Plans.
ii	Urban Activation Precincts were identified to unlock housing supply close to transport.
iii	Represents data for the baseline (15), 2011-12 (32), 2012-13 (48) and 2013-14 (39).

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Planning and Environment Cluster

Goal 22:    Protect our natural environment

The toughest penalty regime in Australia provides the Environment Protection Authority (EPA) with comprehensive tools to deliver reduced pollution and improving compliance from industry. A risk-based regulatory model allows poor environmental performers to be charged additional licence fees while top performers receive discounted fees. New sentencing tools allow restorative justice actions, which benefit victims of environmental incidents.

In 2013-14, the Government has supported local community groups in protecting their local environment through Community Bush Regeneration grants totalling more than $8 million over six years.

Over 550,000 megalitres of environmental water was delivered to support rivers and wetlands and the plants, birds and other animals that depend on them. The value of this work was reinforced by the release of the Environmental Water Use in NSW: Outcomes for 2012-13 Report, which demonstrated continued recovery of key water-dependent ecosystems in NSW.

The Government also launched Saving our Species, a major new program to maximise the number of threatened species that can be secured in the wild in NSW for 100 years, and progress has been made under the Biobanking Scheme towards further addressing the loss of biodiversity values.

Funding was announced for a range of significant waste programs under Waste Less, Recycle More, the Government’s 5-year $465.7 million Waste and Resource Recovery Initiative. More than $5 million has been committed to a Householders’ Asbestos Disposal trial and programs to combat illegal dumping, including for charitable recyclers.

Public access to air quality information was further improved, with the release of a range of studies and reports, the launch of a web-based tool, and easy access to air quality forecasts and alerts on environmental agency websites.

Targets

22.1	Protect and restore priority land, vegetation and water habitats

22.1.1	Manage weeds and pests to reduce the impact of invasive species at priority sites on National Parks and Wildlife Service (NPWS) parks and reserves leading to a positive response of native biodiversity at 50% of these sites by October 2015

	Units	Baseline	2012-13 Actual	2013-14 Est Actual[i]	Trend

Measure 22.1.1.1: Percentage of priority management sites subject to control and monitoring where a positive response of native biodiversity has been detected	%	39	n.a.	n.a.	n.a.

Baseline: As at 2011, there are 83 priority management sites subject to control and monitoring.

[i]	The next data for this measure will be available in Quarter 3 of 2015.

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Planning and Environment Cluster

22.1.2	Identify and seek to acquire land of high conservation and strategic conservation value for permanent conservation measures

	Units	Baseline	2012-13 Actual[i]	2013-14 Est Actual[i]	Trendii

Measure 22.1.2.1: Number of hectares per annum of public land under permanent conservation measures	ha. million	7.1	7.1	7.1

Baseline: The number of hectares of public land under permanent conservation measures in 2010 is estimated to be 7.1 million.

[i]	2011-12, 2012-13 and 2013-14 financial year data has been revised following review of data collection methods.
ii	Represents data for the baseline (7,098,379 ha), 2011-12 (7,108,362 ha), 2012-13 (7,112,998 ha), and 2013-14 (7,127,035 ha).

22.1.3	Establish voluntary arrangements with landowners over the next decade to bring an average of 300,000 hectares per year of private land being improved for sustainable management

	Units	Baseline	2012-13 Actual	2013-14 Est Actual[i]	Trendiii

Measure 22.1.3.1: Number of hectares per annum of private land under permanent conservation measures	ha. million	1.1ii (0.2)	1.5ii (0.2)	0.2

Baseline: The number of hectares of private land under permanent conservation measures in 2010 is estimated to be 1.1 million.

[i]

Data on Section 88 covenants under the Conveyancing Act 1919 are not available for the 2013-14 financial year and are no longer being used as a data source for this measure. The Government no longer requires the application of Section 88 Land Management Covenants on all conversions of leasehold land to freehold.

ii	For comparison, the figure for the baseline year (2010-11) would have been 0.2 and the figure for 2012-13 would have been 0.2 had Section 88 covenants been excluded.
iii	Represents modified data for baseline (0.2), 2011-12 (0.2), 2012-13 (0.2) and 2013-14 (0.2).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 22.1.3.2: Number of hectares per annum of private land being improved for conservation	ha. million	5.0	6.4	7.4

Baseline: The number of hectares of private land being improved for conservation in 2010 is estimated to be 5 million.

[i]	Represents data for the baseline (4,996,517 ha), 2011-12 (5,262,187), 2012-13 (6,383,037 ha) and 2013-14 (7,369,000 ha).

22.1.4	Protect rivers, wetlands and coastal environments - Improve the environmental health of wetlands and catchments through actively managing water for the environment by 2021

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 22.1.4.1: Number of megalitres of water actively managed in NSW for the environment[i]	Megalitres	925,921	1,287,231	1,351,739

Baseline: As at 2010-11, there were 925,921 megalitres of NSW State and Australian Government environmental water holdings.

[i]	NSW holdings have increased to include Murray Environmental Wetlands licences, Pipeline NSW licences and Murrumbidgee acquisitions. Commonwealth holdings have also increased.
ii	Represents data for the baseline (925,921), 2011-12 (1,098,025), 2012-13 (1,287,231) and 2013-14 (1,351,739).

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Planning and Environment Cluster

	Units	Baseline	2012-13 Actual	2013-14 Est Actual[i]	Trend

Measure 22.1.4.2: State of Catchment and River Condition Index ratings	%	43	n.a.	n.a.	n.a.

Baseline: As at 2010-11, the State of Catchment and River Condition Index rating was 43%.

[i]

The RCI is updated on a 5-yearly basis. It is not appropriate for quarterly or annual reporting, as it would show no change. The reason for this is that the minimum data capture period for the datasets that feed into the index is three years, while the maximum is around 10 years. The RCI has been designed as a long-term condition reporting tool, rather than a short-term annual reporting tool.

22.2	Protect local environment from pollution

22.2.1	Target illegal dumping - Reduce the incidence of large scale (greater than 200m3 of waste) illegal dumping detected in Sydney, Illawarra, Hunter and Central Coast by 30% by 2016

	Units	Baseline	2012-13 Actual	2013-14 Est Actual[i]	Trendii

Measure 22.2.1.1: Number of waste compliance campaigns conducted by the Environment Protection Authority (EPA) to combat illegal dumping	no.	16	20	12

Baseline: 16 waste compliance campaigns conducted by the EPA to combat illegal dumping in 2010-11.

[i]

The NSW Illegal Dumping Strategy 2014-16 commits the EPA to delivering 12 illegal dumping campaigns annually. This target was met in 2013-14. In that reporting period, direct waste compliance campaigns conducted by the EPA decreased as the EPA began concentrating on conducting covert surveillance operations focusing on organised illegal dumping.

ii	Represents data for the baseline (16), 2011-12 (19), 2012-13 (20) and 2013-14 (12).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 22.2.1.2: Number of illegal dumping investigations conducted by the EPA and the Regional Illegal Dumping Squads	no.	77	65	39

Baseline: 77 illegal dumping investigations by the EPA and the Regional Illegal Dumping Squads in 2010-11

[i]	Represents data for the baseline (77), 2011-12 (70), 2012-13 (65) and 2013-14 (39).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 22.2.1.3: % of identified illegal dumping sites investigated and regulatory action taken	%	100	100	100

Baseline: 100% identified illegal dumping sites investigated and regulatory action taken in 2010-11.

[i]

Represents data for the baseline (77 identified incidents, all were investigated), 2011-12 (70 identified incidents, all were investigated), 2012-13 (69 identified incidents, all were investigated), 2013-14 (39 identified incidents, all were investigated).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 22.2.1.4: % reduction in the incidence of large-scale illegal dumping detected	%	0	15.6	49.3

Baseline: 77 illegal dumping sites were detected and investigated in 2010-11.i

[i]

Since 2010-11, the EPA recorded a sustained reduction in the incidence of large-scale dumping detected. This represents solid progress towards the target of reducing large-scale illegal dumping in key regions by 30% by 2016-17.

ii	Data represents baseline year (0%, 77 incidents), 2011-12 (9.1%), 2012-13 (15.6%) and 2013-14 (49.3%).

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Planning and Environment Cluster

22.2.2	Provide information to local communities on air quality

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 22.2.2.1: Online hourly update of Regional Air Quality Index (RAQI), 24-hour summaries, reporting monthly RAQI values and annual exceedances and SMS and media	%	94	96	95

Baseline: % of time air monitoring stations provide valid data (target 95%).

[i]

Data represents baseline year: 70 identified incidents (reduced by 9.1% c.f. 77 in 2010-11); 2012-13: 69 identified incidents (reduced by 10.4% c.f. 77 in 2010-11); 2013-14 (to 28 March 2014): 39 identified incidents (reduced by 49.3% c.f. 77 in 2010-11).

	Units	Baseline	2012-13 Actual	2013-14 Est Actualii	Trendiii

Measure 22.2.2.2: National Environmental Protection Measure for Ambient Air Quality Annual Compliance Report[i]	days	9	14	25

Baseline: Air quality website operational and providing data and information (target 90% of the time).

[i]	National Environmental Protection Measure standards exceeded for Greater Metropolitan Region.
ii	Predictions are not possible as values are driven by unpredictable extreme events (e.g. bush fires and extreme weather events).
iii	Data represents baseline (9), 2011-12 (10), 2012-13 (14) and 2013-14 (25).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i] ii

Measure 22.2.2.3: Number of inspections or compliance audits completed (particulate (dust) emissions from coal mining)	no.	n.a.	80	50

[i]

The spike in investigations and compliance audits (2010-11 and 2011-12) represents a focused effort by the EPA to investigate and collect information on the issues associated with coal mining in NSW. As a result of these activities, the EPA developed Pollution Reduction Programs (PRPs) aimed at reducing coal dust emissions. Actions in 2012-13 returned to a more consistent ongoing level. As the controls resulting from the PRPs take effect, the number of inspections responding to reports of dust emissions is expected to decrease.

ii	Represents data for 2008-9 (56), 2009-10 (87), 2010-11 (192), 2011-12 (234) and 2012-13 (80).

22.3	Increase renewable energy

22.3.1	20% renewable energy by 2020

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 22.3.1.1: To be developed[i]	GWh	n.a.	n.a.	n.a.	n.a.

Baseline: To be determined.

[i]

The NSW Renewable Energy Action Plan was released in mid-September 2013 and supports the national target of 20% renewable energy by 2020. The Plan positions NSW to increase the use of energy from renewable sources at least cost to the energy customer and with maximum benefits to NSW. TIRIS have also established the position of Renewable Energy Advocate who acts as a single point of contact for resolving network connection issues and renewable energy investment attraction.

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Planning and Environment Cluster

Goal 23:    Increase opportunities for people to look after their own neighbourhoods and environment

Litter harms our environment – and disrespects communities who take care of their neighbourhoods.

Our target is to have the lowest litter count per capita in Australia by 2016. We are working with communities to achieve this by statewide action, including funding new and upgraded litter facilities and rolling out new education and awareness campaigns. So far, this has seen the litter count per capita drop from 1.04 in 2009-10 to 0.80 in 2013-14.

Waste avoidance and resource recovery programs are being delivered across multiple industry sectors. Construction has commenced on three Community Recycling (drop-off) demonstration centres since July 2013, which will make it easier for people to recycle and avoid problem waste in household collections. The Government has also commenced the $43.1 million Major Resource Recovery Infrastructure grants program to build new recycling facilities and a $9.65 million grants program to expand existing facilities.

An asbestos pilot program to assist households to dispose of asbestos has commenced in selected council areas.

Targets

23.2	By 2016, NSW will have the lowest litter count per capita in Australia

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 23.2.0.1: Litter count per capita for NSWi ii	no.	1.04	0.84	0.80

Baseline: In 2009-10, NSW was ranked as the second best performing State or Territory in terms of the number of items littered per capita.

[i]	Data is reported once per year, in August.
ii

This measure uses litter count data from the Keep Australia Beautiful National Litter Index, corrected for population. Total littered items per 1,000 m2 in NSW went from 58 to 61 items between 2011-12 and 2012-13. This increase is within normal historical fluctuation. In 2012-13, NSW’s performance was slightly below the national average, but has improved by 24% since 2005. Note that direct comparison between states’ litter performance should be treated with caution, because the Keep Australia Beautiful methodology used in the National Litter Index does not ensure sites in different jurisdictions are comparable.

iii	Represents data for the baseline (1.04), 2010-11 (0.95), 2011-12 (0.80), 2012-13 (0.84) and 2013-14 (0.80).

23.3	Increase recycling to meet the 2014 NSW waste recycling targets

Units	Baseline	2012-13 Est Actual	2013-14 Est Actual[i]	Trendii

Measure 23.3.0.1: Increase recovery and utilisation of materials from municipal sector from 44% in the 2008-09 financial year, to 66% by 2014%	44	52	n.a.

Baseline: In 2008-09, 44% of materials from the municipal sector were recovered and used.

[i]

Waste and recycling data are prepared every two years in accordance with the Waste Avoidance and Resource Recovery Act 2001. The most recent data available are for 2010-11. Actual results for 2012-13 are not yet available.

ii	Represents data for the baseline (44) and 2012-13 (52).

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Planning and Environment Cluster

Units	Baseline	2012-13 Est Actual	2013-14 Est Actual[i]	Trendii

Measure 23.3.0.2: Increase recovery and utilisation of materials from the commercial and industrial sector from 52% in 2008-09 to 63% by 2014%	52	57	n.a.

Baseline: In 2008-09, 52% of materials from the commercial and industrial sector were recovered and used.

[i]

Waste and recycling data are prepared every two years in accordance with the Waste Avoidance and Resource Recovery Act 2001. The most recent data available are for 2010-11. Actual results for 2012-13 are not yet available.

ii	Represents data for the baseline (52) and 2012-13 (57).

Units	Baseline	2012-13 Est Actual	2013-14 Est Actual[i]	Trendii

Measure 23.3.0.3: Increase recovery and utilisation of materials from the construction and demolition sector from 73% in the 2008-09 financial year to 76% by 2014%	73	75	n.a.

Baseline: In 2008-09, 73% of materials from the construction and demolition sector were recovered and used.

[i]

Waste and recycling data are prepared every two years in accordance with the Waste Avoidance and Resource Recovery Act 2001. The most recent data available are for 2010-11. Actual results for 2012-13 are not yet available.

ii	Represents data for the baseline (73) and 2012-13 (75).

23.6	Minimise impacts of climate change in local communities

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 23.6.0.1: Completion of fine-scale climate projections derived for NSW and make available to local councils and the public by 2014[i] ii	n.a.	n.a.	n.a.	n.a.	n.a.

Baseline: Being developed.

[i]	Data to be made public December 2014.
ii

Modelling for fine-scale climate projections for NSW has progressed. This will assist local government, business and the community to build resilience to future extreme events and hazards. Regional climate projections covering all of NSW will be publicly available in late 2014, and will improve the ability to predict changes in temperature, wind and rainfall in the State.

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Planning and Environment Cluster

Goal 29:    Restore confidence and integrity in the planning system

The Government continues to improve the transparency of the planning system by publishing information on decisions and advices on call-in matters of the Planning Assessment Commission (PAC), Gateway determinations and planning agreements on the Department of Planning and Environment website. In addition, the Government has established a State Planning Agreements register and public meetings are now routinely held by the PAC as part of its decision-making process before the determination of major development proposals.

The Government is consulting widely on the issue of planning reform to get the balance right, and to develop a system which is simpler, better understood and more efficient.

Targets

29.1	Implement a new planning system

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 29.1.0.1: New Planning System legislation to be introduced by end 2012	N/A	N/A	N/A	N/A	N/A

Baseline: Baseline cannot be determined as this is not a regular target.

29.2	Up-to-date information about planning decisions

29.2.1	100% of all decisions to be published within 5 days – Gateway decisions for amendments to local environmental plans

	Units	Baseline	2012-13 Actual	2013-14 Est Actual[i] ii	Trendiii

Measure 29.2.1.1: Percentage of decisions published within 5 days by the Department of Planning and Environment - Gateway decisions for amendments to local environmental plans	%	100	100	77

Baseline: Baseline: In 2012, 100% of Gateway decisions were published on the Department’s website within five days from the date the council is informed of the decision.

[i]	From 1 July 2013 to 28 May, there were 327 Gateway determinations.
ii

In June 2013, the issuing of Gateway determinations was delegated to Planning and Environment General Managers. The improvements experienced in the efficiency of decision making have been at the expense of a temporary reduction in the timeframes of publishing decisions, which is currently being remedied. An audit of timeframes has been undertaken to ensure accountability for implementing these performance criteria.

iii	Represents data for the baseline (100), 2012-13 (100) and 2013-14 (77).

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Planning and Environment Cluster

29.2.2	100% of all decisions to be published within 5 days - Voluntary Planning Agreements (final)

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 29.2.2.1: Percentage of decisions published within 5 days by the Department of Planning and Environment - Voluntary Planning Agreements (final)[i]	%	n.a.	100	100

Baseline: A baseline for voluntary planning agreements is being developed.

[i]

Monitoring of this measure commenced in February 2013. All state planning agreements since this time have been uploaded onto the Planning website within 5 days. This has been tracked through the Hiive software system.

ii	Represents data for 2012-13 (100) and 2013-14 (100).

29.2.3	100% of all decisions to be published within 5 days - Planning Assessment Commission determinations

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 29.2.3.1: Percentage of decisions published within 5 days by the Department of Planning and Environment - Planning Assessment Commission determinations	%	100	100	100

Baseline: In 2012, 100% of Planning Assessment Commission determinations were published on the Department’s website within five days.

[i]	Represents data for the baseline (100), 2012-13 (100) and 2013-14 (100).

29.2.4	100% of all decisions to be published within 5 days - Planning Assessment Commission advices

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 29.2.4.1: Percentage of decisions published within 5 days by the Department of Planning and Environment - Planning Assessment Commission advices[i]	%	n.a.	98	100

Baseline: A baseline for Planning Assessment Commission advice is being developed.

[i]	For the PAC advice reports, release of these reports are at the discretion of the Minister, except for the Ministerial call-in matters (which must be made public within 5 working days).
ii	Represents data for 2012-13 (98) and 2013-14 (100).

29.2.5	85% of State Significant Development (SSD) and State Significant Infrastructure (SSI) to be assessed and determined within 4 months

	Units	Baseline	2012-13 Actual[i]	2013-14 Est Actual	Trendii

Measure 29.2.5.1: Percentage of SSD and SSI applications determined within 4 months	%	100	86	90

Baseline: In 2011-12, there were four SSI and SSD applications determined. 100% of these were determined within four months.

[i]	The benchmark figure published in the Department of Planning & Infrastructure Annual Report 2012-2013 was 86%.
ii	Represents data for the baseline (100), 2012-13 (86) and 2013-14 (90).

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Planning and Environment Cluster

29.3	Increase stakeholder satisfaction with planning processes and transparency

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 29.3.0.1: Level of customer satisfaction with key planning processes	%	10.5	10.5	n.a.	n.a.

Baseline: In June 2012, the level of satisfaction with the planning system was 10.5%.

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6.	Police and Justice Cluster

NSW 2021 Goals

The Police and Justice Cluster is the lead or co-lead for the following NSW 2021 Goals:

•	Prevent and reduce the level of crime (Goal 16)

•	Prevent and reduce the level of re-offending (Goal 17)

•	Improve community confidence in the justice system (Goal 18)

•

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23 is also reported in Chapter 5, Planning and Environment and Chapter 8, Trade and Investment, Regional Infrastructure and Services)

•

Ensure NSW is ready to deal with major emergencies and natural disasters (Goal 28, which includes the contributions of Trade and Investment, Regional Infrastructure and Services Cluster and the Planning and Environment Cluster).

Progress in 2013-14

In 2013-14, the Police and Justice Cluster, together with the Planning and Environment Cluster and the Trade and Investment, Regional Infrastructure and Services Cluster, continued working towards achieving their NSW 2021 Goals. Activities included:

Prevent and reduce the level of crime (Goal 16)

•

Introduced a range of strong and targeted measures to reduce the incidence of assaults in public places, particularly those fuelled by alcohol and drugs. Measures include the introduction of 1:30am lockouts and 3am last drinks across an expanded CBD Entertainment Precinct which includes Kings Cross to Darling Harbour, The Rocks to Haymarket and Darlinghurst. The Government has also introduced a new ‘one punch’ causing death offence which, if committed while an offender is intoxicated, carries a maximum penalty of 25 years imprisonment and an eight year mandatory minimum non-parole period.

•	Continued the delivery of increased authorised strength positions as part of the Government’s commitment to deliver 859 police officers to reach a record authorised strength of 16,665 in August 2015.

•	Amended the Law Enforcement (Powers and Responsibilities) Act 2002 to make police powers of arrest without warrant simpler and easier to apply.

•	Led the implementation of the NSW Domestic Violence Justice Strategy and key reform projects:

•	Passed legislative amendments to enable the sharing of information to keep victims safe and to prevent further crime

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Police and Justice Cluster

•	Enabled police to issue provisional apprehended domestic violence orders, and direct defendants to accompany them to a police station

•	Initiated domestic violence training for police prosecutors.

•	Made the streets safer through implementing gangs, drugs and firearms reforms to significantly improve the combating of organised crime and strengthen the regulation of firearms and ammunition.

•

Continued to implement the NSW Crime Commission reforms improving accountability and corruption resistance following the Patten Special Commission of Inquiry, together with a renewed focus on organised crime investigations.

•	Expanded the Organised Crime (Targeting) Squad in collaboration with the NSW Crime Commission with a greater focus on money laundering.

•

Continued to implement reforms arising from the Ministerial Audit of Police Resources. This aims to return police officers to frontline duties and promote a greater focus on community policing, especially in regional areas.

•

Continued the rollout of Mobile Automatic Number Plate Recognition units in Highway Patrol vehicles – more than 60 units were installed in 2013-14, enabling police to detect unregistered, and potentially uninsured, vehicles. This has delivered on the 2011 election commitment to install an additional 100 units. More than 350 vehicles now have access to this technology.

•

Established the Parramatta Motorcycle Response Team in September 2013 to help reduce congestion and improve pedestrian and road safety in the Parramatta CBD – this Team replicates the highly successful Sydney CBD team that has been operating since August 2012.

Prevent and reduce the level of re-offending (Goal 17)

•

Implemented a new risk management approach to bail in NSW that puts safety of the community first. The Bail Act 2013 replaces a complex scheme of presumptions for and against bail with a simplified ‘unacceptable’ risk test that focuses on the risk posed by an individual.

•	Strengthened and simplified police powers to arrest offenders without a warrant.

•	Implemented Stage 3 of the Metropolitan Drug Facility at the John Morony Correctional Complex to take the total number of places available to 250.

•

Implemented an enhanced model for the supervision of offenders in the community to target the highest risk/most serious offenders, by providing minimum standards for intervention and monitoring strategies based on a new risk assessment model, incorporating both the likelihood and consequences of reoffending.

•

Established Life on Track, a person-centred case management service for adult defendants, in seven Local Courts. Life on Track aims to assist defendants in addressing their criminogenic needs to reduce their risk of re-offending.

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Police and Justice Cluster

•

Established the Youth on Track scheme in the Newcastle, Blacktown and the Mid-North Coast Area Commands on 1 July 2013. The aim is to engage young people and their families in case work support and programs targeting and addressing their identified offending-related risks and needs.

•

Launched the redesigned Joint Support Program. It will fund NGOs and community organisations to deliver targeted and tailored community-based services to young offenders to address the underlying causes of criminal behaviour.

•

Increased the number of Intensive Learning Centres (ILC) providing full-time education programs to offenders from two to four ILCs. The two new ILCs, which opened in 2014, increase capacity to 140 full-time ILC students at any one time.

Improve community confidence in the justice system (Goal 18)

•

Integrated 23 of the State’s tribunals into a new overarching tribunal, the NSW Civil and Administrative Tribunal (NCAT). NCAT provides a simple, quick and effective process for dealing with disputes and applications such as civil and commercial disputes, human rights and administrative law matters.

•	Amended the law to ensure that the defence of ‘provocation’ is only available in the most extreme cases.

•	Established the Inspector of Custodial Services to independently oversee prisons and juvenile detention facilities.

•	Established a Commissioner of Victims Rights to advise government, advance victims’ rights and assist victims in their interactions with government agencies and other organisations.

•

Reformed the Victims Compensation Scheme by replacing it with the Victims Support Scheme in 2013. The scheme has been designed to deliver more effective support more quickly to victims of violent crime compared to the old scheme. The Victims Support Scheme looks at the impact of a violent crime on victims’ lives as a whole. It provides victims with practical and financial support designed to help them recover and get back on their feet.

•

Continued to deliver major works such as a new courthouse at Coffs Harbour and Armidale, the construction of the Newcastle Justice Precinct and major renovations and construction of Wagga Wagga, Wollongong and Hornsby courthouses as well as upgraded a number of courthouses including: Penrith Courthouse for $4.2 million, Manly Courthouse for $2.5 million and Maitland Courthouse for $1.1 million. The renewal of infrastructure improves the delivery of and access to justice services, ensuring the efficiency of our courts to a standard expected by the community.

•

Continued to update and install video conferencing and remote witness and evidence playback technology in various locations. Video conferencing facilities now operate in 411 courts, correctional centres and other justice agency sites. This reduces the need to transport inmates to court and improves the safety and efficiency of the justice system.

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Police and Justice Cluster

•	Undertaking consultation on plans to allow broadcasting of court proceedings to improve transparency and community understanding.

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23)

•	Continued to expand the eyewatch program, which includes Facebook pages and Neighbourhood Watch groups, with strong participation from local communities.

•	Provided up to $170,000 to support the establishment and continuation of volunteer graffiti removal squads. Currently the Department of Police and Justice funds 17 different groups.

•

Funded 23 Local Government Areas with a combined total of over $2.3 million in funding from 2010-11 to undertake projects to reduce graffiti vandalism at identified hotspot locations through the Crime Prevention Through Environmental Design Graffiti Hotspot Program.

•	Continued to support Graffiti Removal Day, which was held on 20 October 2013. Forty one Local Government Areas participated. Compared to 2012:

•	The number of graffiti removal sites doubled from 100 to 210

•	1090 volunteers participated, an increase of more than 80%

•	23,140 m2 of graffiti was removed, an increase of over 180%.

Ensure NSW is ready to deal with major emergencies and natural disasters (Goal 28)

•	Introduced legislation to make it easier for property owners to clear trees and vegetation from around their property to protect it from bushfires.

•

Continued the work arising from the final report of the Independent Hazard Reduction Audit Panel. The Final Report of the Panel contained 18 recommendations, 13 of which have been fully implemented. The remaining five are in the process of being implemented.

•

Delivered a specialised emergency management training program to 300 regionally-based frontline biosecurity staff. The program has increased capability to respond quickly and effectively to biosecurity emergencies.

•

Offered more than $20.8 million in grants to local government under the Floodplain Management Program. This is for undertaking 60 projects across 50 local government areas to assess and address flood risks.

•

Offered more than $1.8 million in grants to local government under the Coastal Management Program. This is for 26 projects across 20 local government areas for managing the risks from coastal hazards and restoring degraded coastal habitats.

•

Completed stage 3 of the NSW Flood Studies Database to capture all NSW local government and State agency flood studies. This is a joint project between the NSW State Emergency Service and the Office of Environment and Heritage.

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Police and Justice Cluster

•	Completed a Flood Behaviour Investigation for Gwydir floodplain and targeted consultation on the Floodplain Management Plan.

Key Initiatives for 2014-15

The Police and Justice Cluster will deliver the following key initiatives to meet its NSW 2021 Goals:

Prevent and reduce the level of crime (Goal 16)

•	Adding a further 209 authorised strength positions, as part of the Government’s commitment to deliver 859 police officers to reach a record authorised strength of 16,665 in August 2015.

•	Since May 2011, the Government has added 619 new probationary constables in Western Sydney.

•

Adding an additional 129 authorised strength positions (as part of the 209 authorised strength positions) to the Police Transport Command to increase authorised strength to 610 positions by December 2014.

•	Making the transport system safer by continuing to implement Police Transport Command initiatives.

•	Undertaking analysis to identify emerging crime types and innovative crime reduction and prevention strategies.

•	Leading cross-agency partnerships to reduce the incidence of high priority crime: steal from motor vehicle, break and enter and graffiti vandalism. Key initiatives include:

•	Incorporating Crime Prevention Through Environmental Design audits of public car parks

•	Developing policy guidelines for car park construction

•	Conducting trials such as the proposed Automated Number Plate Recognition (ANPR) trial in partnership with petroleum retailers.

•	Commencing major money laundering investigations, jointly run by NSW Police Force and NSW Crime Commission.

•

Installing additional Mobile Automatic Number Plate Recognition (ANPR) units over and above the 100 units promised in 2011 and delivered in 2013-14. As at April 2014, a total of 351 Mobile ANPR units had been installed.

Prevent and reduce the level of re-offending (Goal 17)

•	Completing a comprehensive independent review of all re-offending programs to ensure sustained improvements in re-offending rates.

•

Implementing Stage 4 of the Intensive Drug and Alcohol Treatment Program at the Windsor Correctional Complex by providing a further 50 beds for females at the Dillwynia Correctional Centre. This will take the total number of places available to 300.

NSW 2021 Performance Report 2014-15	6 - 5

Police and Justice Cluster

•

Consolidating the implementation of the recently revised model of supervision of adult offenders on community orders that is based on assessed risk of re-offending and the consequences of re-offending through targeted staff training and continuous quality control.

•	Strengthening the regime for dealing with serious sex and violent offenders by:

•	Enhancing the identification assessment and compliance monitoring procedures

•	Developing a diverse workforce that improves access to participation rates in sex and violent offender treatment

•	Implementing a range of operational reforms.

•

Implementing strategies to increase access to drug and alcohol treatment programs and community service work for people serving community sentences to improve effectiveness of community-based sentences.

•	Considering the Law Reform Commission’s forthcoming report on Parole, aimed at making the parole system more effective.

•	Considering the Law Reform Commission’s report on sentencing laws and the Commission’s report on criminal appeals.

•

Implementing a new case management process for juveniles in order to improve service delivery, efficiency and reduce recidivism. The project will create a clearer structure and consistency to all case management tasks across Youth Justice Conferences, community based services and detention.

•

Delivering a pilot program to provide trauma-based counselling for detainees at Reiby and Juniperina Juvenile Justice Centres who have been victims of interpersonal violence. The pilot recognises that many young people in the juvenile justice system have been victims of crime and violence.

•	Continuing to expand De-Tag, a graffiti education program for juvenile offenders. This program is being considered as a possible pre-sentencing option for juveniles.

•	Continuing the use of non-charge based interventions to prevent offences occurring, including move-on directions and warnings for consorting.

•	Continuing to strongly enforce firearms prohibition orders.

Improve community confidence in the justice system (Goal 18)

•	Enabling families of homicide victims to give victim impact statements to the court to be taken into account in sentencing.

•	Providing greater media access to courts to enable certain proceedings to be filmed and broadcast.

•

Implementing the new regulatory regime for the legal profession with the uniform legal profession law. This will simplify and standardise regulatory obligations, cut red tape for law firms, and enhance consumer rights and remedies in participating jurisdictions.

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Police and Justice Cluster

•	Considering the Law Reform Commission’s forthcoming report on achieving early appropriate guilty pleas.

•	Commencing construction on major upgrades to the Hornsby, Wollongong, and Wagga Wagga Courthouses.

•

Continuing to expand the NSW justice system’s video conferencing network. This will include the upgrade and installation of videoconferencing facilities, evidence playback equipment and hearing impaired equipment in all compatible courthouses. This reduces the need to transport inmates to court and improves the safety and efficiency of the justice system.

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23)

•

Continuing to increase community engagement using eyewatch and Facebook pages. This allows local residents to participate with their local police in active crime prevention using social networking technology.

•	Working with Volunteers NSW to develop a Volunteer Graffiti Removal Program framework to encourage growth of graffiti removal groups in NSW.

•	Committing to the promotion and funding of Graffiti Removal Day, 26 October 2014. This day targets the most affected local government areas to promote:

•	A community approach to tackling graffiti crime

•	The removal of graffiti though painting and cleaning

•	The prevention of graffiti through Crime Prevention Through Environment Design.

Ensure NSW is ready to deal with major emergencies and natural disasters (Goal 28)

•	Continuing to review and revise the sub plans and supporting plans to the State Emergency Management Plan. This will ensure that plans are up to date when they are required to be used.

•	Developing a Recovery Strategy for communities affected by major emergencies and natural disasters. This strategy will assist in the provision of effective recovery services.

•

Delivery of a $10 million biosecurity information system upgrade that will increase Biosecurity NSW’s capacity to more rapidly respond to biosecurity emergencies. This will reduce the impacts of biosecurity emergencies on the economy, community and environment.

•	Continuing the grants programs for key floodplain risk management projects, including the development of floodplain risk management plans.

•

Continuing to provide grants to councils under the Coastal and Estuary Management Programs to manage risks from coastal hazards, such as coastal erosion, restore degraded coastal habitat and improve the health of NSW estuaries.

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Police and Justice Cluster

•	Adopting the Gwydir Floodplain Management Plan and finalising Flood Behaviour Investigations for remaining valleys.

•	Continuing to implement the non-legislative recommendations of the Independent Hazard Reduction Audit Panel.

•	Continuing to update and develop new multi-agency emergency training courses, including a suite of introductory e-learning modules.

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Police and Justice Cluster

Performance Information

Goal 16:    Prevent and reduce the level of crime

Crime prevention, investigation and reduction strategies have seen crime levels in many categories fall to historically low levels.

The most recent crime statistics showed that 14 of the 17 major offence categories have remained stable or are going down in the 24 months to March 2014.

Only three major offence categories have seen an increase over the two year period (fraud – up 8.6%), (indecent assault – up 12.1%) and (domestic violence-related assault – up 2.5%).

BOCSAR again reports that most incidents of fraud relate to unauthorised use of credit cards. The most identifiable theft is stealing of cards from vehicles, houses and letterboxes, which are then used illegally.

The increase in indecent assault style offences is likely attributable to a greater willingness of victims to report the crimes and reflects a combination of heightened media attention being given to the issue of child sexual abuse and increased efforts by police and other organisations to increase reporting.

The Government has introduced a range of strong and targeted measures to reduce the incidence of assaults in public places, particularly those fuelled by alcohol and drugs. Measures include the introduction of 1:30am lockouts and 3am last drinks across an expanded CBD Entertainment Precinct which includes Kings Cross to Darling Harbour, The Rocks to Haymarket and Darlinghurst. We have also introduced a new ‘one punch’ causing death offence which, if committed while an offender is intoxicated, carries a maximum penalty of 25 years imprisonment and an eight year mandatory minimum non-parole period. These measures are on top of the additional 505 new police officers we have added to the authorised police strength since December 2011.

A new strategy to improve agencies’ response to domestic violence was launched by the Government in February 2014. The It Stops Here strategy supports integrated responses to victims of domestic and family violence and includes: a common risk identification tool; easier access for victims to support services; central referral points to ensure relevant support services are engaged; investment in early intervention programs; and minimum practice standards for government and community agencies. The strategy is backed by a $9.8 million funding investment.

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Police and Justice Cluster

Targets

16.1	Reduce crime levels

16.1.1	Reduce domestic violence

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 16.1.1.1: Percentage of domestic violence assault victims recorded by police in NSW per year who were recorded as victims in another domestic violence assault incident in the 24-months to the end of that year[i]	%	13.7	15.4	n.a.ii

Baseline: In 2010-11, 13.7% of domestic violence assault victims were recorded as victims in another domestic violence assault incident in the 24 months to June 2011.

[i]

The data for this measure were extracted from the NSW Bureau of Crime Statistics and Research’s (BOCSAR’s) recorded crime statistics sourced from the NSW Police Force’s Computerised Operational Policing System. The database is updated every three months. The update has a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from BOCSAR’s recorded crime statistics for any given period are likely to produce different results when taken at different times. Consequently, the data provided in this report, extracted in January 2014, differ from the snapshot taken for the same period, extracted previously. The more recent ‘snapshot’ represents more complete information.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for the baseline (13.7), 2011-12 (14.7) and 2012-13 (15.4).

16.1.2	Reduce alcohol related assaults

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 16.1.2.1: Number of alcohol related non domestic violence assault incidents recorded by NSW Police, expressed as a rate per 100,000 NSW residents[i]	rate per 100,000	223.1	185.9	n.a.ii

Baseline: In 2010-11, the recorded rate of alcohol related non domestic assault in NSW was 223.1 incidents per 100,000 residents.

[i]

The data for this measure were extracted from BOCSAR’s recorded crime statistics sourced from the NSW Police Force’s Computerised Operational Policing System. The database is updated every three months. The update has a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from BOCSAR’s recorded crime statistics for any given period are likely to produce different results when taken at different times. Consequently, the data provided in this report, extracted in January 2014, differ from the snapshot taken for the same period, extracted previously. The more recent ‘snapshot’ represents more complete information.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for the baseline (223.1), 2011-12 (201.8) and 2012-13 (185.9).

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Police and Justice Cluster

16.1.3	Reduce other personal crime by 10% by 2015-16

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 16.1.3.1: Number of incidents of personal crime (assault – non domestic violence and robbery) recorded by NSW Police, expressed as a rate per 100,000 NSW residents[i]	rate per 100,000	728.7	534.1	n.a.ii

Baseline: In 2005-06, the recorded rate of personal crime was 728.7 incidents per 100,000 residents.

[i]

The data for this measure were extracted from BOCSAR’s recorded crime statistics sourced from the NSW Police Force’s Computerised Operational Policing System. The database is updated every three months. The update has a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from BOCSAR’s recorded crime statistics for any given period are likely to produce different results when taken at different times. Consequently, the data provided in this report, extracted in January 2014, differ from the snapshot taken for the same period, extracted previously. The more recent ‘snapshot’ represents more complete information.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for 2008-09 (681.6), 2009-10 (654.7), 2010-11 (615.9), 2011-12 (565.1) and 2012-13 (534.1).

16.1.4.	Reduce property crime by 15% by 2015-16

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 16.1.4.1: Number of incidents of property crime (break and enter- dwelling and stolen motor vehicle incidents) recorded by NSW Police, expressed as a rate per 100,000 NSW residents[i]	rate per 100,000	1,138.2	762.6	n.a.ii

Baseline: In 2005-06, the recorded rate of property crime was 1,138.2 incidents per 100,000.

[i]

The data for this measure were extracted from BOCSAR’s recorded crime statistics sourced from the NSW Police Force’s Computerised Operational Policing System. The database is updated every three months. The update has a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from BOCSAR’s recorded crime statistics for any given period are likely to produce different results when taken at different times. Consequently, the data provided in this report, extracted in January 2014, differ from the snapshot taken for the same period, extracted previously. The more recent ‘snapshot’ represents more complete information.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for 2008-09 (956.3), 2009-10 (891.7), 2010-11 (843.1), 2011-12 (802.9) and 2012-13 (762.6).

16.2 Increase	confidence in police

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 16.2.0.1: Percentage of respondents who have confidence in NSW Police	%	85.0	86.0	85.4

Baseline: In 2010-11, 85% of respondents agreed they had confidence in NSW Police.

[i]	Represents data for the baseline (85.0), 2011-12 (86.0), 2012-13 (86.0) and 2013-14 (85.4).

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Police and Justice Cluster

Goal 17: Prevent	and reduce the level of re-offending

Considerable progress is being made to prevent and reduce re-offending. As reported by the BOCSAR Issue paper no. 93 (April 2014), most major categories of crime in NSW either fell or remained stable in the period January 2011 to December 2013. In the period 2012-13, the rate of re-offending remained constant.

Key initiatives to prevent and reduce the level of re-offending include:

•

Youth on Track – an early intervention scheme to support young offenders before they become entrenched in the criminal justice system. In the first 10 months, 169 young people were referred to the three sites currently in the scheme.

•

The Life on Track Service was established in 2013 for defendants to address their criminogenic needs to reduce their risk of reoffending. Life on Track is providing person-centred case management services for adult defendants in seven Local Courts.

•

The Joint Support Program commenced in 2013 to fund community organisations to provide specific services for young people under community supervision who have a medium to high risk of offending. The Joint Support Program replaced the Community Funding Program following an extensive review.

Overall, the rate of re-offending has remained constant this year apart from a 2.6% reduction in the 12-month re-offending rate for adults released from custody in 2011-12 (which decreased from 34.7% to 33.8%). Increasing the effectiveness of intervention programs and the number of offenders participating in programs that work remains a key priority for the Police and Justice Cluster. A comprehensive review of all re-offending programs will be conducted in 2014. This review aims to ensure sustained improvements in re-offending rates.

Targets

17.1	Reduce juvenile and adult re-offending by 5% by 2016

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiv

Measure 17.1.0.1: Percentage of adult offenders who had one or more new proven offences within 12 months[i]	%	16.1	n.a.ii	n.a.iii

Baseline: In 2008-09, 16.1% of adult offenders had committed one or more offences within 12 months.

[i]

The data for this measure were extracted from NSW Re-offending Database (ROD). The database is updated every three months. The update has a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from ROD for any given period are likely to produce different results when taken at different times.

ii

For offenders convicted in 2012-13 (i.e. between July 2012 and June 2013), 12 months follow-up (i.e. to the end of June 2014) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

iii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iv	Represents data for the baseline (16.1), 2009-10 (14.9), 2010-11 (14.8) and 2011-12 (15.0).

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	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiv

Measure 17.1.0.2: Percentage of juvenile offenders who had one or more new proven offences within 12 months[i]	%	39.2	n.a.ii	n.a.iii

Baseline: In 2008-09, 39.2% of adult offenders had committed one or more offences within 12 months.

[i]

The data for this measure were extracted from NSW Re-offending Database (ROD). The database is updated every three months. The update has a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from ROD for any given period are likely to produce different results when taken at different times.

ii

For offenders convicted in 2012-13 (i.e. between July 2012 and June 2013), 12 months follow-up (i.e. to the end of June 2014) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

iii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iv	Represents data for the baseline (39.2), 2009-10 (37.5), 2010-11 (35.8) and 2011-12 (36.9).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiv

Measure 17.1.0.3: Percentage of adults released from sentenced custody who had one or more new proven offences within 12 months[i]	%	38.1	n.a.ii	n.a.iii

Baseline: In 2008-09, 38.0% of adults released from custody had committed one or more offences within 12 months.

[i]

The data for this measure were extracted from NSW Re-offending Database (ROD). The database is updated every three months. The update has a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from ROD for any given period are likely to produce different results when taken at different times.

ii

For offenders convicted in 2012-13 (i.e. between July 2012 and June 2013), 12 months follow-up (i.e. to the end of June 2014) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

iii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iv	Represents data for the baseline (38.1), 2009-10 (34.9), 2010-11 (34.7) and 2011-12 (33.8).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 17.1.0.4: Median seriousness of most serious proven offence within 12 months (higher values denote less serious offences) - Adult	no.	75.0	n.a.[i]	n.a.ii

Baseline: In 2008-09, the median seriousness of the most serious proven offence within 12 months was 75 for adult offenders.

[i]

For offenders convicted in 2012-13 (i.e. between July 2012 and June 2013), 12 months follow-up (i.e. to the end of June 2014) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for the baseline (75.0), 2009-10 (75.0), 2010-11 (75.0) and 2011-12 (75.0).

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	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 17.1.0.5: Median seriousness of most serious proven offence within 12 months (higher values denote less serious offences) - Juveniles	no.	63.0	n.a.[i]	n.a.ii

Baseline: In 2008-09, the median seriousness of the most serious proven offence within 12 months was 63 for juvenile offenders.

[i]

For offenders convicted in 2012-13 (i.e. between July 2012 and June 2013), 12 months follow-up (i.e. to the end of June 2014) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for the baseline (63.0), 2009-10 (63.0), 2010-11 (63.0) and 2011-12 (63.0).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 17.1.0.6: Median seriousness of most serious proven offence within 12 months (higher values denote less serious offences) - Adults released from custody	no.	71.0	n.a.[i]	n.a.ii

Baseline: In 2008-09, the median seriousness of the most serious proven offence within 12 months was 71 for adults released from custody.

[i]

For offenders convicted in 2012-13 (i.e. between July 2012 and June 2013), 12 months follow-up (i.e. to the end of June 2014) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for the baseline (71.0), 2009-10 (71.0), 2010-11 (71.0) and 2011-12 (71.0).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiv

Measure 17.1.0.7: Median time to first new proven offence committed within 12 months - Adults[i]	days	217	n.a.ii	n.a.iii

Baseline: In 2008-09, the median time to the first new proven offence was 217 days for adult offenders.

[i]

The data for this measure were extracted from NSW Re-offending Database (ROD). The database is updated every three months. The update has a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from ROD for any given period are likely to produce different results when taken at different times.

ii

For offenders convicted in 2012-13 (i.e. between July 2012 and June 2013), 12 months follow-up (i.e. to the end of June 2014) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

iii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iv	Represents data for the baseline (217 days), 2009-10 (223 days), 2010-11 (224 days) and 2011-12 (224 days).

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	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiv

Measure 17.1.0.8: Median time to first new proven offence committed within 12 months - Juveniles[i]	days	216	n.a.ii	n.a.iii

Baseline: In 2008-09, the median time to the first new proven offence was 216 days for juvenile offenders.

[i]

The data for this measure were extracted from NSW Re-offending Database (ROD). The database is updated every three months. The update has a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from ROD for any given period are likely to produce different results when taken at different times.

ii

For offenders convicted in 2012-13 (i.e. between July 2012 and June 2013), 12 months follow-up (i.e. to the end of June 2014) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

iii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iv	Represents data for the baseline (216 days), 2009-10 (212 days), 2010-11 (220 days) and 2011-12 (220 days).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiv

Measure 17.1.0.9: Median time to first new proven offence committed within 12 months - Adults released from custody[i]	days	149	n.a.ii	n.a.iii

Baseline: In 2008-09, the median time to the first new proven offence was 149 days for adults released from custody.

[i]

The data for this measure were extracted from NSW Re-offending Database (ROD). The database is updated every three months. The update has a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from ROD for any given period are likely to produce different results when taken at different times.

ii

For offenders convicted in 2012-13 (i.e. between July 2012 and June 2013), 12 months follow-up (i.e. to the end of June 2014) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

iii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iv	Represents data for the baseline (149), 2009-10 (168), 2010-11 (173) and 2011-12 (171).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 17.1.0.10: Average number of court appearances where one or more offences were proven within 12 months - Adults	no.	1.2	n.a.[i]	n.a.ii

Baseline: In 2008-09, the average number of court appearances within 12 months was 1.2 for adult offenders.

[i]

For offenders convicted in 2012-13 (i.e. between July 2012 and June 2013), 12 months follow-up (i.e. to the end of June 2014) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for the baseline (1.2), 2009-10 (1.2), 2010-11 (1.2) and 2011-12 (1.3).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 17.1.0.11: Average number of court appearances where one or more offences were proven within 12 months - Juveniles	no.	1.5	n.a.[i]	n.a.ii

Baseline: In 2008-09, the average number of court appearances within 12 months was 1.5 for juvenile offenders.

[i]

For offenders convicted in 2012-13 (i.e. between July 2012 and June 2013), 12 months follow-up (i.e. to the end of June 2014) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for the baseline (1.5), 2009-10 (1.5), 2010-11 (1.5) and 2011-12 (1.6).

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	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 17.1.0.12: Average number of court appearances where one or more offences were proven within 12 months - Adults released	no.	1.4	n.a.[i]	n.a.ii

Baseline: In 2008-09, the average number of court appearances within 12 months was 1.4 for adults released from custody

[i]

For offenders convicted in 2012-13 (i.e. between July 2012 and June 2013), 12 months follow-up (i.e. to the end of June 2014) is required before data are available. As such, not enough time has yet passed to assess re-offending within 12 months of conviction for this cohort.

ii	BOCSAR cannot reliably estimate crime prior to its occurrence.
iii	Represents data for the baseline (1.4), 2009-10 (1.4), 2010-11 (1.4) and 2011-12 (1.4).

17.2	Increase completion rates for key treatment and intervention programs

Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 17.2.0.1: Number of offenders who complete key treatment and intervention program - Magistrates Early Referral Into Treatment (MERIT)%	69.7	61.8	66.0[i]

Baseline: The Magistrates Early Referral Into Treatment baseline data for 2010-11 is: 1,997 total exits from the program, 1,391 completions and a completion rate of 69.7%.

[i]	This is a prediction based on the average figures for the first half of 2013-14.
ii	Represents data for the baseline (69.7), 2011-12 (65.0), 2012-13 (61.8) and 2013-14 (66.0).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 17.2.0.2: Number of offenders who complete key treatment and intervention programs - Alcohol Drugs & Addiction programs	%	61.9	66.9	70.0

Baseline: Corrective Services NSW programs for 2011-12: Alcohol Drugs & Addiction programs - 61.9%.

[i]	Represents data for the baseline (61.9), 2012-13 (66.9) and 2013-14 (70.0).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 17.2.0.3: Number of offenders who complete key treatment and intervention programs - Aggression & Violence programs	%	56.3	61.7	60.0

Baseline: Corrective Services NSW programs for 2011-12: Aggression & Violence programs - 56.3%.

[i]	Represents data for the baseline (56.3), 2012-13 (61.7) and 2013-14 (60.0).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 17.2.0.4: Number of offenders who complete key treatment and intervention programs - Sex Offender programs	%	97.5	97.7	98.0

Baseline: Corrective Services NSW programs for 2011-12: Sex Offender programs - 97.5%.

[i]	Represents data for the baseline (97.5), 2012-13 (97.7) and 2013-14 (98.0).

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	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 17.2.0.5: Number of offenders who complete key treatment and intervention programs - Intensive Supervision Program	%	85.0	96.0	96.0[i]

Baseline: Completion rates for Juvenile Justice’s Programs, 2010-11: Intensive Supervision Program - 85%.

[i]

Source: Department of Police and Justice/Juvenile Justice (DPJ/JJ) SIS 28 March 2014. As this is taken from a live database, figures are subject to change. Estimate based upon data as at 28 March 2014.

ii	Represents data for the baseline (85.0), 2011-12 (87.2), 2012-13 (96.0) and 2013-14 (96.0).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 17.2.0.6: Number of offenders who complete key treatment and intervention programs - Dthina Yuwali	%	84.0	95.0	89.0[i]

Baseline: Completion rates for Juvenile Justice’s Programs, 2010-11: Dthina Yuwali - 84%.

[i]	Source: DPJ/JJ RPELive Database 28 March 2014 . As this is taken from a live database, figures are subject to change. Estimate based upon data as at 28 March 2014.
ii	Represents data for the baseline (84.0), 2011-12 (93.3), 2012-13 (95.0) and 2013-14 (89.0).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 17.2.0.7: Number of offenders who complete key treatment and intervention programs - Journey to Respect	%	72.7	72.7	80.0[i]

Baseline: Completion rates for Juvenile Justice’s Program: Journey to Respect was 72.7% in 2012-2013.

[i]	Source: DPJ/JJ SIS 28 March 2014. As this is taken from a live database, figures are subject to change. Estimate based upon data as at 28 March 2014. Estimate based upon < 50 participants.
ii	Represents data for the baseline (72.7), 2012-13 (72.7) and 2013-14 (80.0).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 17.2.0.8: Number of offenders who complete key treatment and intervention programs - Changing Habits and Reaching Targets	%	53.0	84.2	85.0[i]

Baseline: Completion rates for Juvenile Justice’s Programs, 2010-11: Changing Habits and Reaching Targets (CHART) - 53%.

[i]

Source: DPJ/JJ RPELive Database. As this is taken from a live database, figures are subject to change. Estimate based upon data as at 28 March 2014. Data system enhancement in November 2012 has provided improved program reporting for Changing Habits and Reaching Targets (CHART).

ii	Represents data for the baseline (53.0), 2011-12 (38.9), 2012-13 (84.2) and 2013-14 (85.0).

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Police and Justice Cluster

Goal 18:    Improve community confidence in the justice system

Positive feedback, including from court client surveys, indicates community confidence in the justice system continues to strengthen.

The Local Court continues to improve its performance with 96% of pending criminal cases less than six months old in 2012-13. The District Court continues to meet its target, with 80% of pending civil non-appeal matters less than 12-months-old in 2012-13.

The Court Service Centre continues to expand and improve client services and access to information.

Targets

18.1	Increase community confidence through an efficient court system

18.1.1	In the Local Court: 90% of pending criminal matters will be less than six months old

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 18.1.1.1: Percentage of Local Court criminal cases remaining at the end of each financial year, which were less than 6 months old	%	88.9	96.0	95.0

Baseline: In 2009-10, 88.9% of pending criminal cases were less than 6 months old.

[i]	Represents data for the baseline (88.9), 2010-11 (89.0), 2011-12 (95.2), 2012-13 (96.0) and 2013-14 (95.0).

18.1.2	In the District Court: 75% of pending civil matters will be less than 12 months old

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 18.1.2.1: Percentage of District Court civil cases remaining at the end of each financial year, which were less than 12 months old	%	83.0	80.0	75.0

Baseline: In 2009-10, in the District Courts in NSW, 83% of pending civil matters were less than 12 months old

[i]	Represents data for the baseline (83.0), 2010-11 (77.2), 2011-12 (77.8), 2012-13 (80.0) and 2013-14 (75.0).

18.2	Increase victims and community understanding of the justice system

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 18.2.0.1: Percentage of victims and community members who have confidence in the NSW justice system	%	n.a.	n.a.	n.a.	n.a

Baseline: Baseline and improved survey method is being considered. For further information on customer satisfaction with public services, see Goal 30 in Chapter 7.

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Goal 23:    Increase opportunities for people to look after their own neighbourhoods and environments

The Police and Justice sector is working to encourage community participation in crime prevention activities. Local residents and businesses have been extensively consulted, and a City of Sydney people’s forum was convened to develop and implement management plans for the CBD and Kings Cross, to assist in making them safe yet vibrant entertainment precincts.

Since 2010, the Police and Justice sector has funded and supported an annual day of Graffiti Removal. Each year the participation of individuals and community groups is increasing. Since 2011 the Police and Justice sector has provided funding for volunteer graffiti removal groups. Community groups and local councils can apply for annual funding to support graffiti removal activities and purchase graffiti removal equipment. The Police and Justice sector is currently working with Volunteering NSW to develop a strategy to encourage greater community participation in graffiti removal activities across NSW.

Targets

23.4	Reduce graffiti

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 23.4.0.1: Number of malicious damage - graffiti incidents recorded by NSW police, expressed as a rate per 100,000 NSW residents	no. per 100,000	123	135.8	n.a.[i]

Baseline: 123 incidents per 100,000 NSW residents in 2011-12.

[i]	BOCSAR cannot reliably estimate crime prior to its occurrence.
ii	Represents data for the baseline (123) and 2012-13 (135.8).

23.5	Increase neighbourhood crime prevention

Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 23.5.0.1: Percentage of Local Area Commands with at least one Neighbourhood Watch group (eyewatchi)%	23.0	97.5	100.0

Baseline: In September 2011, 23% of Local Area Commands had at least one Neighbourhood Watch Group (eyewatch).

[i]	eyewatch group capability exists in Facebook for 100% of Local Area Commands.
ii	Represents data for the baseline (23.0), 2012-13 (97.5) and 2013-14 (100.0).

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Police and Justice Cluster

Goal 28: Ensure	NSW is ready to deal with major emergencies and natural disasters

Natural disasters and major emergencies are a common threat to NSW and its communities. It is essential that effective preparedness is maintained. During the 2013-14 Bush Fire Danger Period, communities across NSW, including the Blue Mountains, Southern Highlands and Hunter/Central Coast areas, experienced first-hand the importance of this preparedness. Families and businesses in the Blue Mountains are continuing to receive significant help from the NSW Government following the devastating October 2013 bushfires. NSW has jointly committed $13.2 million with the Commonwealth Government to help affected Blue Mountains residents rebuild their lives and livelihoods. A $970,000 Bushfire Recovery Grants program has also been established by the NSW Government as part of the joint recovery funding to help residents overcome continuing social and economic distress and help them build greater resilience in the event of future disasters.

The NSW Government is committed to the continued strength of the State’s natural disaster and emergency preparedness:

•

The State Emergency Management Committee will continue to review and revise the sub plans and supporting plans to the State Emergency Management Plan. This will ensure that plans are up to date when they are required to be used.

•	The Ministry for Police and Emergency Services will continue to update and develop new multi-agency emergency training courses, including a suite of introductory e-learning modules.

•	The Ministry for Police and Emergency Services has started to develop a Recovery Strategy. This strategy will assist in the provision of effective recovery services.

•	The NSW Rural Fire Service continues to implement the non-legislative recommendations of the Independent Hazard Reduction Audit Panel.

•	During 2013, legislative amendments were made to the Rural Fires Act 1997 to improve bush fire management arrangements. Among these measures, new fines for littering cigarette butts were introduced.

•	Introduced legislation to make it easier for property owners to clear trees and vegetation from around their property to protect it from bushfires.

•	Expanding NSW’s emergency response and biosecurity capability through the establishment of the regionally-based Local Lands Services in 2014.

Targets

28.1 Ensure	NSW has appropriate arrangements in place to respond to and recover from Natural Disasters

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 28.1.0.1: Completion of the State Natural Disaster Risk Assessment	N/A	N/A	Completed		N/A

Baseline: Complete the State Natural Disaster Risk Assessment by 31 December 2011i ii

[i]	The first NSW Natural Disaster Risk Assessment was approved in November 2011, and was publicly released in December 2012.
ii	In 2011-12 resilience measures were put in place (in plans). Council of Australian Government (COAG) review was concluded December 2012.

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	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 28.1.0.2: Completion of a review into disaster resilience arrangements and relevant support programs	N/A	N/A	Completed		N/A

Baseline: Review disaster resilience arrangements: Implementation of National Strategy for Disaster Resilience commencing 2012i; COAG review of disaster funding finalised end 2011.

[i]	Resilience measures, including such matters as policies, planning and systems, are being incorporated into agency arrangements.

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 28.1.0.3: The State Disaster Plan, State Recovery Plan and each hazard specific sub-plan is reviewed or exercised every two years by responsible agencies	N/A	Review / exercise of plan[i]	State Disaster Plan (DISplan) reviewed Dec 2012	Reviewed / Exercised plansii	N/A

Baseline: Review/exercise of plansi.

[i]

Adopted the revised NSW State Disaster Plan, renamed the New South Wales State Emergency Management Plan (Emplan), in November 2012. Sub-plans under the New South Wales State Emergency Management Plan are being reviewed on a rolling basis.

ii

Since 30 June 2012, a further six Emplan sub plans and three supporting plans have been reviewed and endorsed by the State Emergency Management Committee. Two additional plans that were not reviewed were exercised. A review of the NSW Counter Terrorism Plan was also completed in December 2013.

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 28.1.0.4: All identified coastal erosion hot spots to have coastal zone management plans[i] in place and certified by the Minister by 2015	no.	n.a.	n.a.	n.a.	N/A

Baseline: In July 2011, 15 coastal hotspots were identified (noting these are changeable year to year). The hotspots are expected to be covered by 12 coastal zone management plans (1 plan covering 3 hotspots another covering 2 hotspots).

[i]	Finalisation of Coastal Zone Management Plans is subject to Stage 2 of the Coastal Reform process, which will be considered by Cabinet in 2014.

28.2	Defend against suburban and bushland fires Increase community resilience to the impact of fires through prevention and preparedness activities

28.2.1	Increase the number of households that are ‘fire safe’ through expansion of awareness programs

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 28.2.1.1: Fire and Rescue NSW to annually deliver 250 targeted community safety programs per permanent fire station	no.	256	257	250

Baseline: In 2009-10, Fire and Rescue NSW delivered 256 community safety programs per permanent station.

[i]	Represents data for the baseline (256), 2010-11 (272), 2011-12 (254), 2012-13 (257) and 2013-14 (250).

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Police and Justice Cluster

28.2.2	Enhance volunteer training programs with a particular focus on cadet training schemes

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 28.2.2.1: NSW Rural Fire Service to train an additional 4000 secondary school children through the School Cadets Programmes by 2016	no.	814	2,481	3,281

Baseline: During 2010-11, a total of 50 Secondary School Cadet Programs were conducted, with 814 students trained.

[i]	Represents data for the baseline (814), 2011-12 (1,654), 2012-13 (2,481) and 2013-14 (3,281).

28.2.3	Increase the number of identified Neighbourhood Safer Places

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 28.2.3.1: Create 200 more Neighbourhood Safer Places (Places of Last Resort) in bush fire prone areas	no.	740	900	920

Baseline: In 2009-10, 740 Neighbourhood Safer Places were initially designated through the establishment of the Neighbourhood Safer Places program. In 2010-11, an additional 53 Neighbourhood Safer Places were designated in bush fire prone areas.

[i]	Represents data for the baseline (740), 2010-11 (793), 2011-12 (849), 2012-13 (900) and 2013-14 (920).

28.2	Defend against suburban and bushland fires Increase the number of properties protected by hazard reduction works across all bushfire prone land tenures by 20,000 per year by 2016

28.2.4	Increase the number of properties protected by hazard reduction works across all bush fire prone land tenures by 20,000 per annum by 2016

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 28.2.4.1: Number of properties protected by hazard reduction works reported to RFS on a rolling five years average commencing 1 July 2011, as per the NSW Rural Fire Service Bush Fire Risk Information Management System	no.	128,593	150,400	140,793

Baseline: The five year rolling average of the number of properties subject to bush fire hazard reduction work was 128,593 as at 2010-11.

[i]	Represents data for the baseline (128,593), 2011-12 (136,063), 2012-13 (150,400) and 2013-14 (140,793).

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28.2.5	Increase the number of properties protected by hazard reduction works across all bush fire prone land tenures by 20,000 per annum by 2016

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 28.2.5.1: Area of bush fire prone land treated by hazard reduction works reported to RFS on a rolling five years average commencing 1 July 2011 as per the NSW Rural Fire Service Bush Fire Risk Information Management System	ha.	128,894	167,075	161,762

Baseline: The five year rolling average of the land area treated through bush fire hazard reduction work was 128,894 hectares for 2010-11.

[i]	Represents data for the baseline (128,894), 2011-12 (135,688), 2012-13 (167,075) and 2013-14 (161,762).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 28.2.5.2: Number of hazard reduction activities undertaken in National Parks and Reserves on 5-year rolling average	no.	461	1,004	1,009

Baseline: 461 hazard reduction activities undertaken per annum on a rolling 5-year average from 2006-07 to 2010-11.

[i]	Represents data for the baseline (461), 2011-12 (722), 2012-13 (1,004) and 2013-14 (1,009).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 28.2.5.3: Area (hectares) of National Parks and Reserves treated on 5-year rolling average	ha.	57,819	93,323	103,851

Baseline: 57,819 hectares of National Parks and Reserves treated per annum on a rolling 5-year average from 2006-07 to 2010-11.

[i]	Represents data for the baseline (57,819), 2011-12 (62,636), 2012-13 (93,323) and 2013-14 (103,851).

28.3	Increase the number of Floodplain Risk Management Plans available to support emergency management planning

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 28.3.0.1: The number of Floodplain Risk Management Plans available to the State Emergency Service	no.	152	282	n.a.

Baseline: As of 1 July 2011, the NSW State Emergency Service held 152 Floodplain Risk Management Plans across 166 Local Government Areas.

[i]	Represents data for the baseline (152), 2011-12 (161) and 2012-13 (282).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 28.3.0.2: The percentage of Floodplain Risk Management Plans that conform to the NSW State Emergency Service Requirements from the Flood Risk Management Process Guidelines	%	30	18	20

Baseline: In 2011-12, Floodplain Risk Management Plans that conform to the NSW State Emergency Service requirements from the Flood Risk Management Process Guidelines are estimated at 30%.

[i]	Represents data for the baseline (30), 2012-13 (18) and 2013-14 (20).

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Police and Justice Cluster

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 28.3.0.3: Increase the area of flood prone areas covered by Rural Floodplain Management Plans[i] by 42,560 square kilometres by 2021	km2	24,440	24,440	24,440

Baseline: In 2010-11, the area of flood prone land covered by a Rural Floodplain Management Plan was 24,440 square kilometres.

[i]

The Floodplain Management Plans (FMPs) developed to date were created under the Water Act 1912 and relate to small-scale, localised areas. As part of the $50 million Healthy Floodplains project, future FMPs will be significantly larger in scope and will cover the entire floodplains of Northern NSW. The development of these plans is currently underway, with public submissions on the draft Gwydir Valley plan being invited in July 2015.

ii	Represents data for the baseline (24,440), 2011-12 (24,440), 2012-13 (24,440) and 2013-14 (24,440).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 28.3.0.4: Increase the number of Floodplain Risk Management Plans adopted by local government to 166 by 2021	no.	116	125	133[i]

Baseline: In 2010-11, the number of Floodplain Risk Management Plans adopted by local government was 116.

[i]

Five floodplain risk management plans have been adopted by local government in NSW so far in 2013-14: Canterbury City Council, Parramatta City Council, Willoughby City Council, Woollahra Municipal Council and Randwick City Council.

ii	Represents data for the baseline (116), 2011-12 (122), 2012-13 (125) and 2013-14 (133).

28.4	Maintain preparedness to deal with biosecurity threats to ensure they have minimal impact on the NSW economy, environment and community

	Units	Baseline	2012-13 Actual	2013-14[i] Est Actual	Trendii

Measure 28.4.0.1: Dollar value of NSW primary industries production protected under biosecurity response agreements	$b	8.3	8.9	10.8

Baseline: Agricultural industries protected under biosecurity response agreements equate to $8.3 billion (2008-09 data) in agricultural production value.

[i]	Data used for reporting are determined from ABARE and ABS sources. This data has not been revised for 2013-14 so measure reported remains as an estimate and unchanged.
ii	Represents data for 2009-10 (7.7), 2010-11 (10.0), 2011-12 (9.1), 2012-13 (8.9) and 2013-14 (10.8).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 28.4.0.2: 95% of priority animal diseases in NSW covered by disease surveillance programs by 2020[i]	%	85	100	100

Baseline In 2010-11, approximately 85% of priority plant and animal diseases in NSW were covered by disease surveillance programs.

[i]

The measure for 2012-13 for the first time reflects animal surveillance only. Separate reporting of animal and plant surveillance programs has proven more informative and has allowed for more accurate priority setting for future work.

ii	Represents data for the baseline (85), 2011-12 (85), 2012-13 (100) and 2013-14 (100).

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	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 28.4.0.3: 95% of priority plant diseases in NSW covered by disease surveillance programs by 2020[i]	%	85	85	85

Baseline In 2010-11, approximately 85% of priority plant and animal diseases in NSW were covered by disease surveillance programs.

[i]

The measure for 2012-13 for the first time reflects plant surveillance only. Separate reporting of animal and plant surveillance programs has proven more informative and has allowed for more accurate priority setting for future work.

ii	Represents data for the baseline (85), 2011-12 (85), 2012-13 (85) and 2013-14 (85).

Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 28.4.0.4: 80% of NSW farms implementing enterprise level biosecurity plans by 2020%	75	77	82

Baseline In 2010-11, approximately 75% of NSW farms were implementing enterprise level biosecurity plans.

[i]	Represents data for the baseline (75), 2011-12 (75), 2012-13 (77) and 2013-14 (82).

Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 28.4.0.5: Increase community and landholder participation in managing invasive species to 80% by 2020%	51	64	80

Baseline In 2010-11, there was approximately 51% of community and landholder participation in managing invasive species.

[i]	Represents data for the baseline (51), 2011-12 (55), 2012-13 (64) and 2013-14 (80).

	Units	Baseline	2012-13 Est Actual	2013-14 Est Actual	Trendii

Measure 28.4.0.6: Maintain at least 95% compliance with national biosecurity performance standards[i]	%	95	97	95

Baseline In 2010-11, there was approximately 95% compliance against National Animal Health Performance Standards.

[i]

Compliance with national biosecurity performance standards is determined via external audit, the scheduling of which is only partly under the control of the Department of Primary Industries. Results from the 2013-14 audit are not yet available.

ii	Represents data for the baseline (95), 2011-12 (95), 2012-13 (97) and 2013-14 (95).

Note:	n.a. = not available
N/A = not applicable

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7.	Premier and Cabinet Cluster

NSW 2021 Goals

The Premier and Cabinet Cluster is the lead or co-lead for the following NSW 2021 Goals:

•	Invest in critical infrastructure (Goal 19 includes the contributions of the Treasury and Finance Cluster)

•	Restore trust in State and Local Government as a service provider (Goal 30)

•	Improve government transparency by increasing access to government information (Goal 31 includes the contributions of the Police and Justice Cluster)

•	Involve the community in decision making on government policy, services and projects (Goal 32).

Progress in 2013-14

In 2013-14, the Premier and Cabinet Cluster, together with the Public Service Commission, the Customer Service Commissioner, the Treasury and Finance Cluster, the Transport Cluster, the Police and Justice Cluster, the Planning and Environment Cluster and the Trade and Investment, Regional Infrastructure and Services Cluster continued working towards achieving their NSW 2021 Goals. Activities included:

Invest in critical infrastructure (Goal 19)

Budget initiatives in 2013-14 including the Restart NSW fund, the Hunter Infrastructure Investment Fund, Building the State, and the Housing Acceleration Fund have delivered strong progress in infrastructure investment and jobs in the CBD, Western Sydney and regional NSW including:

•	Allocated infrastructure funding of $15.2 billion in 2013-14, a 7% increase on spending in 2012-13.

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Increased the State-funded infrastructure program over the 2013-14 Budget forward estimates period by an extra $2.2 billion p.a, or 39.3%, to an average of $9 billion p.a. from $6.5 billion p.a. (this includes the general government sector, public transport and the Sydney International Convention Exhibition and Entertainment Precinct project).

•	Committed over $3 billion funding from the Restart NSW fund to the State Infrastructure priority projects and programs, including $1 billion to the regions.

•

Included innovative partnerships with the private sector in delivering State Infrastructure Strategy priorities in 2013-14, including the NorthConnex motorway linking the M1 to the M2, and WestConnex, a 33 kilometre motorway linking Western and Southwestern Sydney with our international gateways at the airport and Port Botany.

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Premier and Cabinet Cluster

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Released the final NSW Freight and Ports Strategy, which will guide the NSW Government’s short, medium and long term goals over the next 20 years to tackle inefficiencies and capacity constraints in the freight network.

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Continued construction of the $306 million Wynyard Walk project, which will provide a fully accessible pedestrian link between Wynyard Station and the developing CBD western corridor and Barangaroo. In late 2013, above-ground demolition works were finished for the Clarence Street portal, a new western entrance to Wynyard Station.

•	Progressed delivery of Sydney’s pinch point solutions (partly Restart NSW funded) and almost $1 billion of road works for growth areas in North West and South West Sydney.

•	Started work on the $396 million upgrade to Northern Beaches road network.

•	Completed demolition and started work on Darling Harbour Live, the new Sydney Convention and Exhibition centre, hotel and residential precinct. Opened the interim facility at White Bay.

•	Opened Sydney Cricket Ground new Grandstands in time for the 2013-14 Ashes competition.

•	Opened the new Inner West Light Rail extension to Dulwich Hill and started procurement of the $1.6 billion CBD and South East Light Rail service.

Western Sydney

As Western Sydney is the driver of over 30% of NSW’s GSP, the NSW Government is accelerating solutions to Western Sydney’s infrastructure backlog and preparing for an expected increase in population in greater Western Sydney of more than 900,000 people by 2031.

Progress in 2013-14 includes:

•	Over $1.8 billion was allocated in 2013-14 for infrastructure projects specifically in Greater Western Sydney.

•	Established the WestConnex Delivery Authority to oversee construction, financing and management of Australia’s largest road project, WestConnex (a $11-11.5 billion motorway).

•	Securing a concessional loan of up to $2 billion from the Commonwealth Government to accelerate WestConnex by 18 months.

•

Reached agreement with Transurban and the Westlink M7 shareholders to progress delivery of the $3 billion NorthConnex motorway – twin, nine-kilometre tunnels that will link the M1 and M2 under busy Pennant Hills Road.

•	Construction is underway on the North West Rail Link with the first tunnel boring machine to be in the ground in 2014.

•	Completed all major works on the South West Rail Link for $100 million less than budget.

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Continued building the Northern Sydney Freight Corridor. Major construction is now underway for the North Strathfield Rail Underpass, Epping to Thornleigh Third Track and Gosford Passing Loops projects.

•	Delivered improvements to the freight rail network, including the Port Botany Freight Line and the Southern Sydney Freight Line, to improve rail efficiency including in Western Sydney.

•

Accelerated the supply of 118,000 new homes through the Housing Acceleration Fund by bringing forward $322 million for 21 road and water infrastructure projects including Camden Valley Way and Richmond Road.

•	Providing $70 million to fast-track the delivery of Old Wallgrove Road, to enable the location of 4,000 new jobs in Western Sydney.

•	Allocated $99 million through the Priority Infrastructure Fund to support Western Sydney councils to deliver local infrastructure requirements for new housing developments.

•

The Nepean Hospital Mental Health Unit opened in March 2013, delivering 64 beds, including 44 beds in acute and high dependency units and 20 beds for specialist mental health care for older people. A new $23.1 million multi-storey car park with 657 spaces was opened in August 2013.

•	Opened new health service facilities at Graythwaite Rehabilitation Centre.

•	As part of the $324 million expansion of Blacktown and Mount Druitt Hospitals, the State’s largest hospital construction project, a $24.2 million 622-space car park opened in April 2014.

•	Upgraded Penrith Courthouse.

Regional NSW, the Hunter, the Illawarra and Central Coast

•	Created 25,000 regional jobs since April 2011.

•	Delivered more than 2,000 regional nurses, teachers and police officers to the front line.

•	Delivering $13 billion in regional infrastructure projects, and also secured 30% of Restart NSW funds for investment into regional NSW.

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Investing $1.7 billion over our first four years to rebuild hospitals across regional NSW including in Bega, Dubbo, Kempsey, Lismore, Maitland, Parkes, Forbes, Port Macquarie, Tamworth, Wagga Wagga and Wellington, as well as opening new health service facilities at Central Coast Cancer Care.

•	Investing in Central Coast health infrastructure with $1.8 million on planning for future upgrades at Wyong and Gosford hospitals, and a $6.2 million upgrade underway for Wyong Hospital ED.

•

Continued to deliver major court infrastructure including a new courthouse at Coffs Harbour and Armidale, the construction of the Newcastle Justice Precinct, and design of new courthouses at Wagga Wagga and Wollongong, and upgraded the Maitland Courthouse.

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•	Opened new police stations in Parkes and Moree.

•	Spent an additional $1 billion each year to upgrade country roads and opened the following projects to traffic:

•

Pacific Highway - opened Devils Pulpit, Woolgoolga bypass, and Herons Creek to Stills Road. Nearly $1 billion was allocated in 2013-14, including $403 million from the Restart NSW fund, to continue the duplication of Pacific Highway.

•	Hunter Expressway $1.7 billion, 40 kilometre connection to New England Highway.

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Princes Highway - opened Bega bypass and South Nowra duplication. Nearly half a billion was allocated in 2013-14, including $270 million from the Restart NSW fund, to continue duplication of the Princes Highway.

•	The Hume Highway Holbrook Bypass, which was the final project in duplicating the Hume Highway to provide an 808 kilometre link between Sydney and Melbourne.

•	Newcastle Inner City Bypass, Shortland to Sandgate section.

•	Central Coast Highway from Matcham Road to Ocean View Drive.

•	Announced the $100 million Restart NSW Illawarra Infrastructure Fund, which included innovative projects in partnership with University of Wollongong, local councils and non-government organisations.

•

Invested more than $54 million in 2013-14 to improve Central Coast roads, including upgrades to the Central Coast Highway at West Gosford ($17 million) as part of the $170 million allocated to the project, the Sparks Road intersection in Warnervale ($10 million) as part of an estimated $23 million project, and allocating $9 million to complete the Central Coast Highway improvements in Wamberal.

•

Committed to build a new primary school at Lake Cathie on the North Coast and upgrade Collarenebri Central School, Denison College Bathurst High Campus, Rutherford High School, Parry School in Tamworth, and Yeoval Central School.

•	Investing $21.9 million on construction of the new Gosford Primary School.

•

Since coming to government, allocated $130 million into infrastructure for mining-affected communities under the Resources for the Regions program, including a $9.5 million upgrade of Ulan Road in Mudgee, $2.5 million for upgrades to the airport runway at Cobar, and $12.3 million to support the Narrabri Water Supply Augmentation project.

•

Delivered grants to improve boating access and facilities such as boat ramps, jetties and pontoons across metropolitan and regional waterways in coastal and inland NSW through the Better Boating program, with funding of $5.4 million.

•	Continued road resurfacing and reconstruction programs to improve road quality in areas not currently meeting national road smoothness standards due to prolonged rain and flooding.

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•

Accelerated infrastructure investment by local councils through the Local Infrastructure Renewal Scheme, unlocking almost $680 million worth of investment in local infrastructure in Rounds One and Two, to support projects including local roads, community halls, libraries, parks, sporting grounds, and housing infrastructure.

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Reserved $41 million from the Restart NSW fund to improve water security throughout regional NSW including $2.5 million for connecting town supply systems in Bourke Shire, $5.3 million for Nimmitabel Lake Wallace project and $2 million for town water supply system in Forbes Shire.

•	Returned decision making powers to communities through Local Health Districts, local decisions in local schools and Local Land Services.

•	Used best practice to defend NSW’s interests on the Murray Darling Basin Plan.

Restore trust in State and Local Government as a service provider (Goal 30)

•	Opened 16 Service NSW one-stop-shop centres with another two due to be opened during 2013-14. Customers have the benefit of extended opening hours, and can make appointments to suit their convenience.

•	Established a single contact number (137788) for Service NSW for 24/7 government services and launched a digital transaction website, www.service.nsw.gov.au.

•	Served close to 3 million customers since the launch of Service NSW in July 2013. Customer satisfaction with Service NSW is tracking at 98%.

•

Introduced the Government Sector Employment Act 2013 (GSE Act), which commenced on 24 February 2014. These reforms will help modernise the NSW public sector for the first time in over 25 years, and make it more responsive to taxpayers and citizens.

•

The Public Service Commission worked with NSW public sector agencies to implement a new executive structure and capability and performance management frameworks, and a review of the sector’s current approach to recruitment against best practice.

•

The Public Service Commission published the 2013 State of the NSW Public Sector Report, Getting into Shape, which included an analysis of organisational responses to bullying in NSW public sector agencies. The report highlighted the first year-on-year decline in the size of the public sector workforce in more than a decade.

•

In 2013 the Public Service Commission Advisory Board led work examining public sector productivity, public sector collaboration with the not-for-profit and private sectors, and measurement of customer satisfaction with government services. An inaugural sector-wide survey of customer satisfaction with government services will be conducted in 2014, one of the results of this work.

•	The Public Service Commission continued work on the Innovation Implementation Project to promote innovation across the public sector.

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Premier and Cabinet Cluster

•

The Public Service Commission developed executive capability by expanding the scope of the existing Executive Development Program to incorporate the entire sector executive cohort. Baseline data will be used to inform future executive development activity.

Improve government transparency by increasing access to government information (Goal 31)

•

Launched the Service NSW website, which acts as the new digital gateway to multi-government services and transactions and provides an open and transparent source of information for customers, with most services accessible from only two to three clicks from the home page (and accessible on any device) as well as easy access to the comprehensive A-Z NSW government directory. Digitised forms such as birth certificates and seniors’ cards applications and renewals now do away with printing forms altogether with customers able to apply directly online.

•

Developed snapshot reports to understand compliance by local councils and Ministers, which were published in July 2013. These snapshot reports are part of a series of activities completed to support the analysis of agency activities with respect to their activities under the Government Information (Public Access) Act 2009.

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Created a database for the purposes of recording and analysing data reported by government agencies under section 125 of the Government Information (Public Access) Act 2009. This database supports the report on the operation of the Government Information (Public Access) Act 2009 (generally across all agencies) now and into the future.

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Published the ICT Board Report on open government in NSW, which outlined current and planned initiatives across Government. A showcase of best practice case studies is published on the ICT Strategy website.

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Published the NSW Government Open Data Policy to outline a principles-based approach to making government held data more accessible to people. The Implementation Plan for the NSW Government Open Data Policy was published in February 2014. This was informed by representatives from industry and government at the Open Data Forum held at the end of 2013.

•

Held round one apps4nsw developer events and online developer competitions in August 2013 using data from the Department of Family and Community Services (FACS) and the Australian Museum. Two apps were developed following the online developer competition and launched in February 2014: the Seniors Card app using FACS data enabling mobile access to Seniors Card directory discounts, and The Art of Science app using Australian Museum data.

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Held round two apps4nsw developer challenge pitching and judging event in April 2014 using data from the Department of Education and Communities and the Office of Environment and Heritage. The products will be developed with the agency and ready for market launch in mid-2014.

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Piloted the federation of the NSW open data portal, www.data.nsw.gov.au, with the Australian and South Australian Government’s data portals to provide easier access to data across jurisdictions. Data.nsw now provides access to around 5,000 data sets from the Australian, South Australian, Queensland and NSW governments. In 2013-14 there were over 14,000 visitors to the data.nsw data portal, and around 35,000 page views.

•	Information published by NSW agencies is being made available online at OpenGov NSW (opengov.nsw.gov.au). In 2013-14 there were over 12,000 visitors to OpenGov NSW, and around 55,000 page views.

•	Additional measures were added to the NSW Government ICT Survey that will inform the open government and open data agendas going forward.

Involve the community in decision making on government policy, services and projects (Goal 32)

•

Offered customers of government services and transactions the opportunity to provide quick and easy feedback either at the end of the phone service or at the feedback kiosks in the one stop shop service centres. Customer satisfaction is currently at 98% – this is tracked in real time and responded to by the Service NSW team to ensure continued quality service to customers.

•

The National Parks and Wildlife Service website now provides content and photography for 225 parks and more than 1,600 attractions in NSW, plus the latest information on events and guided tours. During 2013, the website attracted nearly 1.4 million unique visitors and almost 10 million page views. This represents an increase of more than 118% on 2012.

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Released the reports of the Independent Local Government Review Panel and Local Government Acts Taskforce, delivered to the Minister for Local Government in October 2013, which resulted in over 400 public submissions.

•	Commenced developing a new Local Government Performance Measurement Framework, to put in place a set of agreed core measures of council performance.

•	Released the Government response to the NSW Companion Animals Taskforce

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Report on companion animals issues and dangerous dogs, including introducing new laws to deal with menacing and dangerous dogs. This followed consideration of over 5,000 responses made during the public consultation.

•	Published resources to assist agencies in the use of social media to share information and engage the community.

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Established the Open OEH program in the Office of Environment and Heritage which aims to embed open government principles throughout the organisation to improve transparency, collaboration and community engagement.

•	Added additional measures to the NSW Government ICT Survey that will include monitoring the use of social media.

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Engaged with industry experts at the third annual Government + Industry Thinktank. As has been the case in previous years, the event yielded a range of innovative recommendations for Government which will help to improve the effectiveness of policies, services and projects.

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apps4nsw challenges were held, providing opportunities for industry and the developer community to access government data and to work with agencies to come up with innovative solutions to improve service delivery.

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Depoliticised the planning system by referring most planning assessment decisions to the Independent Planning Assessment Commission. Public meetings are now routinely held by the Commission as part of its decision making process before the determination of major development proposals.

Key Initiatives for 2014-15

The Premier and Cabinet Cluster, together with the Public Service Commission, the Customer Service Commissioner, the Treasury and Finance Cluster, the Transport Cluster, the Planning and Environment Cluster, the Police and Justice Cluster and local councils, will deliver the following key initiatives to meet its NSW 2021 Goals including:

Invest in critical infrastructure (Goal 19)

Building on financial and strategic foundations restored over the last three years, the NSW Government is now accelerating new infrastructure to underpin our economic and jobs growth.

•

Accelerating the infrastructure program to fast-track economic growth and deliver the priorities identified in the State Infrastructure Strategy, the Long Term Transport Master Plan, the NSW Freight and Ports Strategy (finalised in 2013), Sydney’s Rail Future and Sydney’s Light Rail Future. There are 54 major projects (>$100 million) in delivery stages totalling over $60 billion. Full details can be found in Budget Paper 4.

•	Delivering key water and road infrastructure projects through the $483 million Housing Acceleration Fund to unlock new housing and employment land opportunities.

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Continuing recycling assets to provide Restart NSW funding for new priority infrastructure. Nearly $7 billion has been committed or reserved for infrastructure from the Restart NSW fund including nearly $2 billion for Regional NSW, and dedicated funds for new Hunter and Illawarra infrastructure. Restart NSW projects include partnership with local government and community organisations for investment in regional road pinch points, water supply, health and aged care priorities and local infrastructure upgrades.

•	Progressing planning for a second harbour crossing and the new CBD rail line.

•	Developing the evidence base and tools to deliver growth infrastructure plans to ensure infrastructure investment is made on time.

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•	Developing a contestability framework to take advantage of private sector innovation in delivering value for money infrastructure investment.

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Rebuilding the State’s hospitals through a $4.8 billion hospital redevelopment program, Construction is underway on health projects at Bega, Blacktown/Mount Druitt, Campbelltown, Dubbo, Hornsby, Kempsey, Lismore, Northern Beaches, Parkes, Forbes, St George, Wagga Wagga and Westmead.

•	Continuing construction of the Northern Beaches Hospital PPP, Sydney’s new teaching hospital at Frenchs Forest.

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Designing and constructing 15 new-built schools across NSW, including: Cairnsfoot School, Canada Bay Public School, Wangee Park School, North Sydney new 7-10 high school, Lower North Shore new public school, UTS Kuring-gai and Ultimo Public School in the Sydney area.

•	Commenced to upgrade Hornsby Courthouse.

•	Continuing to support police in their work with $59 million allocated to new built and upgrading police stations, including refurbishment of Manly Police Station.

Western Sydney

•	Establish a Greater Sydney Commission to modernise the way major infrastructure and urban planning priorities are delivered.

Nearly one out of every two transport infrastructure dollars is being invested in Western Sydney, to accelerate strategic economic and social infrastructure to support jobs and population growth. This includes:

•	Accelerating WestConnex, with Stage 2 commencing 18 months ahead of the original schedule.

•

The Metropolitan Strategy for Sydney will be renewed to reflect the boost which the proposed second Sydney airport at Badgerys Creek will bring to infrastructure and employment in Western Sydney and to increase Sydney’s supply of houses.

•	Weather permitting, widening the M5 West motorway between Camden Valley Way, Prestons and King Georges Road, Beverly Hills will be completed by the end of the year.

•

Delivering NorthConnex, the $3 billion M1-M2 (F3-M2) Link, with construction scheduled to start in early 2015 following agreements with Transurban and the Westlink M7 shareholders to build twin, nine-kilometre tunnels under busy Pennant Hills Road, with major construction underway.

•	Fast-tracking construction of the North West Rail Link, with early works completed, major construction underway and the tunnel boring machines expected in October 2014.

•	Commence a study into the feasibility of light rail in the Parramatta region.

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Premier and Cabinet Cluster

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Accelerating delivery of almost $1 billion over 10 years on a program of works on Western Sydney Growth Roads to accommodate population and jobs growth and support more than 25,000 new houses in Sydney each year. Road projects include:

•	New Erskine Park Link Road – opened to traffic in July 2013

•	M2 motorway widening – opened to traffic in August 2013

•	M5 West widening – due for completion in late 2014

•	Picton Road safety upgrade – completed in 2013

•	Richmond Road (Stage 1) – due for completion in mid-2014

•	Schofields Road (Stage 1) – due for completion in late 2014

•	Camden Valley Way upgrade – due for completion in 2015.

•

Accelerating development of key road upgrades in Western Sydney to support the development of Sydney’s second airport including the Northern Road, building a new motorway from the M7 to the Northern Road, Bringelly Road, Camden Valley Way, Richmond Road, Schofields Road and Narellan Road.

•	Accelerating new employment land in the Western Sydney Employment Area with the completion of Erskine Park Link Road, and funding the Old Wallgrove Road.

•	Completing the Great Western Highway upgrades between Emu Plains and Katoomba by 2016, and $250 million secured towards upgrades between Katoomba and Lithgow.

•	Developing a corridor strategy to improve the planning and efficiency of infrastructure delivery for key strategic corridors.

•	Providing a record investment in road maintenance for 2014-15.

•	Conducted consultations on the Parramatta North Masterplan.

•	Construction is underway on health projects at Blacktown/Mount Druitt, Campbelltown and Hornsby Ku-ring-gai.

•	New fire stations for Picton and Dunheved and major upgrades at Springwood.

•	Construction is due to commence on new police stations at Liverpool and Riverstone.

In 2013-14, for every $100 provided for public school education in NSW, $31 was allocated for Western Sydney, and of the 760 new teachers hired since 2011, 367 have been hired in schools in Western Sydney. Infrastructure to support public education in Western Sydney includes:

•	Designing and constructing new-built schools: The Ponds High School, The Ponds School, The Ponds Public School, Wentworth Point Public School, Spring Farm public school, and Glenmore Park School.

•	New schools for Oran Park, Bass Hill, and upgrades for Cabramatta High School and Nepean Performing Arts High School.

With population growth of more than 900,000 expected in Western Sydney over the next 17 years, and related demand for more job opportunities, the NSW Government will implement plans to relocate and consolidate more than 3,000 public servants to new offices in Western

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Sydney including in Penrith, Liverpool and Parramatta. As current office leases expire, agencies and jobs will relocate into new leased commercial space located closer to the communities they serve.

Regional NSW, the Hunter, the Illawarra and Central Coast

•

The NSW Government has committed to allocating 30% of funds from the Restart NSW fund to projects in regional NSW. To date more than $1 billion has been allocated to these projects, with a further $979 million reserved in the 2014-15 Budget for priority programs and projects. The 2014-15 Budget includes:

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A reservation of $325 million for the Water Security for the Regions program to provide for infrastructure works to secure water supplies and drought-proofing regional communities, bringing the total allocation for this program to $366 million. This includes a reservation contribution for a new dam on the Belubula River.

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A $70 million allocation in the 2014-15 Budget for Resources for the Regions to improve infrastructure in mining-affected communities, together with an additional reservation of $17 million, brings the total for the program to $217 million.

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A significant commitment to regional roads including the Regional Freight Pinch Point and Safety Program ($200 million), the Western NSW Freight Productivity Program ($50 million), $177 million for the construction of a second Clarence River crossing at Grafton, $12.5 million for the Queanbeyan Bypass (Ellerton Drive extension) project and $37.5 million to fix country roads managed by local government.

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A reservation of $110 million for regional tourism infrastructure works including expanding regional airports, cruising and rail trail infrastructure to improve the economic competitiveness of the regions.

•	The 2014-15 Budget also includes $16 million for coastal infrastructure repairs on Crown land and $10 million over four years to deliver dredging projects in priority waterways on the NSW North Coast.

•

Since 2011, an additional $2 billion has been allocated to the Pacific Highway, including $640 million for the Ballina bypass, $618 million for the Kempsey bypass and $315 million for the Bulahdelah bypass.

•	Allocated $498 million to upgrade the Princes Highway.

•	Revitalising Newcastle through planning and development work for the truncation of the heavy rail line at Wickham and the delivery of new light rail service between Wickham and the beach.

•	Purchasing a new fleet of around 65 state-of-the-art intercity trains to service the Central Coast, Newcastle, Illawarra and South Coast and the Blue Mountains.

•	Work is underway on the $48 million Bells Line of Road safety upgrade.

•	Completing the Great Western Highway upgrades between Emu Plains and Katoomba by 2016, and $250 million secured towards upgrades between Katoomba and Lithgow.

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•	Progressing the Bridges for the Bush Program, including significant milestones on the Kapooka Bridge on the Olympic Highway, and the second road over rail bridge at Gunnedah.

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Continuing to accelerate infrastructure investment by local councils through Round Three of the Local Infrastructure Renewal Scheme, unlocking up to $1 billion worth of investment to tackle the infrastructure backlog since the Scheme began in April 2011.

•	Construction is underway on health projects at Dubbo, Kempsey, Lismore, Port Macquarie, Bega, Tamworth, Wagga Wagga, and Wollongong.

•	Accelerating Hunter Region housing supply with road construction between Lochinvar and Rutherford.

•

The Albion Park Bypass will accelerate the delivery of significant housing supply within the Illawarra Region. This project will provide essential support for the development of 27,000 homes identified in the West Lake Illawarra release area (West Dapto, Calderwood, Tallawarra).

•	Designing and constructing new-built regional schools including: Lake Cathie Public School Port Macquarie, and Parry School in Tamworth.

•	Commencing construction of major courthouse upgrades in Wollongong and Wagga Wagga.

•	Supporting police in regional areas with a new police station at Walgett and site purchase in Tweed Heads, upgrading Belmont Police Station and refurbishments to Morisset and Toronto.

Restore trust in state and local government as a service provider (Goal 30)

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Employing the latest technology, allowing multiple agency transactions through a one-stop experience for customers. This will involve folding in the high volume myRTA transactional website into the www.service.nsw.gov.au gateway digital service, and completing the transition of the Roads and Maritime Newcastle contact centre to Service NSW.

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Opening more service centre outlets, including in locations such as Armidale, Albury, Blacktown, Bondi Junction, Hurstville, Maitland, North Sydney and Ryde with even more sites to be rolled out in the future in areas of highest customer demand. Other innovative design approaches include more kiosks and self-serve centres.

•

Carrying out the second biennial sector wide People Matter Employee Survey (PMES), with results published with the third State of the Public Sector Report in late 2014. A new sector wide State of the Public Sector Agency Survey will be carried out with the PMES.

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Developing a whole-of-government customer reform strategy, Customer NOW, to drive customer service improvements. This strategy will help the whole of the Government continue to build trust and will aim to lift customer satisfaction scores across the Government. Agencies will use the key drivers and levers of customer satisfaction

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identified in the Customer Satisfaction Measurement survey report in their design, development and implementation of whole-of-government customer transformation initiatives.

•

The Public Service Commission is currently working to develop a set of workforce management key performance indicators (KPIs) to apply at agency, cluster and sector level and a related set for inclusion in Secretaries’ performance agreements. The focus of the KPIs project is to establish a monitoring and evaluation framework for the current reforms and workforce management practice more broadly.

•

The Public Service Commission will launch an ethics toolkit to help agencies incorporate legislated public sector core values in the design and delivery of services, and in internal business processes.

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The Public Service Commission will continue to lead an implementation and delivery program for the public sector reforms in order to complete the development of necessary resources and to support the sector in implementing changes. The key program categories are: Public Service Senior Executive Reform, Major Reform Implementation Initiatives, Stakeholder Engagement Program, resources to support implementation and the agency change process, and Monitoring and Data.

Improve government transparency by increasing access to government information (Goal 31)

•

Using the results of the Customer Satisfaction Measurement survey report to direct the focus on more initiatives that will increase people’s access to government information for the 2014-15 financial year.

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Developing online and mobile technologies to make accessing government services, simple, quick, convenient and hassle free. Further technology development will ease customer interactions with government and simplify their transactions.

•

Reporting on the operation of the Government Information (Public Access) Act 2009 (generally across all agencies), as required by Section 37. The Information Commissioner is producing the report for financial years 2010-11, 2011-12 and 2012-13 to be tabled in Parliament in mid-2014. The 2013-14 report will be finalised in December 2014.

•

Obtaining findings from a public survey relating to community perspectives on the availability of information in NSW. The aim is to understand the public’s awareness on their rights to government information under information access regime, their understanding of the operation of the regime and whether they have used the regime. The findings will assist the Information Commissioner in raising awareness and to inform the section 37 Government Information (Information Commissioner) Act 2009 report for the 2013-14 financial year.

•

Visits to nsw.gov.au have dropped in the last 6 months due to the launch of the new Service NSW website, which allows citizens to complete a number of government transactions online. A new Search Engine Optimisation and Marketing plan for nsw.gov.au is being implemented over the next couple of months and should see an increase in overall traffic to the site.

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Premier and Cabinet Cluster

Involve the community in decision making on government policy, services and projects (Goal 32)

•

Working with agencies to design, develop and implement whole-of-government customer transformation initiatives. The Customer Satisfaction Measurement Survey results will support the development of a whole-of-government customer reform strategy, Customer NOW. The strategy will use the levers of customer satisfaction to identify the areas of focus for the Government in service improvements.

•	Setting up Live Chat from early 2015 through Service NSW to facilitate more opportunities to troubleshoot customer issues and help customers benefit from online experience.

•	Implementing the Government response to the final reports of the Independent Local Government Review Panel and Local Government Acts Taskforce.

•	Rolling out a new Local Government Performance Measurement Framework, to help councils improve and the public to hold councils to account.

•	Continuing to promote and improve the Have Your Say website for both government agencies and the public.

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Performance Information

Goal 19:	Invest in critical infrastructure

The NSW Government has increased expenditure on critical NSW infrastructure to deliver the State Infrastructure Strategy. Total capital investment increased by 7% in 2012-13 to over $15 billion.

All of the major State Infrastructure Strategy building projects have started including the North West Rail Link, Sydney CBD and South East Light Rail, WestConnex (including Parramatta Road renewal and Port Botany-Sydney Airport pinch points), NorthConnex, Northern Beaches road works, Pacific and Princes Highway upgrades, Bridges for the Bush, Bells Line of Road, Resources for Regions for mining communities and delivery of over $5 billion new health facilities.

The Restart NSW fund has provided over $3 billion including $1 billion for regions.

Targets

19.1	Increase expenditure on critical NSW infrastructure

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 19.1.0.1: Total State investment in infrastructure (excluding the public finance enterprise sector, but including general government and government trading enterprises)	$ billion	14.856	14.143	14.135[i]

Baseline: In 2010-11, total State investment in infrastructure in NSW was $14.856 billion.

[i]

The Government’s focus on business efficiencies across electricity networks has generated capital savings of $4.8 billion over the five year period to 2015-16. These efficiency improvements are reflected in consumer prices, with recently announced cuts to regulated network revenues expected to reduce electricity bills for an average household by $43 in 2014-15, or 1.9% (4.3% in real terms).

ii	Represents data for the baseline (14.856), 2011-12 (13.068), 2012-13 (14.143) and 2013-14 (14.135).

19.1.1	Increase investment in regional infrastructure

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 19.1.1.1: Total funds allocated annually to regional infrastructure (4 year rolling averagei)	$ billion	2.544	2.813	3.263

Baseline: In 2011-12, $2.544 billion of capital investment was directed toward regional infrastructure (excludes Commonwealth funding).

[i]

Data for 2012-13 and 2013-14 are estimated annual allocations. Data integrity issues for the years prior to 2011 currently prevent reporting on a 4 year rolling average. Implementation of the NSW Commission of Audit Report recommendations including improved central agency integrated reporting framework and a new financial information system will improve the accuracy of reporting.

ii	Represents data for the baseline (2.544), 2012-13 (2.813) and 2013-14 (3.263).

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Premier and Cabinet Cluster

19.1.2	Increase share of Commonwealth funding for NSW infrastructure

Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 19.1.2.1: Australian Government funding for NSW infrastructure (% relative to other States)%	30.8	32.4	30.6

Baseline: In 2010-11, NSW received $3.264 billion from the Australian Government, which was equal to 30.8% of the total share.

[i]	Represents data for the baseline (30.8), 2011-12 (27.7), 2012-13 (32.4) and 2013-14 (30.6).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 19.1.2.2: Australian Government funding for NSW infrastructure (dollar)	$ billion	3.264	1.629	2.432

Baseline: In 2010-11, NSW received $3.264 billion from the Australian Government, which was equal to 30.8% of the total share.

[i]	Represents data for the baseline (3.264), 2011-12 (3.079), 2012-13 (1.629) and 2013-14 (2.432).

19.1.3	Major strategic infrastructure delivered as a priority as promised

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 19.1.3.1: To be developed[i]	%	n.a.	n.a.	n.a.	n.a.

Baseline: To be determined.

[i]

The NSW Government State Infrastructure Strategy and five year State Infrastructure Plan were produced in 2012-13 and the Major Projects Assurance Program was implemented to ensure delivery of priority projects on target. There are 54 major projects (over $100 million) now being monitored by Infrastructure NSW including 6 transformative projects: North West Rail Link, WestConnex, NorthConnex, Sydney Light Rail, Darling Harbour Live (previously the Sydney International Convention, Exhibition and Entertainment Precinct) and Northern Beaches Hospital. Major projects that were delivered on time in 2013-14 include South West Rail Link, Sydney Light Rail Inner West Extension, Hunter Expressway and parts of the Pacific Highway.

19.2	Improve the quality of urban and rural State Roads

19.2.1	93% of State roads meet the national road smoothness standards by 2016

Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 19.2.1.1: Percentage of urban State Roads with a ‘good’ road smoothness where surface ‘roughness’ is less than 4.2 IRI (International Roughness Index)%	90.3	92.6	93.1

Baseline: At 30 June 2010, 91.5% of the primary road network met the national standards.

[i]	Represents data for the baseline (90.3), 2010-11 (90.0), 2011-12 (91.1), 2012-13 (92.6) and 2013-14 (93.1).

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Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 19.2.1.2: Percentage of rural State Roads with a ‘good’ road smoothness where surface ‘roughness’ is less than 4.2 IRI (International Roughness Index)%	93.4	93.7	93.8

Baseline: At 30 June 2010, 91.5% of the primary road network met the national standards.

[i]	Represents data for the baseline (93.4), 2010-11 (93.2), 2011-12 (93.6), 2012-13 (93.7) and 2013-14 (93.8).

Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 19.2.1.3: Percentage of State Roads with a ‘good’ road smoothness where surface ‘roughness’ is less than 4.2 IRI (International Roughness Index)%	91.5	92.9	93.3

Baseline: At 30 June 2010, 91.5% of the primary road network met the national standards.

[i]	Represents data for the baseline (91.5), 2010-11 (91.2), 2011-12 (92), 2012-13 (92.9) and 2013-14 (93.3).

19.3	Enhance rail freight movement

19.3.1	Double the proportion of container freight movement by rail through NSW ports by 2020

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 19.3.1.1: Total proportion of containers transported by rail through Port Botany, including import, export and empty containers	%	14.0	14.2	16.0

Baseline: In 2010-11, 14% of container freight movement through NSW ports occurred by rail.

[i]	Represents data for the baseline (14.0), 2011-12 (14.5), 2012-13 (14.2) and 2013-14 (16.0).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 19.3.1.2: Proportion of import, export and empty containers transported by rail through Port of Newcastle and Port Kembla	%	14.0	14.2	16.0

Baseline: In 2010-11, 14% of container freight movement through NSW ports occurred by rail.

[i]	Represents data for the baseline (14.0), 2011-12 (14.5), 2012-13 (14.2) and 2013-14 (16.0).

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Premier and Cabinet Cluster

Goal 30:    Restore trust in State and Local Government as a service provider

NSW is now at the vanguard of government customer service delivery with Service NSW being viewed as a template for other interstate and international jurisdictions. In just under a year, Service NSW has transformed the way residents and businesses transact with the NSW Government through one digital service, one 24/7 phone service and the first wave of 18 one stop service centres across the State. Importantly, Service NSW is leading the way for a new customer first culture within government.

Through the Public Service Commission’s biennial People Matter Employee Survey 2012 and annual State of the NSW Public Sector reporting, the Government has been able to establish a baseline for perceptions of integrity and accountability across the sector. The Commission continues to work with the sector to provide tools and information to improve performance in these areas.

Targets

30.1	Promote integrity and accountability in the public sector

	Units	Baseline	2012-13 Actual	2013-14 Est Actualii	Trend

Measure 30.1.0.1: NSW public sector employee perceptions of integrity as applied in their workplace[i]	%	71.4	71.4	n.a.	n.a.
Measure 30.1.0.2: NSW public sector employee perceptions of accountability as applied in their workplace[i]	%	64.5	64.5	n.a.	n.a.

Baseline: The results of the 2012 People Matter Survey provide the baseline, a numerical index based on survey responses for Integrity of 71.4%, and Accountability of 64.5% has been derived from the data.

[i]

The measures are extrapolated from the results of the biennial People Matter Employee Survey, in particular from a series of questions on public sector values. The survey was conducted in 2012, and will be conducted again in 2014, with fieldwork in May 2014 and results expected to be available in August 2014. Looking forward, the survey will be run again in 2016.

ii

Although it is hoped that the trend will be upward, for perceptions of both integrity and accountability, it is difficult to form an estimated trend from the one year sample collected so far. Actual data will next be reported in 2014-15.

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30.2	Increase customer satisfaction with government services

	Units ii	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 30.2.0.1: Overall satisfaction with the NSW Public Sector Services (1-10 dissatisfied/satisfied scale) - consumers[i]	scores	7.3iii	n.a.	7.3	n.a.
Measure 30.2.0.2: Overall satisfaction with the NSW Public Sector Services (1-10 dissatisfied/satisfied scale) - businesses[i]	scores	7.4iii	n.a.	7.4	n.a.

Baseline: In 2014, customers gave an average score of 7.3 out of 10 (consumers), and 7.4 out of 10 (businesses) when rating their overall satisfaction on their experiences over the last 12 months with individual Government services (aggregated scores of individual services).

[i]	The first survey was jointly conducted by the Public Service Commissioner and the Customer Service Commissioner in late 2013 and reported by both Commissioners in 2014.
ii	The Score is the ‘average’ rating that customers have given to specific statements on a scale of 1 - 10 where 1 is “strongly disagree” and 10 is “strongly agree”.
iii

Reported by Australia Online Research, April 2014 fieldwork, Customer Satisfaction Measurement, total sample size n= 6,208. 2013-14 baseline scores were established in March 2014. The Customer Satisfaction Measure Report will be released later this year.

30.3	Improve innovation within the public sector

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend
Measure 30.3.0.1: NSW public sector employee perceptions of innovation within the sector	%	n.a.	60.9[i]	n.a.	n.a.

Baseline: To be determined

[i]

An innovation measure of 60.9 for 2013 was previously reported in 2012-13. This measure was based on the 2012 People Matter survey. The next survey will be held mid-2014, with fieldwork in May 2014 and results expected to be available in August 2014. Looking forward, the survey will be run again in 2016. It is hoped that the innovation index will have an upward trend as a result of reforms including restructuring the executive layers of the sector and an expanded and ongoing executive development program, along with the Innovation Implementation Project.

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Goal 31:    Improve government transparency by increasing access to government information

The Government is committed to ensuring increased transparency by providing information to the community. This involves a range of proactive strategies, including the release of Information under the Government Information (Public Access) Act 2009 (GIPA).

The Information Commissioner will be preparing a report as required by section 37 of the Government Information (Information Commissioner) Act 2009 on the operation of GIPA (generally across all agencies). This report will cover the financial year 2013-14.

Under a digital strategy, access to information and citizen engagement will be enhanced. More information will be provided to the community through online devices such as computers, mobile devices and tablets.

The Service NSW website, which acts as the new digital gateway to multi-government services and transactions, provides an open and transparent source of information for customers, with most services accessible from only two to three clicks from the home page (and accessible on any device) as well as easy access to the comprehensive A-Z NSW Government directory.

Through the NSW Government’s new online soil mapping database eSPADE, NSW landowners now have access to find details about what’s in their soil without lifting a shovel or stepping outside. eSPADE is a new internet based information system that allows free, easy map based access to soil and land information from across NSW.

Targets

31.1	Increase the public availability of government information

31.1.1	Full compliance with the mandatory proactive release requirements under the Government Information Public Access Act 2009 (GIPA)

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 31.1.1.1: Compliance with the mandatory proactive release requirements under GIPA	%	60	83	84

Baseline: In 2010-11, 60% of government agencies subject to GIPA were compliant with the mandatory proactive release requirements of the Act.

[i]	Represents data for the baseline (60), 2011-12 (71), 2012-13 (83) and 2013-14 (84).

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31.2	Up to date information about government services

31.2.1	Increase the number of agencies I providing real-time information about government services to customers (e.g. live travel times, hospital waiting times, appeal processing times)

	Unitsii	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 31.2.1.1: Is improving government transparency by making it easier to access information about government services (1-10disagree/agree scale) - consumers[i]	scores	7.1iii	n.a.	n.a.	n.a.

Measure 31.2.1.2: Is improving government transparency by making it easier to access information about government services (1-10disagree/agree scale) - businesses[i]	scores	7.0iii	n.a.	n.a.	n.a.

Baseline: In 2014, customers gave an average score of 7.1 out of 10 (consumers), and 7.0 out of 10 (businesses) when rating how the NSW Government is making it easier to access information about their services (aggregated scores of individual services).

[i]

Agencies which have already developed real-time information include Ministry of Health, Roads and Maritime Services, Transport for NSW and Office of Environment and Heritage. The Customer Satisfaction Measure Report will be released later this year.

ii	Unit Score is the ‘average’ rating that customers have given to specific statements on a scale of 1 – 10 where 1 is “strongly disagree” and 10 is “strongly agree”.
iii	Reported by Australia Online Research, April 2014 fieldwork, Customer Satisfaction Measurement, total sample size n= 6,208. 2013-2014 baseline scores were established in March 2014.

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Premier and Cabinet Cluster

Goal 32:    Involve the community in decision-making on government policy, services and projects

Enabling people to participate in decision-making makes Government more responsive to citizens and their priorities - and helps devolve more decision making to the people most affected. The Government is making greater use of technology, alongside traditional consultation methods, to deliver an unprecedented level of engagement on issues ranging from strategic priorities, regional action plans, companion animals, swimming pools, and the future of local government in NSW.

Service NSW has collaborated directly with customers to shape the website navigational architecture, the design of the service centres and the operation of the 24/7 phone service. Ongoing customer feedback is tracked in real time and responded to by the Service NSW team to ensure continued and improved quality service to customers.

Targets

32.1	Increased proportion of people who feel able to have a say on issues that are important to them

Encourages public to participate and have a real say in decision-making on government policy, services and projects (1-10 disagree/agree scale)[i]	Unitsii	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 32.1.0.1: consumers	scores	6.0[i]	n.a.	n.a.	n.a.
Measure 32.1.0.2: businesses	scores	6.0[i]	n.a.	n.a.	n.a.

Baseline: In 2014, customers gave an average score of 6.0 out of 10 for consumers, and 6.0 out of 10 for businesses when rating how services in NSW encouraged the public to participate in decision making (aggregated scores).

[i]

Reported by Australia Online Research, April 2014 fieldwork, Customer Satisfaction Measurement, total sample size n= 6,208. 2013-14 baseline scores were established in March 2014. The Customer Satisfaction Measure Report will be released later this year.

ii	Unit Score is the ‘average’ rating that customers have given to specific statements on a scale of 1 – 10 where 1 is “strongly disagree” and 10 is “strongly agree”.

32.2	Increase opportunities for people to participate in local government decision making

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 32.2.0.1: Percentage of councils in NSW with a published community engagement strategy to support the development of Community Strategic Plans	%	23	54[i]	100 ii

Baseline: 2009-10 - 23%.

[i]	In 2012-13, 82 councils had published Community Engagement Strategies.
ii

From 2013-14 onwards, all councils in NSW (152) are required to have in place have a published Community Engagement Strategy which provides opportunities for people to participate in local government decision-making through the preparation of Community Strategic Plans. The Community Engagement Strategy is required to be reviewed every four years. The next review is due following the September 2016 local government elections.

iii	Represents data for the baseline 2009-10 (23), 2010-11 (27), 2011-12 (45), 2012-13 (54) and 2013-14 estimate (100).

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	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendi ii

Measure 32.2.0.2: Number of complaints received about council community consultation practices	no.	19	26	25
Percentage of complaints received about council community consultation practices	%	1.7	2.4	2.0

Baseline: 2010-11 - 19 complaints.

[i]	Represents data for the baseline 2010-11 (19), 2011-12 (21), 2012-13 (26) and 2013-14 (25).
ii	Represents data for the baseline 2010-11 (1.7), 2011-12 (1.8), 2012-13 (2.4) and 2013-14 (2.0).

32.3	Increase visits to Government websites and number of submissions received from the community

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendi ii

Measure 32.3.0.1: Number of completed forums hosted by the Have Your Say website	no.	6	58	114
Number of visits to nsw.gov.au	no.	1,696,598	1,774,722[i]	1,800,000

Baseline: Three online discussion forums were held that ended in the six month period to end of September 2011. Please note that these were run prior to the setup of the NSW Government Have Your Say online discussion platform.

[i]

The site visits to nsw.gov.au have not increased. The Service NSW website was launched in November 2013 and took a significant proportion of traffic that would otherwise have landed on nsw.gov.au. Additionally the Government Gazette of NSW content was moved to the NSW Legislation website, another key traffic driver to nsw.gov.au.

ii	Represents data for the baseline 2010-11 (6), 2011-12 (15), 2012-13 (58) and 2013-14 (114).
iii	Represents data for the baseline 2010-11 (1,696,598), 2011-12 (1,562,773), 2012-13 (1,774,722) and 2013-14 (1,800,000).

Note:	n.a. = not available
N/A = not applicable

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8.	Trade and Investment, Regional Infrastructure and Services Cluster

NSW 2021 Goals

The Trade and Investment, Regional Infrastructure and Services Cluster is the lead or co-lead for the following NSW 2021 Goals:

•	Improve the performance of the NSW economy (Goal 1 includes the contributions of the Family and Community Services Cluster)

•	Drive economic growth in regional NSW (Goal 3 includes the contributions of the Planning and Environment Cluster)

•	Increase the competitiveness of doing business in NSW (Goal 4 includes the contributions of the Treasury and Finance Cluster, the Planning and Environment Cluster, and the Premier and Cabinet Cluster)

•	Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23 is also reported in Chapter 6, Police and Justice and Chapter 5, Planning and Environment)

•	Enhance cultural, creative, sporting and recreation opportunities (Goal 27 includes the contributions of the Education and Communities Cluster and the Planning and Environment Cluster).

Progress in 2013-14

In 2013-14, the Trade and Investment, Regional Infrastructure and Services Cluster, together with the Premier and Cabinet Cluster, the Planning and Environment Cluster, the Education and Communities Cluster, the Treasury and Finance Cluster, and the Family and Community Services Cluster, continued working towards achieving their NSW 2021 Goals. Activities included:

Improve the performance of the NSW economy (Goal 1)

•

Commenced implementing A Platform for Growth: The NSW Economic Development Framework to improve growth, resilience, innovation and productivity, global competitiveness and investment opportunities in key sectors of the economy, including the visitor economy, international education and research, professional services, manufacturing, digital economy, and creative industries.

•

Delivered the inaugural NSW Business Leadership Forum, which formed part of the Government’s wider engagement strategy with industry. The focus of the forum was on building the competitiveness of the NSW economy and tracking delivery of the key sectors’ industry action plans.

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Trade and Investment, Regional Infrastructure and Services Cluster

•

Developed a Resources and Energy NSW International Engagement Strategy to identify markets and opportunities for promotion of NSW resources to attract new private capital investment in the minerals sector.

•

Refocused and expanded the membership of the Multicultural Business Advisory Panel and Export and Investment Advisory Panel to help leverage the State’s multicultural assets and drive implementation of the NSW International Engagement Strategy to increase global competitiveness in international trade.

•

Promoted the visitor economy through the activities of Destination NSW, including delivery of the Regional Visitor Economy Fund and Aboriginal Tourism Action Plan under the Visitor Economy Industry Action Plan. Destination NSW also launched the China Tourism Strategy and Jhappi Time campaign to increase visitation and overnight visitor expenditure from the priority international markets of China and India.

•

Implemented national and NSW specific energy market reforms to provide cost savings that can be passed on to consumers, including: network reforms resulting in expected savings to NSW consumers of over $5.4 billion in capital and operating costs, revised licence criteria to achieve NSW reliability outcomes more flexibly and at a lower cost to consumers, adoption of the National Energy Customer Framework, and that electricity prices will be deregulated from 1 July 2014.

•

Supported productivity growth in NSW through enhanced research and innovation opportunities. A strong evidence base is being built for decision making. This is being done by supporting and strengthening the State’s research system through the Office of the Chief Scientist and Engineer and the NSW Office for Science and Research which works with the scientific, engineering and research communities, the higher education sector and business to promote growth and innovation.

•

Provided business advisory services and programs such as the State Investment Attraction Scheme and the Regional Industries Investment Fund, which aim to improve the State’s economic performance, drive economic growth in regional areas and complement the Jobs Action Plan. To the end of March 2014, 108 investment projects have been attracted, estimated to deliver over $1.3 billion in investment and supporting the creation of more than 4,800 jobs in NSW over the next three years.

•

Supported small and medium-sized businesses through the Small Business Commissioner and continued to deliver quality business advice through Small Biz Connect and the Small Biz Bus mobile advisory and information service.

•

Completed the second year of the three-year pilot research program with the University of Western Sydney to ensure that NSW small business services are effectively and efficiently enhancing small business growth and sustainability.

•	Held an Energy Security Summit and began developing actions to support the future security and affordability of energy supply.

•

Continued developing a coordinated program of industry engagement through the NSW Council for Women’s Economic Opportunity, with the support of Women NSW. The aim of the program is to create greater opportunities for girls and women to enter and stay in non-traditional trades.

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Trade and Investment, Regional Infrastructure and Services Cluster

•

Allocated funding of $200,000 annually for the Investing in Women Funding Program, provided to partnership projects (community, industry, local government) that lead to the economic empowerment of women by supporting the training and employment of women in non-traditional trades.

Drive economic growth in regional NSW (Goal 3)

•	Created 25,000 regional jobs since 2011 through economic reform, tight budget management and investment in infrastructure.

•	Spent more than $1 billion to upgrade and make regional roads safer.

•	Supporting regional communities and boosting jobs, through a $1.7 billion investment in regional health infrastructure.

•

Invested more than $117 million from the Restart NSW fund across 20 regional infrastructure projects to support economic growth and ease infrastructure constraints in NSW communities affected by mining. Major projects included $12.3 million for the Narrabri Water Supply Augmentation, $6.7 million to support the Cope Road project in Mid Western LGA and $9 million for the Singleton CBD renewal.

•

Identified and mapped 2.8 million hectares of Biophysical Strategic Agricultural Land across NSW where development will trigger safeguarding provisions including the Gateway process. In addition the Government has established coal seam gas exclusion zones to protect over 2.7 million hectares of land, including dwellings and the equine and viticulture Critical Industry Clusters in the Upper Hunter. These provisions provide certainty to both industry and the community, allowing balanced growth of regional economies.

•	Introduced an expanded role for the Environment Protection Authority and established the Office of Coal Seam Gas to regulate petroleum titles and work health and safety at petroleum workplaces.

•	Implemented Local Land Services to deliver customer-focused agriculture and natural resource management services, advice and information in NSW.

•

Continued implementation of the 19 whole-of-government Regional Action Plans. These plans focus on immediate actions the NSW Government will take to improve economic and social outcomes in each region.

•

Commenced implementing the Commercial Fisheries Reform Program, which was developed in response to the Independent Report into NSW Commercial Fisheries Policy, Management and Administration. The reform program includes a $16 million industry restructure package and the setting of total catch or effort limits across all coastal fisheries.

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Trade and Investment, Regional Infrastructure and Services Cluster

•	Allocated $10.8 million to 29 projects under the NSW Weed Action Program with the aim of increasing agricultural productivity through the reduction of noxious weeds across NSW.

•	Provided $30.2 million in funding to support farmers through the current drought.

•

Commenced implementing the New South Wales Biosecurity Strategy 2013-2021 which provides a framework to protect the economy, environment and community from negative impacts associated with pests, weeds and diseases.

•	Established the $20 million Farm Innovation Fund to provide loans to farmers to enable them to better prepare for future droughts.

Increase the competitiveness of doing business in NSW (Goal 4)

•

Increased the Payroll Tax threshold from $689,000 to $750,000 from 1 July 2013 – around 1,300 fewer businesses will have to pay payroll tax and the remaining will have their payroll tax bill cut by an average of $3,325 in 2013-14.

•	Increase in the payroll tax rebate from $4,000 to $5,000 for each new job supported under the Jobs Action Plan.

•	Improved the efficiency of electricity networks, saving approximately $5.4 billion.

•	Reformed the costly Solar Bonus Scheme.

•	Delivered $259.2 million in red tape savings for business and the community in 2013. Significant reforms include:

•	A reduction in WorkCover premiums, which have resulted in operational efficiencies that have reduced the cost of operations. These have saved businesses $89.5 million in direct costs.

•

Small employers no longer need to complete and submit annual estimated wages forms to have their workers compensation policies renewed, as this information will be collected via wages already provided to insurers. This saves them $21 million in administrative costs.

•

Amendments to the State Environmental Planning Policy (Exempt and Complying Development and other Matters) 2013 exempt advertising and signage from the development approval process. Also, new industrial buildings up to 20,000 m2 and additions to existing industrial and commercial buildings, and internal fitouts of buildings, are now subject to a shorter development approval process. This saves business and the community $44.5 million in administrative and delay costs.

•

Continued implementing the Quality Regulatory Services initiative to make it easier for business to interact with Government. The next phase will save businesses time and money by removing unnecessary interactions with Government. This is because regulators will all adopt a risk-based and outcomes-focused approach to compliance and enforcement.

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•	Adopting a range of reforms from an IPART review of licensing including:

•	Extending the validity of light vehicle safety inspection reports from 6 weeks to 26 weeks

•	Making 10-year driver licences (classes C and R) available for drivers between 21 and 44 years.

•	Reduced Workers Compensation insurance premium rates by an average of 12.5% while achieving a surplus in the Scheme for the first time since 2008.

•

Introduced further Workers Compensation insurance premium savings of up to 12% on premiums through the inclusion of a 10% Employer Safety Incentive and an additional 2% for payment of premiums in full, along with reduced red tape for small employers through the introduction of the Small Employers Package. This is a market leading package that has seen interest in implementation by other jurisdictions, including Victoria and South Australia.

•	Allocated $13.4 million to the Research Attraction and Acceleration Program to support innovation and continue investment in the State’s research and development capacity.

•

Developed a range of initiatives to raise the global profile of Sydney as a place to live and work as part of the Global Talent Hub project. Initiatives included the release of Sydney Your Future Starts Here: The Official Guide to Living and Working in Sydney, and established the Global Sydney Human Resources Leaders Network in partnership with the Committee for Sydney.

•

Increased mineral and petroleum exploration investment by $26 million over 4 years. Funded through an Annual Rental Fee paid by holders of coal, mineral and petroleum titles, this will fund the expansion of the NSW Government’s New Frontiers pre-competitive mineral exploration initiative to further investment in and development of the minerals industry.

•

Continued to improve the timeframe to issue a planning Gateway determination notice. The average timeframe has fallen from 25 days last year to 23 days this year, and in March 2014, the benchmark target was reduced from 30 to 25 days.

•

Amended the State Environmental Planning Policy (Exempt and Complying Development Codes) 2008 for low impact works that should not require a lengthy and costly merit development assessment. The amendments will help streamline the delivery of new housing, create jobs and deliver more certainty in the planning process.

•

Implemented amendments to State Environment Planning Policy (Exempt and Complying Development) so that new industrial buildings up to 20,000 m2 and additions to existing industrial and commercial buildings, and internal fitouts of buildings, are classified as complying development.

•

Increased the proportion of complying development certificates issued by councils or private certifiers. Around one-third of all development applications in 2012-13 were compliant, which represents almost a 30% increase since 2010-11.

•	Approved more than 23% of single new dwellings as complying development in 2012-13.

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•	Improved the processing times for complying development applications. The time taken by councils decreased from an average of 18 days in 2011-12 to 17 days.

•	Implemented the 30 days to pay policy, with 90% or better on-time payments to small businesses across seven of the nine Clusters during 2013.

•	Implemented service delivery standards for the processing of applications under the Mining Act 1992 to reduce processing times.

•	Shortened the disclosure requirements for retirement village operators in response to a general inquiry by prospective residents.

Secure potable water supplies (Goal 21)

•

The integration of the Sydney Catchment Authority (SCA) and State Water Corporation into Water NSW will ensure that catchment management expertise currently within SCA is extended to all catchments in NSW.

•

The review of the 2010 Metropolitan Water Plan has found that the modelling on water use and environmental flows requires adjustment in the next iteration of the Plan. This review is a phased process, with Phase 1 completed in late 2013 and the next phase due in late-2014.

•	Developed the Lower Hunter Water Plan in close consultation with the community to secure water supplies in drought and to support the long-term growth of the region.

•

Continued the Country Towns Water Supply and Sewerage Program to secure long-term potable water supplies and manage effluent effectively in regional communities. A total of $69 million covering 45 projects was allocated to the program in 2013-14.

•	Delivered the Aboriginal Water Initiative Program to enhance Aboriginal engagement in water planning and licensing.

•

Managed the Aboriginal Communities Water and Sewerage Program to improve water and sewerage services for eligible Aboriginal communities. A total of $18 million was allocated in 2013-14 covering works at 36 communities.

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23)

•

Improved community participation in Landcare, a community-based program aimed at improving land management practices and developing local natural resource management skills and knowledge. The number of established Landcare groups increased to 2,630.

•

Continued to implement the Landcare Support Program Strategic Business Plan 2011 to 2015, which included staging the Regional Landcare Support Forum aimed at strengthening the partnership between Landcare and Local Land Services, to build Landcare’s administrative and strategic planning capacity.

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•	Implemented Catchment Action Plans, the strategic regional plans which are guiding integrated natural resource management planning and implementation under Local Land Services.

Enhance cultural, creative, sporting and recreation opportunities (Goal 27)

•

Released for public consultation the Discussion Paper – Framing the Future: Developing an arts and cultural policy for NSW. The NSW Government is working with the Minister’s Reference Group on the final policy.

•	Released the Master Plan for the Walsh Bay Arts Precinct and completed a Final Business Case.

•

Progressed digitisation of collections held in State institutions to enable access, discovery and management for the NSW community. The State Library is progressing its digital excellence program and the rollout of library Wi-Fi hotspots across the State.

•

Supported over 250 arts and cultural organisations across the State, delivering programs and projects that focus on developing a creative and vibrant arts and cultural sector engaging with diverse audiences and communities.

•	Completed delivery of 55 projects under the NSW Arts and Disability Partnership, a two-year program to increase the involvement of NSW people with disability in arts and culture.

•

Attracted major events and developed new cultural products to grow NSW as a global tourism and event destination, which led to NSW being named the Best Event State in Australia. Major events delivered included: the Major League Baseball Opening Series, Manchester United versus Foxtel A League All Stars, Corroboree Sydney, Ironman Australia at Port Macquarie, Hobie 16 World Championships, The Lion King, the world premiere of Strictly Ballroom the Musical, The Championships at Randwick 2014, Sydney International Art Series, and the Australian Open of Surfing. Expanded the Vivid Sydney Festival, which was named Australian Event of the Year, to include activations in Martin Place, Sydney University and Carriageworks.

•	Continued investment in the Sydney Festival, Biennale of Sydney, Sydney Film Festival and Sydney Writers’ Festival.

•

Achieved 21 new items listed on the State Heritage Register, including the listing of Kamay Botany Bay National Park, the Maitland Jewish Cemetery, the Glebe Island Bridge and a number of railway items at Lithgow.

•	Established the Far West Academy of Sport as an independent community-based organisation.

•	Continued to provide grants to help upgrade local sporting facilities and engage with the State’s sport and recreation industry.

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•	Continued to provide outdoor education and recreation experiences for schools, corporate and community groups, children and families through 11 sport and recreation centres across NSW.

•	Contributed to the Greater Western Sydney (GWS) Giants AFL training facility and new community field at Sydney Olympic Park.

•	Continued to sponsor and facilitate artistic and cultural activities at Sydney Olympic Park’s Newington Armory Gallery, including the annual Art-Express and Operation Art exhibitions.

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Key Initiatives for 2014-15

The Trade and Investment, Regional Infrastructure and Services Cluster, together with the Planning and Environment Cluster, the Premier and Cabinet Cluster, the Police and Justice Cluster, the Education and Communities Cluster, the Treasury and Finance Cluster, and the Family and Community Services Cluster, will deliver the following key initiatives to meet its NSW 2021 Goals:

Improve the performance of the NSW economy (Goal 1)

•

Supporting industry growth by delivering programs under the NSW Economic Development Framework, with a continued focus on the key sectors of visitor economy, international education and research, professional services, manufacturing, digital economy and creative industries.

•

Facilitating the establishment of industry-led knowledge hubs in the five key sectors of Creative Digital, Energy, Financial Services, MedTech, and Transport, Logistics and Rail to boost industry competitiveness through access to world leading information and research, and greater collaboration.

•

Strengthening promotion of NSW in priority export markets through the continued implementation of the NSW International Engagement Strategy, which includes capacity building for NSW exporters in high growth sectors under a new Export Accelerator program.

•

Building and promoting the visitor economy through the activities of Destination NSW, including continuing to deliver the Visitor Economy Industry Action Plan. Actions under the plan will include the NSW First Workshop program to support, and build capacity in, the NSW tourism industry, developing the 10-Year Cruise Development Plan and the Regional Conferencing Strategy for NSW.

•	Continuing to drive national and NSW specific energy market reforms to provide cost savings that can be passed on to consumers.

•

Continuing to provide small and medium-sized businesses with dispute resolution services, advocacy, and quality advice through the statewide rollout of Small Biz Connect and expanded the reach of the Small Biz Bus services into metropolitan and regional NSW.

•	Continuing to coordinate a program of industry engagement through the NSW Council for Women’s Economic Opportunity.

•

Continuing to support the Investing in Women Funding Program, provided to partnership projects (community, industry, local government) that lead to the economic empowerment of women by supporting the training and employment of women in non-traditional trades.

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Drive economic growth in regional NSW (Goal 3)

•

Delivering the Decade of Decentralisation policy to support investment in regional infrastructure, encourage localised decision making, and grow the regional population and skill base. Key initiatives include:

•	Implementing a reform agenda in response to the Independent Local Government Review

•	Delivering the updated Regional Relocation Grant and the Skilled Regional Relocation Incentive to assist people to move to regional NSW

•	Relocating at least 1,500 public sector jobs from metropolitan Sydney to regional NSW by 2021

•	Relocating and consolidating more than 3,000 public servants to new offices in Western Sydney.

•

Delivering an Economic Development Strategy for Regional NSW to position regions for long-term growth, improve the coordination and alignment of Government policies and programs, and to articulate the Government’s role in regional economic development.

•

Limit the social and economic impact of water reform on Murray-Darling Basin communities through prioritising water savings over water buybacks and securing a further $32.5 million in Commonwealth funding for regional infrastructure projects.

•	Continuing to implement the recommendations of the Independent Review of NSW Commercial Fisheries to improve management of fisheries resources.

•

Introducing biosecurity legislation and developing subordinate legislation to significantly reduce the regulatory and compliance burden on industry, leading to reduced costs for agricultural production.

•	Developing an Industry Action Plan for Agriculture to support global competiveness and economic growth in regional areas.

•	Implementing the Commonwealth’s Basin Plan in NSW to ensure balanced social, economic and environmental outcomes for regional NSW.

•

Continue to address strategic planning issues for the regions through Regional Growth Plans. The plans will incorporate the statewide Biophysical Agricultural Land mapping that was completed ahead of schedule.

Increase the competitiveness of doing business in NSW (Goal 4)

•	Supporting small and medium sized businesses to develop high growth new-to-market innovative solutions through the Innovate NSW program.

•	Investigating options to expand business advisory services, particularly in Western Sydney, including targeted support for multicultural businesses.

•	Completing the Upper Hunter Coal Strategic Assessment and the Lower Hunter Regional Strategy – Regional Conservation Plan.

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•	Introduce Workers Compensation insurance premium reform and reduced red tape for medium and large employers.

•

Implementation of a workers compensation claims design strategy to promote and support earlier return to work of injured workers and to effectively manage and target some of the key risks to claims experience that impact on the financial performance of the scheme.

•	Continue implementation of the WorkCover Regional Business Initiative (small towns NSW) to enhance business performance through better safety, return to work and injury management outcomes.

•	Continue to reform the NSW Procurement System, including implementing the Procurement Board’s goods and services workplan and construction reforms workplan.

•	Commence the review of concurrences, referrals and planning related approvals, and the establishment of the ‘one-stop shop’ as a single point of contact for streamlining project assessment.

•

Continue to ensure confidence and predictability in the development assessment process, through independent decision making, performance-based development assessment and greater emphasis on evidence-based strategic planning.

•

Increase the number of online lodgements of complying development applications under the NSW Housing Code. This initiative will significantly reduce times for complying development, which may have previously required a development application.

•	Extending the validity of light vehicle safety inspection reports to 26 weeks for the purpose of renewing light vehicle registrations, except for public passenger vehicles.

•	Introducing online rental bond services.

•	Improving guidelines for Controlled Activity Approval or exemption for riparian corridors on waterfront land.

•

Undertaking a series of reviews to reduce the cumulative burden of regulation in key NSW industries such as cafes and restaurants, housing construction, clothing retail, road freight and print manufacturing.

•	Commissioning further reviews by the Independent Pricing and Regulatory Tribunal that identify red tape reduction opportunities.

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Secure potable water supplies (Goal 21)

•

The review of the 2010 Metropolitan Water Plan has found that the modelling on water use and environmental flows requires adjustment in the next iteration of the Plan. This review is a phased process, with Phase 1 completed in late 2013 and the next phase due in late-2014.

•	Implement and monitor the Lower Hunter Water Plan to ensure appropriate investments are being made and the region’s water needs are being met now and into the future.

•

Continuing the Country Towns Water Supply and Sewerage program to secure long-term potable water supplies and manage effluent effectively in regional communities. Planned budget for 2014-15 is $46.1 million, covering 26 projects.

•	Reserving $41 million in funding for regional infrastructure projects to promote water security under a new program, Water Security for Regions.

•	Delivering the Aboriginal Water Initiative Program to enhance Aboriginal engagement in water planning and licensing.

•

Continuing to manage the Aboriginal Communities Water and Sewerage program to improve water and sewerage services for eligible Aboriginal communities. Planned budget for 2014-15 is $12 million covering 40 operational and maintenance projects.

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23)

•

Continuing implementation of the updated Catchment Action Plans, the strategic regional plans, which are guiding integrated natural resource management planning and implementation under Local Land Services.

•

Continuing implementation of the revised Landcare Support Program Strategic Business Plan 2011 to 2015. Ongoing projects include the Landcare Gateway website that connects Landcare groups by enabling them to register their group, event and project and provides them with easily accessible information on issues, including health and safety, financial and project management.

•

Delivering the NSW and ACT Regional Climate Modelling to develop high resolution climate projections for release to the public. These climate projections will improve the ability to project changes in temperature, wind and rainfall across NSW.

Enhance cultural, creative, sporting and recreation opportunities (Goal 27)

•	Finalising the framework for cultural infrastructure investment, including the Cultural Venues Plan, in partnership with Infrastructure NSW.

•	Finalising the Arts and Cultural Policy with the Minister’s Policy Reference Group.

•	Implementing the revised Arts and Cultural Development Program to provide funding to support a resilient and vibrant arts and cultural sector.

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•

Attracting major events and developing new cultural products to grow NSW as a global tourism and event destination and to maintain NSW’s position as the Best Event State in Australia. Events will include the exclusive to Sydney visit of Juventus FC, 2015 Asian Cup Final, Bingham Cup rugby event, Fresh Film Festival (Working Title) at Dungog, Deni Ute Muster at Deniliquin and continuing support of the Sydney International Art Series – Chuck Close Prints: Process and Collaboration. The Australian Museum will launch Aztecs, an exhibition which includes 200 artefacts on loan from Mexico’s National Council for Culture and the Arts and National Institute of Anthropology and History.

•	Working with Netball NSW to complete the construction of Netball Central at Sydney Olympic Park in the lead-up to the 2015 Netball World Cup.

•	Working with government agencies and local organising committees to stage the Asian Football Confederation Asian Cup and the International Cricket Council Cricket World Cup in 2015.

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Performance Information

Goal 1: Improve	the performance of the NSW economy

The Government’s number one priority is to grow our economy and establish NSW as the first place in Australia to do business. A strong economy generates more jobs and opportunity – along with the revenue to improve services, reduce taxes, build more infrastructure and put downward pressure on the cost of living.

State Final Demand for the March quarter 2014 was 4.7% (Source ABS:5206.0), the highest of all states. Tax reduction policies and investment in the drivers of our economy – including housing infrastructure – have supported the creation of almost 110,000 new jobs since March 2011.

This has been achieved by strong fiscal discipline to ensure government spending does not exceed revenues. This is being achieved through a responsible public sector wages policy, public sector micro-economic reform, recycling of assets to invest in new infrastructure, and maintaining our AAA credit rating where other states have failed.

By making tough decisions to live within our means, we have improved our domestic and international competitiveness, promoted exports, tourism and investment, attracted more international students, and invested in productive infrastructure to support housing construction.

NSW’s strong performance on key indicators such as housing, construction, jobs, and business confidence are positive signs that tough and necessary economic management reforms are turning NSW in the right direction.

Targets

1.1	Grow business investment by an average of 4% per year to 2020

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 1.1.0.1: Annual average trend growth in private business investment measured in real terms[i]	%	5.7	9.8	-6.9

Baseline: Total private business investment in the year to June 2011 was $49.9ii billion.

[i]	The 2012-13 figure includes the sale of Port Botany and Port Kembla. The 2013-14 figure includes the sale of Newcastle Port.
ii

The baseline was amended due to the latest revisions to chain volume estimates by the ABS, which include re-basing of the reference year for chain volume measures to 2011-12, and other revisions. Previously, total private business investment in the year to June 2011 was $50.3 billion.

iii	Represents data for the baseline (5.7), 2011-12 (7.3), 2012-13 (9.8) and 2013-14 (-6.9).

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1.2	Grow GSP[i] per capita by an average 1.5% per year to 2020 with specific industry growth targets

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 1.2.0.1: Annual average trend growth in GSP[i] per capita measured in real terms	%	0.70	0.56	1.17ii

Baseline: GSP per capita grew by a trend average 0.7% in the five years to 2009-10.

[i]	Gross State Product.
ii	NSW State Final Demand for the March quarter 2014 was 4.7% (Source ABS:5206.0), the highest of all states.
iii	Represents data for the baseline (0.70), 2010-11 (1.21), 2011-12 (1.22), 2012-13 (0.56) and 2013-14 (1.17).

1.2.1	Increase tourism in NSW with double the visitor expenditure by 2020[i]

	Units	Baseline	2013 Actual	2014 Est Actual	Trendiii

Measure 1.2.1.1: Overnight international and domestic visitor expenditure in nominal terms, including international package expenditure but excluding international airfares	$ billion	18.7	21.8	21.8ii

Baseline: Modelled international visitor expenditure (including package expenditure) in NSW plus modelled domestic overnight visitor expenditure in NSW for the year ended December 2009 was $18.7 billion.

[i]	The target statement commenced from calendar year 2009.
ii

International and Domestic Visitor data comes from an annual, national survey of 140,000 tourists conducted by Tourism Research Australia (TRA). This is a Commonwealth Government run project with information provided to the States only on a quarterly basis. This information is supplied at a time lag of approximately 3 months. TRA do produce a forecast but only semi-annually and at a national level. For these reasons, data can only be provided after Commonwealth reporting and it is not possible to provide a NSW future estimate.

iii	Represents data for the baseline (18.7), 2010 (19.1), 2011 (20.2), 2012 (20.3) and 2013 (21.8).

1.2.2	Grow critical industries in NSW such as – services (financial, professional, legal), manufacturing, digital economy and international education and research

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 1.2.2.1: Average annual trend growth in estimated industry value added measured in nominal terms	$ billion	134.5[i]	n.a.ii	n.a.

Baseline: The estimated combined industry value added of the professional services, manufacturing and digital economy industries was $134.5 billion in 2010-11 in NSW; the estimate for the rest of Australia is $222.0 billion.

[i]	The baseline was revised last year from $135.3 billion to $134.5 billion due to revisions to the data by the ABS.
ii	The figure for 2012-13 is dependent on ABS data and will be available by the end of June 2014.
iii	Represents data for the baseline (134.5), and 2011-12 (144.8).

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1.2.3	Increase the value of primary industries and mining production by 30% by 2020

	Units	Baseline	2012-13 Est Actual	2013-14 Est Actual	Trend[i]

Measure 1.2.3.1: Value of agriculture, forests and fisheries production in real terms	$ billion	8.9	10.2	n.a.

Baseline: 2009-10 – Estimated total value of agricultural production in real terms was $8.4 billion; 2009-10 – Estimated value of forestry production in real terms was $381 million; 2009-10 – Estimated total value of fisheries production in real terms was $155 million.

[i]	Represents data for the baseline (8.9), 2010-11 (11.6), 2011-12 (11.2) and 2012-13 (10.2).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 1.2.3.2: Value of mineral and petroleum production in real terms	$ billion	17.0	21.2	22.2[i]

Baseline: 2009-10 – Total value of production across minerals and petroleum industries was approximately $17 billion.

[i]	Despite further declines in export coal prices experienced over the 2013-14 year to date, growth in export coal tonnages should see an increase in value for 2013-14.
ii	Represents data for the baseline (17.0), 2010-11 (20.2), 2011-12 (23.0), 2012-13 (21.2) and 2013-14 (22.2).

1.2.4	Grow exports from NSW

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 1.2.4.1: Average annual trend growth in NSW total international exports in real terms	$ billion	60.0[i]	67.6	70.0

Baseline: Total value in 2009-10 of NSW exports of goods and services (Chain volume measures) was $60 billion.

[i]

The baseline was amended due to the latest revision to chain volume estimates by the ABS to include re-basing of the reference year for chain volume measures to 2011-12 following the release of the 2012-13 State Accounts, and other revisions. Previous baseline was $59.0 billion.

ii	Represents data for the baseline (60.0), 2010-11 (62.2), 2011-12 (65.4), 2012-13 (67.6) and 2013-14 (70.0).

1.2.5	Grow the value of cultural diversity to the NSW economy

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 1.2.5.1: Number of NSW businesses exporting goods	no.	13,756	n.a.	n.a.[i]

Baseline: In 2009-10 there were 13,756 NSW goods exporters with an ABN, which represented 35.5% of the Australian total of 38,687 goods exporters with an ABN.

[i]	No basis to estimate this figure since 2012-13 actual is not yet available.
ii	Represents data for the baseline (13,756), 2010-11 (13,594), and 2011-12 (13,628).

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	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 1.2.5.2: The NSW share of skilled migrants	%	25.3	25.7	n.a.

Baseline: In 2009-10 NSW received 27,408 permanent additions of migrants in the ‘Skills’ category, which represented 25.3% of the net permanent additions of skilled migrants to Australia.

[i]	Represents data for the baseline (25.3), 2010-11 (29.5), 2011-12 (26.7), and 2012-13 (25.7).

1.3	Grow employment by an average of 1.25% per year to 2020

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 1.3.0.1: Annual average trend growth in employed persons	%	2.5[i]	1.7	0.6ii

Baseline: The average employment in 2010-11 was 3,498,600 people in NSW.

[i]

The ABS has revised the time series for its labour force data, to incorporate re-based population benchmarks from the 2011 Census, plus other improvements (as detailed in the January 2014 suite of labour force releases). The baseline statement for 2010-11 was amended as a result, from an average of 3,566,400 people in NSW to 3,498,600 (2.5%).

ii	Over the March Quarter 2014, growth in NSW employment was 0.69% compared to growth in Australian employment of 0.48% (both in trend terms).
iii	Represents data for the baseline (2.5), 2011-12 (0.6), 2012-13 (1.7) and 2013-14 (0.6).

1.3.1	Reduce the gap in employment outcomes between Aboriginal and non-Aboriginal Australians within a decade

	Units	Baseline	2013 Est Actual	2014 Est Actual	Trend[i]

Measure 1.3.1.1: Employment to working population ratio for:
Aboriginal persons	%	43.4	47.6	n.a.
Non-Aboriginal persons	%	71.1	71.5	n.a.
Gap	%	27.7	23.9	n.a.

Baseline: 2010 – Indigenous employment to numbers of resident civilian Indigenous population ratio is 43.4 In 2010, non-Indigenous employment to population ratio is 71.1.

[i]

Aboriginal persons: represents data for the baseline (43.4), 2011 (48.1), 2012 (47.8) and 2013 (47.6). Non-Aboriginal persons: represents data for the baseline (71.1), 2011 (71.8), 2012 (71.4) and 2013 (71.5). Gap: represents data for the baseline (27.7), 2011 (23.7), 2012 (23.6) and 2013 (23.9).

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1.3.2	Increase the proportion of young people in employment or learning (15-24 years)

Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 1.3.2.1: Proportion of young people in employment and/or learning (15-24 years)%	87.9	88.0	88.0

Baseline: In 2010-11, 87.9% of young people were in employment and/or learning (excluding unemployed young people who may be attending part-time education).

[i]	Represents data for the baseline (87.9), 2011-12 (88.4), 2012-13 (88.0) and 2013-14 (88.0).

1.3.3	Increase the proportion of people over 55 participating in employment

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 1.3.3.1: Proportion of people 55 or over participating in employment	%	32.1[i]	33.1[i]	31.6

Baseline: In 2010-11, 32.1% of people aged 55 or over were in employment.

[i]

The ABS has revised the time series for its labour force data to incorporate re-based population benchmarks from the 2011 Census, as well as other improvements (as detailed in the January 2014 suite of labour force releases).

ii	Represents data for the baseline (32.1), 2010-11 (32.1), 2011-12 (32.2), 2012-13 (33.1) and 2013-14 (31.6).

1.3.4	Increase the proportion of women employed in non-traditional occupations in NSW

	Units	Baseline	2013 Est Actual	2014 Est Actual	Trendii

Measure 1.3.4.1: Women commencing apprenticeships and traineeships for occupational group, technical and trades workers	%	15.2	13.0[i]	15.5

Baseline: 15.2% of people commencing trade apprenticeships and traineeships in NSW in 2010 were women.

[i]	The 2013 annual figure is the sum of the four quarters, with each quarterly figure based on the trend for that figure for the past 10 years.
ii	Represents data for the baseline (15.2), 2011 (16.7), 2012 (17.5), 2013 (13.0) and 2014 (15.5).

	Units	Baseline	2013 Est Actual	2014 Est Actual	Trend[i]

Measure 1.3.4.2: Women completing apprenticeships and traineeships for occupational group, Technical and Trades Workers	%	17.7	18.7	17.5

Baseline: 17.7% of people completing trade apprenticeship and traineeships in NSW in 2010 were women.

[i]	Represents data for the baseline (17.7), 2011 (17.4), 2012 (15.5) and 2013 (18.7) and 2014 (17.5).

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	Units	Baseline	2013 Actual	2014 Est Actual	Trendiii

Measure 1.3.4.3: Percentage of women employed in male-dominated occupations	%	10.4[i]	12.9	11.7ii

Baseline: The representation of women in male-dominated occupations (as defined) was 10.4% in November 2011. The identified 16 occupational sub-groups represent part of the baseline from which progress is measured.

[i]	Based on the 3 months ended November 2011.
ii	Based on data for the quarter ending February 2014.
iii	Represents data for the baseline (10.4), 2012 (11.8), 2013 (12.9) and 2014 (11.7).

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Goal 3: Drive	economic growth in regional NSW

The NSW Government continues to support steady, strategic growth in regions through initiatives including the Decade of Decentralisation strategies, the Regional Relocation Grant and the Regional Industries Investment Fund.

30% of the Restart NSW fund is dedicated for regional NSW infrastructure projects, ranging from the Pacific Highway upgrade to Bridges for the Bush, and transport, health, education and water projects in the Hunter, Illawarra, and coastal and inland areas.

Sound structures to underpin regional primary industries are provided through the establishment of Local Land Services and the Office of Coal Seam Gas, implementing the biosecurity strategy and the Commercial Fisheries Reform Program, the NSW Weed Action Program, and science and research programs.

The Government has worked ahead of schedule to deliver certainty for regional industries through the Strategic Regional Land Use Policy and will now begin incorporating strategic planning for these regions into Regional Growth Plans. The Government has identified and mapped 2.8 million hectares of Biophysical Strategic Agricultural Land across NSW to help sustain the State’s agricultural industry.

Targets

3.1	Increase the share of jobs in regional NSW

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 3.1.0.1: Share of employed persons in regional NSW compared to the rest of NSW	%	37.7[i]	37.5[i]	37.3ii

Baseline: In 2010-11 the baseline figure was 37.9% (which was the five year average to 2010-11) while the actual share of jobs in regional NSW at that time was 37.7%.

[i]

The ABS has revised the time series for its labour force data to incorporate re-based population benchmarks from the 2011 Census, plus other improvements (as detailed in the January 2014 suite of labour force releases), as well as introducing the new geographical classification to disseminate labour force survey data. As a result, the 2010-11 baseline figure for the five-year average to 2010-11 (which is also the target) has been revised from 38.7% to 37.9%, and the actual share of jobs as at 2010-11 has been revised from 38.8% to 37.7%.

ii	The 2013-14 estimate is based on data for the first eight months of the financial year.
iii	Represents data for the baseline (37.7), 2011-12 (37.4), 2012-13 (37.5) and 2013-14 (37.3).

3.2	Increase the population in regional NSW by 470,000 by 2036

	Units	Baseline	2012-13 Est Actual	2013-14 Est Actual	Trend[i]

Measure 3.2.0.1: Increase in total population in regional NSW	million	1.78	1.83	1.84

Baseline: Population of regional NSW as at June 2011 was 1.78 million.

[i]	Represents data for the baseline (1.78), 2011-12 (1.79), 2012-13 (1.83) and 2013-14 (1.84).

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3.3	Protect strategic agricultural land and improve agricultural productivity

3.3.1	Strategic land use plans completed within set timeframes

	Units	Baseline	2013 Actual	2014 Actual	Trend

Measure 3.3.1.1: Number of Strategic Regional Land Use Plans completed by 2014[i]	no.	0	2	2ii	N/A

Baseline: At 1 July 2011 no Strategic Regional Land Use Plans had been completed.

[i]	Measure indicates the cumulative number of Strategic Regional Land Use Plans completed.
ii	Cabinet agreed that no further Strategic Regional Land Use Plans would be commenced, and that land use issues would be incorporated into the Regional Growth Plan process.

3.3.2	Improved productivity on NSW farms

	Units	Baseline	2012-13 Est Actual	2013-14 Est Actual	Trendii

Measure 3.3.2.1: Ratio of (i) Increase in gross value of agricultural production (divided by) (ii) Total area of establishments in hectares	$ per ha	142.8[i]	187.1	n.a.

Baseline: The baseline figure in 2009-10 was $142.8 per hectare.

[i]	World prices, high Australian dollar and erratic climate affected the baseline and data series.
ii	Represents data for the baseline (142.8), 2010-11 (200.8), 2011-12 (184.1) and 2012-13 (187.1).

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Goal 4:    Increase the competitiveness of doing business in NSW

We aim to be the first state in Australia to do business. NSW businesses compete nationally and globally and whether small, medium or large – or based in a CBD, Western Sydney or in a region – businesses see NSW as offering a compelling choice for investment and employment growth.

To minimise the burden of government-related costs and regulation, we have worked hard to get public sector finances and expenses in order so taxes, charges and red tape are as low and as competitive as possible.

Reforms, including reductions in payroll tax, payroll tax rebates for newly created jobs, government procurement and ICT reforms, tackling Commonwealth/State regulatory duplication and delivering WorkCover premium reductions to employers, have restored NSW’s reputation as Australia’s prime investment jurisdiction.

The Government has driven down the cost of electricity by reforming energy networks, and is moving to deregulate electricity pricing. Recycling public assets has enabled investment of $6.7 billion in new economic infrastructure, and boosted housing construction to the highest levels since 2004-05, creating thousands of construction jobs and improving affordability. Tough construction project procurement guidelines have brought cost discipline to major infrastructure projects.

Reforms to the planning system streamline the approvals process for new industrial and commercial buildings and changes to existing buildings, reducing delay through faster planning decisions. Reducing red tape across a range of industries including retirement accommodation, construction, and retail, has reduced regulatory costs by $605 million.

NSW’s International Engagement Strategy is helping to grow international trade and investment, targeting 10 strategic markets, especially in education and professional services.

Business innovation is being supported through the Innovate NSW program, National ICT Australia, Industry Action Plans and the Office of the Chief Scientist and Engineer.

Targets

4.1	Increase business confidence

	Units	Baseline	2013 Actual	2014 Est Actual	Trendii

Measure 4.1.0.1: NSW is at or above the national average for business confidence most of the time (from April 2012)[i]
NSW	%	20	12	31
National	%	28	17	29

Baseline: In May 2011, the Sensis Business Index indicators for NSW and national were 20% and 28% respectively.

[i]	Actuals and estimates are sourced from the Sensis Business Index. The estimate for 2014 is based on the actual for quarter ending March 2014.
ii	NSW: represents data for the baseline (20), 2012 (16), 2013 (12) and 2014 (31). National: represents data for the baseline (28), 2012 (17), 2013 (17) and 2014 (29).

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	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 4.1.0.2: New business entry data	no.	97,648	79,162	n.a.

Baseline: New business entry data – 97,648 new business entries in 2010-11.

[i]	Represents data for the baseline (97,649), 2011-12 (95,414) and 2012-13 (79,162).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 4.1.0.3: Business investment activity	$ billion	50.3	58.8[i]	61.4

Baseline: Business investment activity – 2010-11, $50.343 billion of private business investment in NSW.

[i]

The 2004-05 to 20012-13 data have been updated as per the latest published ABS data (Cat. No 5206.0, December 2013 update). According to ABS “most figures are subject to revision as more complete and accurate information becomes available. The revisions are of two types: those made to recent quarters and those made as a consequence of a redistribution across all quarters within a year following revisions to annual totals”.

ii	Represents data for the baseline (50.3), 2011-12 (53.6), 2012-13 (58.5) and 2013-14 (61.4).

	Units	Baseline	2013 Actual	2014 Est Act	Trend[i]

Measure 4.1.0.4: NSW payroll tax rate is maintainedat or below the median rate of all the States
NSW	%	5.45	5.45	5.45
National Median	%	5.48	5.48	5.48

Baseline: In 2011, the national median payroll tax rate is 5.5% and NSW was 5.45%.

[i]	NSW: represents data for the baseline (5.45), 2012 (5.45) and 2013 (5.45). National: represents data for the baseline (5.48), 2012 (5.48) and 2013 (5.48).

4.2	Reduce red tape

4.2.1	Reduce red tape for businesses and the community by 20% by June

	Units	Baseline	2013 Actual	2014 Est Actual	Trend[i]

Measure 4.2.1.1: Secretaries are required to meet individual departmental red tape reduction targets, to achieve a total reduction in regulatory burden of atleast $750 million in annual savings by June 2015	$m	0	259.2	n.a.

Baseline: The measurement of savings on red tape reduction targets commenced in September 2011.

[i]	Represents data for the baseline (0), 2011 (18.7), 2012 (210.7) and 2013 (259.2).

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	Units	Baseline	2013 Actual	2014 Est Actual	Trend[i]

Measure 4.2.1.2: Under the ‘one on, two off’ policy, each calendar year the Government will aim to ensure that the number of principal legislative instruments (i.e. principal Acts and principal Regulations) repealed is at least twice the number of new principal legislative instruments introduced

Principal legislative instruments introduced	no.	0	10	n.a.	n.a.
Principal legislative instruments repealed	no.	0	16	n.a.	n.a.

Baseline: The ‘one on, two off’ policy commenced in April 2011.

[i]	Introduced: represents data for the baseline (0), 2011 (14), 2012 (13) and 2013 (10). Repealed: represents data for the baseline (0), 2011 (152), 2012 (37) and 2013 (16).

	Units	Baseline	2013 Actual	2014 Est Actual	Trendii

Measure 4.2.1.3: Under the ‘one on, two off’ policy, each calendar year the Government will aim to ensure that the regulatory burden imposed by new principal legislative instruments within each portfolio is less than the regulatory burden removed by the repeal of principal legislative instruments from the same portfolio	$m	0	-2.1[i]	n.a.

Baseline: The ‘one on, two off’ policy commenced in April 2011.

[i]	This measure is based on information collected every calendar year; a negative number denotes a reduction in regulatory burden and a positive an increase in regulatory burden.
ii	Represents data for the baseline (0), 2011 (-1.8), 2012 (12.7)iii and 2013 (-2.1).
iii

The result for 2012 was reported in the 2013-14 Performance Report as $36.5 million. This was revised to $12.7 million following more accurate data being obtained in 2013 about compliance costs in relation to the Public Health Regulation 2012.

4.2.2	Improve the development approvals and plan making processes

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 4.2.2.1: Percentage of planning approvals issued as complying development certificates	%	19	25.3	30

Baseline: In 2010-11, 19% of planning approvals were issued as complying development certificates.

[i]	Represents data for the baseline (19.0), 2011-12 (23.0), 2012-13 (25.3) and 2013-14 (30.0).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 4.2.2.2: Number of days it takes to make a gateway determination[i]	Days	21	26	24

Baseline: In 2010-11, it took an average of 21 days to make a gateway determination.

[i]

The gateway determination process is the time taken for the Minister (or delegate) to determine whether a planning proposal is to proceed. The NSW Government target is to ensure average gateway determination times are less than 25 working days.

[i]	Represents data for the baseline (21), 2011-12 (29), 2012-13 (26) and 2013-14 (24).

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	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 4.2.2.3: Introduction of new planning legislation in November 2012 following comprehensive review of the NSW planning system[i]	N/A	N/A	N/A	N/A	N/A

Baseline: Baseline to be determined in line with the new planning system, following introduction of new planning legislation in November 2012.

[i]

Following the Independent review, the Government’s response in the Green Paper, the White Paper and draft Exposure Bill (details provided in Goal 4), the Planning Bill and Planning Administration Bill were tabled in Parliament in October 2013.

4.2.3	Reduce Federal/State duplication of environmental regulations to streamline approvals to boost the State’s economy while protecting the environment

Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 4.2.3.1: One new strategic assessment and/or bilateral approval to be achieved each year (2011: approval of Growth Centres Strategic Assessment; 2012: progress assessment of Upper Hunter Coal Mining to be used in Regional Land Use Plan)

no.	N/Ai	N/A	N/A	N/A

Baseline: Not applicable.

[i]

The Commonwealth and NSW Governments have finalised a new assessments bilateral and developed a draft approvals bilateral agreement for public exhibition under the Environment Protection and Biodiversity Conservation Act 1999 (Cwth). The approvals bilateral is due to be finalised in September 2014. Two new strategic assessments (the Upper Hunter Coal Strategic Assessment and the Lower Hunter Regional Strategy – Regional Conservation Plan) are under development and the due date for completing these has been extended from June to December 2014.

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 4.2.3.2: Threatened Species Conservation Act 1995 (NSW) schedule aligned with national threatened species schedules within one year of parallel national reform[i]	N/A	N/Aii	N/A	N/A	N/A

Baseline: Not applicable.

[i]

Negotiations have been re-established between the NSW Government and the current Commonwealth Government on a bilateral agreement for environmental approvals under the Environment Protection and Biodiversity Conservation Act 1999 (Cwth).

ii

An approvals bilateral agreement is expected to either supersede or incorporate work to align threatened species lists, as a bilateral agreement will fulfil the aim of reducing duplication more effectively than alignment of lists.

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4.3	Increase business innovation

4.3.1	Grow knowledge industries

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiv

Measure 4.3.1.1: Proportion of people employed in knowledge industries in NSW is greater than the national average
NSW[i]	%	37.5ii	38.0	38.4
Australia[i]	%	34.8iii	35.8	35.6

Baseline: In 2010-11, 37.5% of people were employed in knowledge industries in NSW compared to 34.8% in Australia.

[i]

Revisions to previous data are as a result of the ABS re-basing the historical labour force series by introducing updated population benchmarks from the 2011 Census and Estimated Resident Population, as well as introducing other improvements as detailed in the January 2014 suite of labour force data releases.

ii	Previous NSW baseline figure was 37.3%.
iii	Previous Australia baseline figure was 34.7%.
iv	NSW: represents data for the baseline (37.5), 2011-12 (37.8), 2012-13 (38.0) and 2013-14 (38.4). Australia: represents data for the baseline (37.5), 2011-12 (37.8), 2012-13 (38.0) and 2013-14 (38.4).

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Goal 21: Secure	potable water supplies

NSW metropolitan and non-metropolitan water utilities continue to meet or exceed their water continuity and water quality requirements. Access to drinking water that complies with standards has remained at 99% and health requirements have been met almost 100% of the time.

NSW has exceeded the target for water recycling in the Sydney Metropolitan region by doubling the volume of water recycled in 2009-10.

The 2010 Metropolitan Water plan continues to be implemented, and has been reviewed to ensure it continues to provide water for people and water for the environment now and into the future.

The $1.2 billion Country Towns Water Supply and Sewerage Program continues to support critical investment in water and sewerage services across the State.

Targets

21.1	Secure long term potable water supplies for towns and cities by effective effluent management

21.1.1	Meet reliability performance standards for water continuity and quality

	Units	Baseline	2012-13 Actual	2013-14 YTD[i]	Trend[i]

Measure 21.1.1.1: Number of properties affected byan unplanned water interruption exceeding 5 hours (not more than 40,000 properties in a financial year) - Sydney Water
Number of properties	no.	27,980	30,806	24,992
% of total water connected properties	%	2.17	1.67	1.36

Baseline: In 2010-11, Sydney Water Corporation complied with water continuity and quality requirements.

[i]	Year to date (YTD) figure as of 30 April 2014.
ii	Represents data for the baseline (27,980), 2011-12 (28,386), 2012-13 (30,806) and 2013-14 YTD (24,992).

	Units	Baseline	2012-13 Actual	2013-14 YTD[i]	Trendii

Measure 21.1.1.2: Number of properties affected by 3 or more unplanned water interruptions exceeding 1 hour (not more than 14,000 properties in a financial year) - Sydney Water
Number of properties	no.	5,371	4,918	3,034
% of total water connected properties	%	0.76	0.27	0.16

Baseline: In 2010-11, Sydney Water Corporation complied with water continuity and quality requirements.

[i]	Year to date figure as of 30 April 2014.
ii	Represents data for the baseline (5,371), 2011-12 (4,171), 2012-13 (4,918) and 2013-14 YTD (3,034).

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	Units	Baseline	2012-13 Actual	2013-14 YTD[i]	Trendii

Measure 21.1.1.3: Number of properties affected byan unplanned water interruption exceeding 5 hours (not more than 10,000 properties in a financial year) - Hunter Water
Number of properties	no.	5,854	5,464	1,612
% of total water connected properties	%	2.57	2.37	0.69

Baseline: In 2010-11, Hunter Water Corporation complied with water continuity and quality requirements.

[i]	Year to date figure as of 30 April 2014.
ii	Represents data for the baseline (5,854), 2011-12 (1,855), 2012-13 (5,464) and 2013-14 YTD (1,612).

	Units	Baseline	2012-13 Actual	2013-14 YTD[i]	Trendii

Measure 21.1.1.4: Number of properties affected by 3 or more unplanned water interruptions exceeding 1 hour (not more than 5,000 properties in a financial year) - Hunter Water	no.
Number of properties	no.	2,220	1,062	1,044
% of total water connected properties	%	0.97	0.46	0.45

Baseline: In 2010-11, Hunter Water Corporation complied with water continuity and quality requirements.

[i]	Year to date figure as of 30 April 2014.
ii	Represents data for the baseline (2,220), 2011-12 (1,836), 2012-13 (1,062) and 2013-14 YTD (1,044).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 21.1.1.5: Health guidelines: Microbial - Percentage of results containing no E. coli (at least 98% of results) - Sydney Water[i]	%	99.95	100.00	100.00[i]

Baseline: In 2010-11, Sydney Water Corporation complied with water continuity and quality requirements.

[i]

Data provided reflects performance until the end of March 2014. Based on performance to date, Sydney Water is tracking to meet the requirements of the Operating Licence for the 2013-14 financial year but a complete data set will not be available until after 30 June 2014.

ii	Represents data for the baseline (99.95), 2011-12 (99.93), 2012-13 (100.00) and 2013-14 (100.00).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 21.1.1.6: Health guidelines: Physical/chemical - Percentage of results within defined bounds (at least 95% of results) - Sydney Water	%	100.00	99.98	99.98[i]

Baseline: In 2010-11, Sydney Water Corporation complied with water continuity and quality requirements.

[i]

Data provided reflect performance until the end of March 2014. Based on performance to date, Sydney Water is tracking to meet the requirements of the Operating Licence for the 2013-14 financial year but a complete data set will not be available until after 30 June 2014.

ii	Represents data for the baseline (100.00), 2011-12 (99.98), 2012-13 (99.98) and 2013-14 (99.98).

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	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 21.1.1.7: Aesthetic guidelines - Sydney Water[i]	%	99.41	99.54	99.70

Baseline: In 2010-11, Sydney Water Corporation complied with water continuity and quality requirementsii.

[i]

This indicator relates to performance against Australian Drinking Water Guidelines. These guidelines provide a framework for good management of drinking water supplies to ensure safety at point of use. They address both the health and aesthetic quality of supplying good quality drinking water.

ii	The target guideline values vary across individual aesthetic parameters. Sydney Water aims to meet the relevant guideline values.
iii	Represents data for the baseline (99.41), 2011-12 (99.23), 2012-13 (99.54) and 2013-14 (99.70).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 21.1.1.8: Health guidelines: Microbial - Percentage of results containing no E. coli (at least 98% of results) - Hunter Water[i]	%	99.4	99.9	99.9ii

Baseline: In 2010-11, Hunter Water Corporation complied with water continuity and quality requirements.

[i]

This indicator relates to performance against Australian Drinking Water Guidelines. These guidelines provide a framework for good management of drinking water supplies to ensure safety at point of use. They address both the health and aesthetic quality of supplying good quality drinking water.

ii

Data provided reflect performance until the end of March 2014. Based on performance to date, Hunter Water is tracking to meet the requirements of the Operating Licence for the 2013-14 financial year but a complete data set will not be available until mid-July 2014.

iii	Represents data for the baseline (99.4), 2011-12 (100.0), 2012-13 (99.9) and 2013-14 (99.9).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 21.1.1.9: Health guidelines: Physical/chemical - Percentage of results with indefined bounds (the 95th percentile of results over the preceding 12 months should be less than the guideline value) - Hunter Water[i]	%	100	100	100[i]

Baseline: In 2010-11, Hunter Water Corporation complied with water continuity and quality requirements.

[i]

Data provided reflect performance until the end of March 2014. Based on performance to date, Hunter Water is tracking to meet the requirements of the Operating Licence for the 2013-14 financial year but a complete data set will not be available until mid-July 2014.

ii	Represents data for the baseline (100), 2011-12 (100), 2012-13 (100) and 2013-14 (100).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 21.1.1.10: Proportion of regional population having access to water that complies withdrinking water standards	%	99.0	99.9	99.0

Baseline: In 2009-10, 99% of all 20,700 water samples tested for E. coli by the NSW non-metropolitan water utilities complied with the 2004 Australian Drinking Water Guidelines.

[i]	Represents data for the baseline (99.0), 2010-11 (99.0), 2011-12 (99.0), 2012-13 (99.9) and 2013-14 (99.0).

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21.1.2	Increase water recycling in Sydney to 70 billion litres per year by 2015 (from 15 billion litres per year in 2005)

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 21.1.2.1: Progress towards greater Sydney’s water recycling targets reported annually under the 2010 Metropolitan Water Plan - water recycled in Sydney metropolitan region	GL	33	63	66

Baseline: In 2009-10, 33 billion litres of water were recycled in the Sydney metropolitan region. In 2009-10, 39 billion litres of effluent was recycled in non-metropolitan NSW.

[i]	Represents data for the baseline (33), 2010-11 (59), 2011-12 (62), 2012-13 (63) and 2013-14 (66).

21.1.3	Save 145 billion litres of water per year through water conservation in Sydney by 2015

	Units	Baseline	2012-13 Est Actual	2013-14 Est Actual	Trendii

Measure 21.1.3.1: Progress towards greater Sydney’s water conservation targets reported annually under the 2010 Metropolitan Water Plan - water savings achieved through water efficiency measures	GL	107.5	118.0	n.a.[i]

Baseline: In 2009-10, it is estimated that Sydney saved over 100 billion litres of water through water efficiency measures. In non-metropolitan NSW, over 100 billion litres of water is saved (annual).

[i]

As a result of Sydney Water changing the way it reports under its Operating Licence, the data underpinning the 145 billion litre water efficiency target will no longer be collected. Further updates on progress towards this target can thus no longer be produced, but alternative appropriate reporting formats are under consideration.

ii	Represents data for the baseline (107.5) and 2012-13 (118.0).

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Goal 23: Increase	opportunities for people to look after their own neighbourhoods and environment

Local communities are best placed to understand local priorities and how to achieve them. The Government is finding ways to give back local control and direction of important local issues, such as catchment management, and neighbourhood crime prevention (see also Goal 23 in Chapter 5, Planning and Environment and Chapter 6, Police and Justice).

Catchment Action Plans have been prepared in partnership with farmers, Landcare and regional communities to provide a framework for natural resource management in each of the 11 catchment regions.

Landcare groups and membership continues to grow, with members involved in soil conservation, management of erosion and salinity, sustainable farm practices, revegetation, and pests and weed control.

The Landcare Gateway website enables Landcare groups to connect by registering their group, event and project, and sharing information.

A Crown Lands Legislation white paper has been developed and released for community feedback setting out a range of legislative proposals which will support Crown land management in the 21st century.

Targets

23.1	Increase the devolution of decision making, funding and control to groups and individuals for local environmental and community activities, including:

23.1.1	Catchment Management

	Units	Baseline	2012-13 Actual	2013-14 Actual	Trend

Measure 23.1.1.1: Upgrade the 11 Catchment Action Plans (CAP) to whole of government and community plans by March 2013	no.	2	5	4	N/A
		Completed[i]

Baseline: At July 2012 two Catchment Action Plans were upgraded.

[i]

Upgrade of the Catchment Action Plans (CAPs) has now been completed. On 1 January 2014, the Catchment Management Authorities (CMAs) were replaced by Local Land Services (LLS) who now has responsibility for the CAPs. LLS is required to develop a State Strategic Plan and each of the 11 LLS regions are required to develop a Local Strategic Plan. It is anticipated that the upgraded CAPs will inform the natural resource management aspects of these Strategic plans.

23.1.2	Landcare

	Units	Baseline	2012-13 Actual	2013-14 Actual	Trendii

Measure 23.1.2.1: Increase the number of Landcare Groups by 15% by 2015	no.	2,146	2,480	2,630[i]

Baseline: At June 2011: 2,146 Landcare groups in NSW.

[i]	The target has been exceeded ahead of schedule and there are now 162 more Landcare groups than the target.
ii	Represents data for the baseline (2,146), 2011-12 (2,224), 2012-13 (2,480) and 2013-14 (2,630).

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	Units	Baseline	2012-13 Actual	2013-14 Actual	Trendii

Measure 23.1.2.2: Increase the number of members belonging to Landcare Groups by 15% by 2015	no.	53,867	59,375	57,364

Baseline: At June 2011: 53,867 members belonging to Landcare Groups in NSWi.

[i]	Information on Landcare Groups is informed by data from the National Landcare Directory, the NSW Landcare Directory and input from NSW Regional Landcare Facilitators and other Landcare coordinators.
ii	Represents data for the baseline (53,867), 2011-12 (56,516), 2012-13 (59,375) and 2013-14 (57,364).

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Goal 27: Enhance	cultural, creative, sporting and recreation opportunities

Over the past few years, the NSW Government has attracted over 100 major arts, sporting and other events in NSW, including Major League Baseball Opening Series, Manchester United versus Foxtel A League All Stars, The Lion King and world premiere of Strictly Ballroom the Musical, Sydney International Art Series and the Australian Open of Surfing, expanded the Vivid Sydney Festival, and continued investment in the Sydney Festival Biennale, Sydney Film Festival and Sydney Writer’s Festival.

The NSW Government also supports cultural organisations across the State through programs and projects that focus on developing a creative and vibrant arts and cultural sector.

The NSW Government’s Stadia Strategy guides government investment to improve facilities for participants and spectators and improve the competitive position of NSW when bidding for events.

Since 2011, 81 new heritage listings have been made to recognise and protect the State’s most significant heritage places and values.

Targets

27.1	Increase participation in sport, recreational, arts and cultural activities in rural and regional NSW from 2010 to 2016 by 10%

	Units	Baseline	2012-13 Est Actual	2013-14 Est Actual	Trendii

Measure 27.1.0.1: Number of people aged 15 and over attending a cultural venue or event in rural and regional NSW	million	1.7	1.7	n.a.[i]

Baseline: 4.76 million people, or 83% of the population aged 15 years and over in NSW, attended a selected cultural venue or event at least once during the 12 months prior to interview in 2009-10. Of these people, 1.67 million (35%) resided outside Sydney and 3.09 million (65%) resided within Sydney.

[i]	The data are only available on a 4 yearly basis.
ii	Represents data for the baseline (1.7), 2010-11 (1.7), 2011-12 (1.7) and 2012-13 (1.7).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 27.1.0.2: Participation rates in sport and physical activity in rural and regional NSW[i]	%	61.3	n.a.	n.a.

Baseline: In 2009-10, an estimated 61.3% of NSW adults participated in sport and physical activity in rural and regional NSW.

[i]

Data for this measure were previously obtained from the Exercise, Recreation and Sport Survey (ERASS), which is no longer available. Data are now sourced from the ABS Multipurpose Household Survey (MPHS). There are significant methodological differences between the two surveys, so comparisons cannot be made between them. Data have been reset to reflect the new data source. Data for 2013 are not yet available. The most recent available data show that the participation rate was 61.9% in
2011-12.

ii	Represents data for the baseline (61.3), and 2011-12 (61.9).

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	Units	Baseline	2013 Actual	2014 Est Actual	Trendii

Measure 27.1.0.3: Number of people aged 15 and over participated in sport and physical activity inrural and regional NSW[i]	no.	1,278,000	n.a.	n.a.

Baseline: In 2009-10, an estimated 1,278,000 people aged over 15 participated in sport and physical activity in rural and regional NSW.

[i]

Data for this measure are now sourced from the ABS Multipurpose Household Survey (MPHS). Data for 2013 are not yet available. The most recent available data show that the number of people participating was approximately 1,316,100 in 2011-12.

ii	Represents data for the baseline (1,278,000), and 2011-12 (1,316,100).

27.2	Increase participation in sport, recreational, arts and cultural activities in Sydney from 2010 to 2016 by 10%

	Units	Baseline	2012-13 Est Actual	2013-14 Est Actual	Trendii

Measure 27.2.0.1: Number of people aged 15 and over attending a cultural venue or event in Sydney	million	3.1	3.1	n.a.[i]

Baseline: 4.76 million people, or 83% of the population aged 15 years and over in NSW, attended a selected cultural venue or event at least once during the 12 months prior to interview in 2009-10. Of these people, 1.67 million (35%) resided outside Sydney and 3.09 million (65%) resided within Sydney.

[i]	The data are only available on a 4 yearly basis.
ii	Represents data for the baseline (3.10), 2010-11 (3.09), 2011-12 (3.09) and 2012-13 (3.10).

	Units	Baseline	2013 Actual	2014 Est Actual	Trendii

Measure 27.2.0.2: Participation rates in sport and physical activity in Sydney[i]	%	63.5	n.a.	n.a.

Baseline: In 2009-10, an estimated 63.5% of NSW adults participated in sport and physical activity in Sydney.

[i]

Data for this measure were previously obtained from the Exercise, Recreation and Sport Survey (ERASS), which is no longer available. Data is now sourced from the ABS Multipurpose Household Survey (MPHS). There are significant methodological differences between the two surveys, so comparisons cannot be made between them. Data have been rebased to reflect the new data source. Data for 2013 are not yet available. The most recent available data show that the participation rate was 66.9% in 2011-12.

ii	Represents data for the baseline (63.5) and 2011-12 (66.9).

	Units	Baseline	2013 Actual	2014 Est Actual	Trendii

Measure 27.2.0.3: Number of people aged 15 and over participated in sport and physical activity in Sydney[i]	no.	2,306,900	n.a.	n.a.

Baseline: In 2009-10, an estimated 2,306,900 people aged over 15 participated in sport and physical activity in Sydney.

[i]

Data for this measure are now sourced from the ABS Multipurpose Household Survey (MPHS). Data for 2013 are not yet available. The most recent available data show that the number of people participating was approximately 2,493,200 in 2011-12.

ii	Represents data for the baseline (2,306,900), 2011-12 (2,493,200).

8 - 34	NSW 2021 Performance Report 2014-15

Trade and Investment, Regional Infrastructure and Services Cluster

27.3	Increase number of major international sports, artistic, creative and cultural events in NSW from 2010 to 2016 by 10%

	Units	Baseline	2013 Actual	2014 Est Actual	Trend[i]

Measure 27.3.0.1: Number of major events held in NSW	no.	42	64	64

Baseline: In 2010, 42 major international sports, artistic, creative and cultural events were held in NSW.

[i]	Represents data for the baseline (42), 2011 (46), 2012 (50), 2013 (64) and 2014 (64).

27.4	Increase number of opportunities for cultural participation

27.4.1	Increase the number of opportunities for cultural participation, including Aboriginal cultural activities/events

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 27.4.1.1: Number of Aboriginal cultural activities/events[i]	no.	n.a.	n.a.	n.a.	n.a.

Baseline: To be determined.

[i]

There is currently no data source for the number of events and activities planned or held in NSW. The NSW Government provides opportunities for cultural participation by sponsoring major events and providing assistance and support to communities to deliver local activities. Events in 2013-14 included: Corroboree Sydney, the Yabun Festival, the Saltwater Freshwater Festival, WUPA@Wanaruah and Message Sticks.

27.4.2	Increase the number of opportunities for cultural participation, including multicultural activities/events

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 27.4.2.1: Number of multicultural activities/events[i]	no.	n.a.	n.a.	n.a.	n.a.

Baseline: To be determined.

[i]

There are currently no data source for the number of events and activities planned or held in NSW. The NSW Government provides opportunities for cultural participation by sponsoring major events and providing assistance and support to communities to deliver local activities. Events in 2013-14 included: the RAN International Fleet Review, Sydney International Art Series, Parramasala, Pravasi Bharatiya Divas (Overseas Indians Day), Sydney Good Food Month, the Darling Harbour Fiesta, the Special Olympics 2013 Asia Pacific Games, Sydney Chinese New Year Festival, the Australian Celtic Festival, La Festa, Tullamore Irish Festival, the Sydney Film Festival, Vivid Sydney, Bundanoon Highland Gathering Festival, and the Australian World Orchestra 2013.

27.4.3	Increase the number of opportunities for cultural participation, including community events which are planned and delivered locally

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 27.4.3.1: Number of community activities/events[i]	no.	n.a.	n.a.	n.a.	n.a.

[i]

There are currently no data source for the number of events and activities planned or held in NSW. The NSW Government provides opportunities for cultural participation by sponsoring major events and providing assistance and support to communities to deliver local activities.

NSW 2021 Performance Report 2014-15	8 - 35

Trade and Investment, Regional Infrastructure and Services Cluster

27.5	Enhance the cultural and natural heritage in NSW

27.5.1	Recognise and protect the State’s most significant heritage places and values

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 27.5.1.1: Number of new items listed on the State Heritage Register each year	no.	26	30	21[i]

Baseline: At the end of 2009-10 there were a total of 1,564 items listed on the State Heritage Register.

[i]

The estimated total number of State Heritage Register listings as at 30 June 2014 takes into account that 19 de-listings have taken place by the end of June 2014. Therefore, the estimated figure at the end of 2013-14 is 1,638.

ii	Represents data for the baseline (26), 2010-11 (31), 2011-12 (24), 2012-13 (30) and 2013-14 (21).

Note:	n.a. = not available
N/A = not applicable

8 - 36	NSW 2021 Performance Report 2014-15

9.	Transport Cluster

NSW 2021 Goals

The Transport Cluster is the lead or co-lead for the following NSW 2021 Goals:

•	Reduce travel times (Goal 7)

•	Grow patronage on public transport by making it a more attractive choice (Goal 8)

•	Improve customer experience with transport services (Goal 9)

•	Improve road safety (Goal 10)

•	Invest in critical infrastructure (Goal 19 is reported in Chapter 7, Premier and Cabinet).

Progress in 2013-14

In 2013-14, the Transport Cluster continued working towards achieving its NSW 2021 Goals. Activities included:

Reduce travel times (Goal 7)

Major New and Upgraded Infrastructure

•

Established the WestConnex Delivery Authority to oversee construction, financing and management of the $11-$11.5 billion motorway, Australia’s largest road project. WestConnex is a new 33 kilometre link between Sydney’s west and the airport and the Port Botany precinct that will reduce congestion and improve travel times for freight and public transport vehicles.

•

Progressed construction of the $8.3 billion, 36 kilometre North West Rail Link, with two of the three major contracts awarded – for Australia’s longest rail tunnels between Bella Vista and Epping and for a skytrain between Bella Vista and Rouse Hill with a new bridge over Windsor Road.

•

Reached agreement with Transurban and the Westlink M7 shareholders to progress delivery of the $3 billion NorthConnex motorway – twin, nine-kilometre tunnels that will link the M1 and M2 under the busy Pennant Hills Road. The NSW and Australian Governments will contribute $405 million each towards the project, construction of which, subject to planning approval, could start in early 2015 and be completed in 2019.

•	Completed the 40 kilometre, $1.7 billion Hunter Expressway, which delivered a four-lane freeway link between the F3 Freeway near Seahampton, and the New England Highway, west of Branxton.

•	Allocated nearly $1 billion in the 2013-14 Budget to continue the duplication of the Pacific Highway.

•

Continued road upgrades to the Pacific, Princes, Great Western and Newell Highways, including the opening to traffic of Pacific Highway projects at Devils Pulpit, Woolgoolga Bypass, and Herons Creek to Stills Road, the Bega Bypass and South Nowra projects on the Princes Highway, and additional overtaking lanes on the Newell Highway.

NSW 2021 Performance Report 2014-15	9 - 1

Transport Cluster

•

Progressed construction of the South West Rail Link. In 2013-14, the last of 53,000 rail sleepers were laid as well as the last of 31 kilometres of track. The project is now one year ahead of schedule and more than $100 million under budget.

•

Completed the Liverpool Turnback. Together with South West Rail Link and the Kingsgrove to Revesby Quadruplication, which opened in April 2013, the Liverpool Turnback project will reduce delays and improve services for South West Sydney customers.

•

Completed widening of the M2 motorway between Windsor Road, Baulkham Hills and Lane Cove Road to improve traffic flow and reduce congestion. Substantially progressed the widening of the M5 West motorway and started construction of the Lane Cove Road Ramp.

•	Opened the Hume Highway Holbrook Bypass, the final project in duplicating the Hume Highway to provide an 808 kilometre link between Sydney and Melbourne.

•	Opened the Central Coast Highway from Matcham Road to Ocean View Drive to traffic, providing significant improvements to traffic flow and safety for road users.

•

Opened the Erskine Park Link Road and fast-tracked construction on other Western Sydney Growth Roads, including Camden Valley Way, Schofields Road, Richmond Road and Narellan Road to accelerate new housing supply and employment lands.

•

Continued delivery of the Pinch Point Program, which targets the peak period with the aim of reducing delays, managing congestion, improving safety and maintaining reliable travel times. It is particularly aimed at weekday peak periods. Seventeen projects have been completed in Sydney along Pennant Hills Road, Pennant Hills; Taren Point, Caringbah; Roberts Roads, Greenacre; James Ruse Drive, Rosehill; Homebush Bay Drive, Rhodes; Woodville Road, Merrylands; Concord Road, Rhodes; Parramatta Road, Granville; Elizabeth Drive, Mt Pritchard; Hume Highway Bankstown and Cumberland Highway, Smithfield.

•

Completed several significant bridge maintenance and construction projects. In Sydney, the ANZAC Bridge underwent refurbishment work, including improvements to the longevity of the cable stay system and associated infrastructure. In Northern NSW, a new bridge was built across Burdett Park Creek on Waterfall Way, east of Bellingen. An upgrade of Aberdeen Bridge was completed, which has meant that the last Heavy Mass Limit restriction has now been removed from the New England Highway. In the far North of NSW near Grafton, major refurbishment work was completed on the McFarlane Bridge. In the Murray Darling Electorate, the upgrade of the Wentworth Bridge has been completed, which included an upgrade of the lift span mechanisms to ensure reliability of operation.

9 - 2	NSW 2021 Performance Report 2014-15

Transport Cluster

Planning and Service Delivery Reforms

•

Released the Sydney City Centre Access Strategy, a blueprint for how Sydney’s CBD will work now and in the next 20 years. Released 10 Regional Transport Plans addressing specific local priorities as well as modal plans for buses, cycling and walking. These strategies and plans aim to reduce congestion, provide for future growth and improve the customer experience.

•

Released the Sydney Clearways Strategy to improve weekend traffic in Sydney, with Victoria Road the first extended clearway introduced in March 2014 and a further four clearway projects along the A3 corridor underway. The Strategy tackles weekend congestion, which has grown to levels similar to that of weekday periods.

•

Issued Sydney’s Walking and Cycling Futures and continued to fund and work with local councils to deliver improved and extended bicycle facilities, including completion of cycleways at Kent Street in the CBD, from Prospect to Blacktown and in Merrylands between Burnett and Ledger Streets.

•

Successfully piloted the Inner West Bus Improvement Program (Kingsgrove) to improve the service reliability of State Transit Authority (STA) bus services. The program is now being expanded to all STA bus depots, with future road treatments to improve reliability also being investigated.

•	Commissioned six new variable message signs along Pacific Motorway (M1) between Ourimbah and Beresfield to support the provision of real-time travel time information.

•

Targeted Sydney CBD congestion by trialling motorcycle lane filtering, with new legislation to allow motorcycle lane filtering to commence on 1 July 2014. Provided funding support for dedicated police motorcycle teams to target congestion and safety in the Sydney and Parramatta CBDs.

•

The NSW Freight and Ports Strategy was released in December 2013, providing the State with a 20 year road map to ensure the NSW freight transport network can meet the demand ahead. The Strategy aims to deliver a freight network that efficiently supports the projected growth of the NSW economy and balance freight needs with those of the broader community and the environment.

•

Continued the Port Botany Landslide Improvement Strategy, which has been instrumental in improving freight efficiency in and around the Port Botany precinct – including driving 30% faster truck turnaround times and tens of millions each year in cost savings for industry.

•

Invested significantly in maintenance and upgrade works to the State’s grain lines to attract more bulk freight onto rail, and help ease pressure on regional roads. This has included replacing 226,000 old timber sleepers with modern long life steel sleepers, resurfacing 972 kilometres of track and constructing 50 new low maintenance bridges and culverts.

NSW 2021 Performance Report 2014-15	9 - 3

Transport Cluster

Grow patronage on public transport by making it a more attractive choice (Goal 8)

Major New and Upgraded Infrastructure

•

Opened the new $176 million Inner West Light Rail Extension to Dulwich Hill, with nine new stops and new-look vehicles for customers. The extension connects to the existing light rail service from Central to Lilyfield, improving access and integrating with other public transport modes.

•

Completed rollout of the Opal electronic ticketing system across the ferry and train network and progressed the rollout for buses at fare levels lower than equivalent MyZone tickets. The Opal card is an easy, convenient and fast new way of paying for travel on public transport, with customers benefits including not having to queue for tickets or worry about having the right change for the fare, as well as a daily travel cap and a weekly travel reward.

•

Refined the design of the $1.6 billion Sydney CBD and South East Light Rail following community feedback and shortlisted consortia to tender for the project’s early works contract and Public Private Partnership to design, build, operate and maintain the light rail network.

•

Continued delivery of the $306 million Wynyard Walk project, which will provide a fully accessible pedestrian link between Wynyard Station and the developing CBD western corridor and Barangaroo. In late 2013, above-ground demolition works finished for the Clarence Street portal, a new western entrance to Wynyard Station.

•

Announced the route for the Newcastle Light Rail project, which links the city centre to the beach, as part of the urban renewal of the city centre. Awarded the contract to develop a business case and economic studies of the project.

•	Continued to provide the ‘Bathurst Bullet’, giving the people of Bathurst a much-needed daily return rail service.

•

Continued implementation of the Disability Action Plan and delivered upgrades, accessibility improvements and additional commuter parking, via the Transport Access Program, to stations and transport interchanges including Auburn, Dungog, Glenbrook, Kiama, Moss Vale, Ourimbah, Pennant Hills, Strathfield, Picton and Dapto. Continued upgrades to commuter wharves, with construction progressing at Drummoyne (Wolseley Street) and Mosman Bay.

•

Completed two projects under the Bus Priority Infrastructure Program in 2013-14, including the installation of indented bus bays on Old Northern Road, Baulkham Hills and the completion of a missing link city-bound bus lane on Victoria Road, Ermington.

Planning and Service Delivery Reforms

•

Launched new bus, train and ferry timetables in October 2013, now delivering an extra 1,190 weekly train services, more than 6,900 extra weekly bus services and 220 extra weekly ferry services in this term of government.

9 - 4	NSW 2021 Performance Report 2014-15

Transport Cluster

•	Released Sydney’s Bus Future, introducing a clear three-tiered network of services across Metropolitan Sydney, including 13 Rapid Routes with turn-up-and-go frequency.

•

Launched Connect Macquarie Park + North Ryde, an innovative collaboration between the NSW Government, the City of Ryde and private businesses to make it easier for staff to get to work and for businesses to operate more efficiently by reducing congestion, primarily through increasing public transport use.

•	Operated 57 cameras in the Bus Lane Enforcement System to support a high degree of compliance with the bus lane requirements, aid public transport and reduce congestion.

Improve customer experience with transport services (Goal 9)

•	Established two new customer-focused rail operators, Sydney Trains and NSW Trains, from 1 July 2013, to provide world-class train services to customers.

•	Completed the rollout of new air-conditioned Waratah trains, with all 78 running on the Sydney Trains network providing customers with improved security, safety and accessibility.

•

Established combined Roads and Maritime Services (RMS) shop-fronts so that customers can renew their boat licence at the same place as their driver’s licence, with consistency on matters such as proof of identify requirements for all RMS customers.

•	Awarded the second round of metropolitan bus service contracts, bringing more than 60 new buses, and improved customer service.

•	Completed new mobile phone coverage across the Sydney Trains network, providing reception for all customers using mobile phones, tablets and laptops inside rail tunnels.

•

Rolled out improvements for train customers to help make their journey more comfortable, including free Wi-Fi at Central Station, dwell management initiatives at Central and Town Hall stations, expansion of quiet carriages and new way-finding to help customers better navigate a single public transport system connecting train, bus, ferry and light rail.

•	Launched new Twitter accounts that provide travel announcements and disruption information to rail customers specific to their line.

•

Expanded the provision of online services to include vehicle registration renewal, address updates and automatic renewal of pensioner registrations, as well as aligning boat trailer, vessel and vehicle registration expiry dates to improve customer experience.

•	Completed the implementation of the Alpha Numeric Route numbering system (MAB) across the NSW road and motorway network in December 2013.

•

Released the first Customer Satisfaction Index in November 2013, which showed that patronage had increased by 11 million journeys over the previous year and customer satisfaction on the rise across all modes.

NSW 2021 Performance Report 2014-15	9 - 5

Transport Cluster

•

Continued our commitment to community transport, with $7.5 million for local providers in 2013-14 to buy and support services for transport disadvantaged people. This includes $760,000 to introduce a new Driver Safety Framework, which will improve safety for community transport customers.

•

Introduced a three-point plan to improve taxi services: halving the typical surcharge on card fare payments by capping it at 5%, regulating and encouraging the creation and use of innovative new mobile phone taxi booking apps to improve and modernise the customer experience, and enhancing enforcement of vehicle safety and maintenance.

•

Delivered taxi reforms, including more taxis, maintenance of fare rises at or below the cost of living, improved taxi rank security, pre-paid fares and announced the reduction in taxi payment fees for customers and the introduction of taxi booking apps into the regulatory system.

•

Identified around 1,200 additional staff parking spaces that will be made available for commuters across the rail network, at almost 100 stations. The first spaces were made available in May 2014, with more spaces becoming progressively available for commuters over the next 12-18 months. More than 650 of these spaces will be located in Western Sydney and the Blue Mountains.

•	Commenced the rollout of new public transport wayfinding, making it easier for customers to navigate transport hubs.

•

Rolled out the Grain Harvest Management Scheme for the 2013-14 harvest season. Trucks transporting grain under the trial Scheme have had 5% mass limit concession in the 2013-14 harvest, helping farmers move grain from paddock to aggregation sites on the rail network more efficiently.

Improve road safety (Goal 10)

•	Accelerated rollout of school zone flashing lights, with lights installed at 1,255 school zones covering 1,364 schools as at March 2014.

•

Funded 78 Enhanced Enforcement Program (EEP) operations in regional areas of NSW, targeting speeding, drink driving, seat belts and fatigue, with expenditure on the program almost doubling since 2009-10. This program is additional to the baseline enforcement undertaken by the NSW Police Force.

•	Developed and launched the Restricted P1 Licence pilot, which will improve accessibility to licences in remote and regional communities identified as having low levels of driver licensing.

•	Produced a brake assessment for modified vehicles, with new videos and supporting manual to show how braking system modifications can be assessed to meet legislated vehicle standards.

•	Progressed implementation of the NSW Road Safety Strategy 2012-2021, including sub-strategies and action plans for speed camera, breakdown safety and motorcycle safety.

9 - 6	NSW 2021 Performance Report 2014-15

Transport Cluster

•

Implemented a new Safer Roads Program to deliver targeted road safety works covering pedestrian safety, local government roads, and motorcycle safety on recreational routes and addressing run off road crashes.

•

Continued implementation of the NSW Motorcycle Safety Strategy 2012-21, with a $3 million investment in the new Motorcycle Safety Infrastructure Program and a lane filtering trial conducted in Sydney CBD. New laws to legalise lane filtering – an Australian first – will be introduced on 1 July 2014.

•	Released a heavy vehicle safety guide, informing operators of the safest new technologies and vehicles, as well as safety features that can be retrofitted to existing vehicles.

•

Released extensive road safety campaigns, including Don’t Rush (speed cameras, October 2013), Don’t Trust your Tired Self (fatigue, December 2013), Slow Down and Give us Space (roadside safety for workers, December 2013) and Road Rules Awareness Week and interactive video (February 2014).

•	Launched the new Safer Drivers Course in July 2013, which has now been expanded to 250 locations across NSW, with 6,531 young learner drivers having completed by February 2014.

•	Highway route safety reviews, including the Kings Highway, Appin Road and the Oxley Highway.

•

Continuing heavy vehicle compliance and enforcement operations, including the speed limiter compliance program and point-to-point speed cameras, which show an 89% drop in excessive speeding by heavy vehicles across NSW, making our roads safer for all road users.

•	Progressed initiatives to control and reduce risks from overheight trucks entering tunnels, including erecting bold warning signs and suspending registrations for offending vehicles.

•	Continued operation of the NSW Livestock Loading Scheme with a total of 128 transport operators now enrolled in the scheme and 564 drivers having completed the driver training requirements.

•

Completed the $53 million Picton Road Safety Improvement Program with 10.8 kilometres of concrete or wire rope median, installed 6.5 kilometres of new guardrail, increased overtaking opportunities in both directions by 1.5 kilometres, and realigned two dangerous curves.

NSW 2021 Performance Report 2014-15	9 - 7

Transport Cluster

Key Initiatives for 2014-15

The Transport Cluster will deliver the following key initiatives to meet its NSW 2021 Goals including:

Reduce travel times (Goal 7)

•	Continuing construction of the North West Rail Link, with the first of four tunnel boring machines in the ground by end 2014 and work on a new Skytrain and Windsor Road bridge progressing.

•

Progressing delivery of WestConnex, including awarding the construction contract for the first section of the motorway. The NSW Government is investing $1.8 billion in WestConnex, while the Australian Government has committed $1.5 billion to WestConnex over the next four years. The M5 East section of WestConnex will be accelerated following an historic funding agreement signed by the Australian and NSW Governments in May 2014. The Australian Government is providing a $2 billion concessional loan to the NSW Government to help bring forward delivery of stage 2.

•	Fast-tracking construction of the South West Rail Link, with commuter parking, access, station fit-out, testing and commissioning ahead of the first services starting in 2015.

•

Completing the widening of the M5 from two to three lanes from Beverly Hills to Prestons, which will reduce travel time for motorists and support planned residential and employment growth in South West Sydney; continuing upgrades to the M2 and construction of the Lane Cove Road Ramp.

•

Undertaking consultation on an airport and port congestion reduction project that includes the extension of Wentworth Avenue, closing of General Holmes Drive level crossing, widening of Joyce Drive and improvements to Mill Pond Avenue, which will enable WestConnex in the long-term, while reducing congestion in the near term.

•	Implementing the Real-time Information for Road Users Project, which aims to achieve a step change in the customer experience of real-time information for road users.

Grow patronage on public transport by making it a more attractive choice (Goal 8)

•

Completing rollout of the Opal electronic ticketing system across the bus network and progressing implementation on light rail. The Opal card is an easy, convenient and fast new way of paying for travel on public transport, with customer benefits including not having to queue for tickets or worry about having the right change for the fare, as well as a daily travel cap and a weekly travel reward.

•	Progressing delivery of the Sydney CBD and South East Light Rail.

•	Commencing a study into the feasibility of light rail in the Parramatta region.

•	Purchasing a new fleet of ‘off the shelf’ state-of-the-art Intercity trains to deliver a major upgrade for NSW TrainLink customers.

•	Designing and buying six new ferries to modernise and expand Sydney’s ferry fleet.

9 - 8	NSW 2021 Performance Report 2014-15

Transport Cluster

•

Continuing delivery of the Transport Access Program to build key facilities and undertake upgrade works at railway stations, wharves and interchanges and more than 1,000 rail staff car spaces to be handed over to customers over the next 12-18 months.

•	Progressing implementation of the Sydney City Centre Access Strategy to reduce congestion, provide for future growth and improve the customer experience of the transport system.

•

Continuing to fund and work with local councils to deliver improved and extended bicycle facilities. Continuing the Bus Priority Infrastructure Program (BPIP), which will deliver facilities such as bus lanes in Metropolitan Sydney. This will prioritise the most important routes identified in Sydney’s Bus Future, to create faster bus services and reduce customer journey times.

Improve customer experience with transport services (Goal 9)

•	Continuing rollout of new customer ‘way finding’ initiatives that will help customers better navigate a single public transport system connecting train, bus, ferry and light rail.

•	Continuing to rollout real time customer information, including smartphone apps for ferries and light rail and Live Traffic apps and website updates.

•

Continuing to detect problems with rail maintenance before they cause frustrating delays for customers, with two new Track Inspection Vehicles automatically monitoring and recording the condition of the track and overhead wiring and consolidated maintenance centres, enabling better and faster responses to issues.

•

Key improvements for customers travelling on the Bathurst Bullet, including the rollout of the Opal card, installation of new ticketing machines and the addition of extra carriages during the two-week Easter Show period to enable easy, convenient access to the Royal Easter Show.

•

Releasing 95 new peak availability taxi licences in the Sydney metropolitan region from 1 July 2014. These will bolster taxi numbers during the busiest periods – at the traditional changeover times of 3pm and 3am, and at other busy times.

•	Expansion of the Boating Education Officer and Boating Safety Officer programs to improve the customer experience with maritime activities.

Improve road safety (Goal 10)

•	Completing the rollout of school zone flashing lights for every school in NSW by end of 2015.

•

Continuing repeat offender initiatives, with alcohol interlocks to be made mandatory from February 2015 for high-range and repeat drink drive offenders and additional penalties for repeat drink drivers and drivers who exceed their demerit point limit twice in five years. An estimated 8,000 eligible offenders will join the interlock program each year.

NSW 2021 Performance Report 2014-15	9 - 9

Transport Cluster

•	Implementing a new NSW Local Government Road Safety Program with the Guidelines released and the new model to be implemented from 1 July 2014.

•

Increasing efficiency and improving fairness of the Mobile Speed Camera Program to include selection of enforcement sites in regional areas to improve road safety. The program is now being progressively extended from 900 to 7,000 enforcement hours per month.

•	Continuing the development and implementation of road user safety initiatives for vulnerable road users: motorcyclists, young drivers, older road users, cyclists and pedestrians.

•	Finalising the NSW Road Safety Action Plans for Aboriginal, pedestrian and cycling safety.

•	Introduced the Speed Advisor App, which indicates the driver’s speed zone, identifies school zones and informs the driver when exceeding the limit.

•

Continued implementation of the Seatbelts in School Buses Program, with a $208 million investment over 10 years to install seatbelts and eliminate standing on rural and regional school buses. An estimated 1700 school buses to have seatbelts installed over 10 years, with 54 belted buses already funded under the program by April 2014.

9 - 10	NSW 2021 Performance Report 2014-15

Transport Cluster

Performance Information

Goal 7: Reduce	travel times

By boosting infrastructure and services, the NSW Government is delivering an efficient and effective transport system that reduces the time it takes to travel around Sydney and across NSW. Significant planning decisions have been made and key infrastructure and services are now being developed and delivered.

As NSW’s population and economy grows and changes, minimising congestion and boosting capacity on its most important transport corridors will become increasingly important. To address these challenges, the NSW Government has released the NSW Long Term Transport Master Plan. It sets the framework for delivering an integrated, modern transport system that puts the customer first. Important rail infrastructure delivered in 2013-14 included the Liverpool rail turnback, the final part of the Rail Clearways Program, which delivered tangible service improvements to customers, while the South West and North West Rail Links are progressing, with services for the South West Rail link planned to commence during 2015, a year ahead of schedule.

On the road network, the Pinch Point Program targets peak-hour traffic pinch points. It implements minor traffic improvement works and investigates ways to relieve traffic congestion. The focus is to improve traffic flow on main roads, reduce delays, manage congestion, improve safety and maintain reliable travel times, particularly during weekday peak periods.

Targets

7.1	Improve the efficiency of the road network during peak times on Sydney’s road corridors

7.1.1	Deliver improved travel time information services for motorists

	Units	Baseline	2012-13 Actual	2013-14 Est Actualii	Trendiii

Measure 7.1.1.1: Coverage of real-time information on motorways[i]	no.	1	4	5

Baseline: In 2010-11, F3 only.

[i]	Measure indicates the cumulative number of installed and implemented variable message signs on motorways.
ii

In 2013-14, installation and implementation of Variable Messaging Signs (VMS) with real time information was completed on the Hills M2 Motorway, building on the four motorways (F3/M1, the Western M4, Westlink M7, and F3/M1 between Ourimbah and Beresfield) already providing real time information through the VMS network.

iii	Represents data for the baseline (1), 2011-12 (3), 2012-13 (4) and 2013-14 (5).

NSW 2021 Performance Report 2014-15	9 - 11

Transport Cluster

7.1.2	Improve morning and evening peak hour travel speeds on 100 major road corridors

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 7.1.2.1: AM peak hour travel speeds in kilometres per hour on 100 road corridors	km/h	39	39	39

Measure 7.1.2.2: PM peak hour travel speeds in kilometres per hour on 100 road corridors	km/h	37	37	36

Baseline: September 2011 Key Roads Performance Report. In 2011-12, the peak hour travel speed on 100 road corridors was 39km/hr for AM and 37 km/hr for PM.

[i]	AM: represents data for the baseline (39) and 2013-14 (39). PM: represents data for the baseline (37) and 2013-14 (39).

7.1.3	Improve average incident clearance times

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 7.1.3.1: The Average Unplanned Incident Clearance Time on Principal Transport Routes for 98% of incidents	mins	39.98	38.15	37.67

Baseline: In 2010-11, 39.98 minutes.

[i]	Represents data for the baseline (39.98), 2011-12 (40.00), 2012-13 (38.15) and 2013-14 (37.67).

7.1.4	Clear major road incidents within 4 hours.

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 7.1.4.1: Number of major incidents that take longer than 4 hours to clear	no.	13	13	7

Baseline: In 2012-13, there were 13 major incidents that took longer than four hours to clear.

[i]	Represents data for 2011-12 (11), 2012-13 (13) and 2013-14 (7).

7.2	Minimise public transport waiting times for customers

7.2.1	Increase frequency of services on key corridors during peak and off-peak

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 7.2.1.1: Increase in the frequency of services as evidenced by revised public transport timetables[i]	no.	n.a.	n.a.	n.a.	n.a.

Baseline: The baseline for the target is public transport timetables as at 1 April 2011. Further work to develop this measure is currently being undertaken by Transport for NSWi.

[i]

New bus train and ferry timetables were launched in October 2013, now delivering an extra 1,190 weekly train services, more than 6,900 extra weekly bus services and 220 extra weekly ferry services in this term of government.

9 - 12	NSW 2021 Performance Report 2014-15

Transport Cluster

7.2.2	Reduce difference between scheduled and actual public transport travel times

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 7.2.2.1: Number of services that meet scheduled travel times	no.	n.a.	n.a.	n.a.	n.a.

Baseline: Under development.

NSW 2021 Performance Report 2014-15	9 - 13

Transport Cluster

Goal 8: Grow	patronage on public transport by making it a more attractive choice

Growing patronage on public transport represents both an important challenge and opportunity. Time-related factors, such as speed, frequency and reliability are central priorities for transport customers; however customers also value convenience, safety and comfort.

In 2013-14, major improvements were made by delivering the first truly integrated transport timetable in October 2013, providing hundreds of new express services, many of them in Western Sydney. More than 8,000 new weekly public transport services have been delivered since April 2011. Rollout of the Opal electronic ticketing system continues, with all Sydney Trains, NSW TrainLink and Sydney Ferries services now active and buses being rolled out. In early 2014, the Inner West Light Rail extension was officially opened, providing the first new light rail line in NSW for decades and representing a critical link in Sydney’s Inner West. Meanwhile, significant construction continues on the North West Rail Link and the South West Rail Link, lines which will provide new services to Sydney’s growth areas. After the project was rescued from financial collapse, the final Waratah train has now been delivered, meaning the vast majority of existing rail services are now air-conditioned. The Government is also purchasing a new fleet of around 65 state-of-the-art Intercity trains for longer-distance travellers.

To support the use of existing transport infrastructure, the Transport Access Program is delivering accessible, modern, secure and integrated transport infrastructure where it is needed most. This includes commuter car parking, station upgrades, better interchanges, ferry wharf upgrades and park and ride facilities right across NSW.

Targets

8.1	Consistently meet public transport reliability targets

8.1.1	92% of Sydney Trains services and NSW Trainlink intercity services run on time across the network

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiv

Measure 8.1.1.1: Percentage of peak Sydney Trains services and NSW TrainLink Intercity services arriving at Central station within 5 minutes of scheduled time for suburban services and within 6 minutes for intercity servicesi ii	%	94.6	94.2	94.2iii

Baseline: In 2010-11, 94.6% of Sydney Trains (formerly ‘CityRail’) peak train services were on time.

[i]	The former CityRail services now comprise Sydney Trains services and NSW TrainLink Intercity services.
ii

The punctuality measure replaced the on-time running (OTR) measure for contract and public performance reporting for the new operators. Key differences are an extended peak definition and the exclusion of services, which skip stops or are diverted from being on-time. Sydney Trains has reported the old OTR measure in parallel with punctuality up to December 2013.

iii	Estimated actual is the OTR for the first eight months of 2013-14.
iv	Represents data for the baseline (94.6), 2011-12 (93.4), 2012-13 (94.2) and 2013-14 (94.2).

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Transport Cluster

8.1.2	95% of Sydney buses run on time across the network

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 8.1.2.1: Percentage of timetabled bus services in the Sydney area which commenced their trip on time[i]	%	91.2	90.3	91.1

Baseline: In 2010-11, 91.2% of Sydney Bus services were on time.

[i]	This measure has been, and continues to be, for State Transit Authority buses operating within the Sydney area.
ii	Represents data for the baseline (91.2), 2011-12 (90.8), 2012-13 (90.3) and 2013-14 (91.1).

8.1.3	98.5% of Sydney Ferries run on time

	Units	Baseline	2012-13 Actual	2013-14 Est Actual[i]	Trendii

Measure 8.1.3.1: Percentage of actual ferry services operated by Sydney Ferries which commenced their trip on time	%	98.5	99.1	99.0

Baseline: In 2010-11, 98.5% of Sydney Ferries services were on time.

[i]	Estimate is based on the first eight months of 2013-14.
ii	Represents data for the baseline (98.5), 2011-12 (98.8), 2012-13 (99.1) and 2013-14 (99.0).

8.2	Increase the share of commuter trips made by public transport

8.2.1	To and from Sydney CBD during peak hours to 80% by 2016

	Units	Baseline	2012-13 Actual	2013-14 Est Actual[i]	Trendii

Measure 8.2.1.1: Proportion of peak-hour commuter journeys by public transport to and from Sydney CBD[i]	%	74.4	74.8	n.a.

Baseline: In 2010-11: Sydney CBD during peak hours - 74.4%.

[i]

Data for this measure is based on the Household Travel Survey, which in turn relies on population data from the ABS. Errors and subsequent extensive revision of the ABS Estimated Resident Population (ERP) data has required significant revision of the Household Travel Survey to ensure if continues to align with ABS figures. As a result, final 2012-13 and estimated 2013-14 data for this measure are not currently available.

ii	Represents data for the baseline (74.4), 2011-12 (73.5) and 2012-13 (74.8).

8.2.2	To and from Parramatta CBD during peak hours to 50% by 2016

	Units	Baseline	2012-13 Actual	2013-14 Est Actual[i]	Trendii

Measure 8.2.2.1: Proportion of peak-hour commuter journeys by public transport to and from Parramatta CBD[i]	%	41	43	n.a.

Baseline: In 2010-11: Parramatta CBD during peak hours - 41.0%.

[i]

Data for this measure is based on the Household Travel Survey, which in turn relies on population data from the ABS. Errors and subsequent extensive revision of the ABS Estimated Resident Population (ERP) data has required significant revision of the Household Travel Survey to ensure if continues to align with ABS figures. As a result, final 2012-13 and estimated 2013-14 data for this measure are not currently available.

ii	Represents data for the baseline (41.0), 2011-12 (41.2) and 2012-13 (43.0).

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Transport Cluster

8.2.3	To and from Newcastle CBD during peak hours to 20% by 2016

	Units	Baseline	2012-13 Actual	2013-14 Est Actual[i]	Trendii

Measure 8.2.3.1: Proportion of peak-hour commuter journeys by public transport to and from Newcastle CBD[i]	%	15.6	17.6	n.a.

Baseline: In 2010-11: Newcastle CBD during peak hours - 15.6%.

[i]

Data for this measure is based on the Household Travel Survey, which in turn relies on population data from the ABS. Errors and subsequent extensive revision of the ABS Estimated Resident Population (ERP) data has required significant revision of the Household Travel Survey to ensure if continues to align with ABS figures. As a result, final 2012-13 and estimated 2013-14 data for this measure are not currently available.

[i]	Represents data for the baseline (15.6), 2011-12 (16.9) and 2012-13 (17.6).

8.2.4	To and from Wollongong CBD during peak-hour by 15% by 2016

	Units	Baseline	2012-13 Actual	2013-14 Est Actual[i]	Trendii

Measure 8.2.4.1: Proportion of peak-hour commuter journeys by public transport to and from Wollongong CBD[i]	%	8.2	9.8	n.a.

Baseline: In 2010-11: Wollongong CBD during peak hours - 8.2%.

[i]

Data for this measure is based on the Household Travel Survey, which in turn relies on population data from the ABS. Errors and subsequent extensive revision of the ABS Estimated Resident Population (ERP) data has required significant revision of the Household Travel Survey to ensure if continues to align with ABS figures. As a result, final 2012-13 and estimated 2013-14 data for this measure are not currently available.

[i]	Represents data for the baseline (8.2), 2011-12 (8.5) and 2012-13 (9.8).

8.2.5	To and from Liverpool CBD during peak hours to 20% by 2016

	Units	Baseline	2012-13 Actual	2013-14 Est Actual[i]	Trendii

Measure 8.2.5.1: Proportion of peak-hour commuter journeys by public transport to and from Liverpool CBD[i]	%	14.4	14.8	n.a.

Baseline: In 2010-11: Liverpool CBD during peak hours - 14.4%.

[i]

Data for this measure is based on the Household Travel Survey, which in turn relies on population data from the ABS. Errors and subsequent extensive revision of the ABS Estimated Resident Population (ERP) data has required significant revision of the Household Travel Survey to ensure if continues to align with ABS figures. As a result, final 2012-13 and estimated 2013-14 data for this measure are not currently available.

ii	Represents data for the baseline (14.4), 2011-12 (13.5) and 2012-13 (14.8).

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Transport Cluster

8.2.6	To and from Penrith CBD during peak hours to 25% by 2016

	Units	Baseline	2012-13 Actual	2013-14 Est Actual[i]	Trendii

Measure 8.2.6.1: Proportion of peak-hour commuter journeys by public transport to and from Penrith CBD[i]	%	21.3	20.6	n.a.

Baseline: In 2010-11: Penrith CBD during peak hours - 21.3%.

[i]

Data for this measure is based on the Household Travel Survey, which in turn relies on population data from the ABS. Errors and subsequent extensive revision of the ABS Estimated Resident Population (ERP) data has required significant revision of the Household Travel Survey to ensure if continues to align with ABS figures. As a result, final 2012-13 and estimated 2013-14 data for this measure are not currently available.

[i]	Represents data for the baseline (21.3), 2011-12 (19.5) and 2012-13 (20.6).

8.3	Increase the proportion of total journeys to work by public transport in the Sydney Metropolitan Region to 28% by 2016

	Units	Baseline	2012-13 Actual	2013-14 Est Actual[i]	Trendii

Measure 8.3.0.1: Proportion of journeys to work by public transport in the Sydney Metropolitan Region[i]	%	22.5	23.4	n.a.

Baseline: In 2010-11, the proportion of journeys to work by public transport was 22.5%.

[i]

Data for this measure is based on the Household Travel Survey, which in turn relies on population data from the ABS. Errors and subsequent extensive revision of the ABS Estimated Resident Population (ERP) data has required significant revision of the Household Travel Survey to ensure if continues to align with ABS figures. As a result, final 2012-13 and estimated 2013-14 data for this measure are not currently available.

ii	Represents data for the baseline (22.5), 2011-12 (22.2) and 2012-13 (23.4).

8.4	Increase walking and cycling

8.4.1	More than double the mode share of bicycle trips made in the Greater Sydney region, at a local and district level, by 2016

	Units	Baseline	2012-13 Actual	2013-14 Est Actual[i]	Trendii

Measure 8.4.1.1: Modal share of bicycle trips made in the Greater Sydney region, at a local and district level[i]	%	2.2	2.8	n.a.

Baseline: In 2010-11, the mode share of bicycle trips made in the Greater Sydney region, at a local and district level was 2.2%.

[i]

Data for this measure are based on the Household Travel Survey, which in turn relies on population data from the ABS. Errors and subsequent extensive revision of the ABS Estimated Resident Population (ERP) data has required significant revision of the Household Travel Survey to ensure if continues to align with ABS figures. As a result, final 2012-13 and estimated 2013-14 data for this measure are not currently available.

ii	Represents data for the baseline (2.2), 2011-12 (2.5) and 2012-13 (2.8).

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Transport Cluster

8.4.2	Increase the mode share of walking trips made in the Greater Sydney region, at a local and district level to 25% by 2016

	Units	Baseline	2012-13 Actual	2013-14 Est Actual[i]	Trendii

Measure 8.4.2.1: Modal share of walking trips made in the Greater Sydney region, at a local and district level	%	22.4	23.2	n.a.

Baseline: In 2010-11, the mode share of walking trips made in the Greater Sydney region, at a local and district level was 22.4%.

[i]

Data for this measure are based on the Household Travel Survey, which in turn relies on population data from the ABS. Errors and subsequent extensive revision of the ABS Estimated Resident Population (ERP) data has required significant revision of the Household Travel Survey to ensure if continues to align with ABS figures. As a result, final 2012-13 and estimated 2013-14 data for this measure are not currently available.

[i]	Represents data for the baseline (22.4), 2011-12 (22.8) and 2012-13 (23.2).

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Transport Cluster

Goal 9:    Improve customer experience with public transport services

The NSW Government has taken steps to ensure that the customer is at the centre of all decision making.

This focus is now in all aspects of the Transport Cluster – from transport planning to service delivery.

We are delivering initiatives to improve the lives of commuters, such as providing real-time transport information, providing mobile phone reception in rail tunnels, and convenient simple ticketing with Opal.

New rail operators – Sydney Trains and NSW TrainLink – are working to improve the travel experience for train customers, focused on serving their distinct customer bases: Sydney Trains for those who need frequent, reliable trains for shorter distances, and NSW TrainLink for those who travel longer distances and need more comfortable, reliable trains with on-board services.

Targets

9.1	Improve customer satisfaction with transport services

	Units	Baseline	2012-13 Actual	2013-14 Actual[i]	Trendii

Measure 9.1.0.1: Proportion of train users partly satisfied to very satisfied with overall service	%	79	79	83

Baseline: In 2012, 79% of train users were partly satisfied to very satisfied with overall service.

[i]	2013-14 satisfaction measures are actual results based on the November 2013 Customer Satisfaction Survey.
ii	Represents data for the baseline (79), 2012-13 (79) and 2013-14 (83).

	Units	Baseline	2012-13 Actual	2013-14 Actual[i]	Trendii

Measure 9.1.0.2: Proportion of bus users partly satisfied to very satisfied with overall service	%	79	79	85

Baseline: In 2012, 79% of bus users were partly satisfied to very satisfied with overall service.

[i]	2013-14 satisfaction measures are actual results based on the November 2013 Customer Satisfaction Survey.
ii	Represents data for the baseline (79), 2012-13 (79) and 2013-14 (85).

	Units	Baseline	2012-13 Actual	2013-14 Actual[i]	Trendii

Measure 9.1.0.3: Proportion of ferry users partly satisfied to very satisfied with overall service	%	94	94	95

Baseline: In 2012, 94% of ferry users were partly satisfied to very satisfied with overall service.

[i]	2013-14 satisfaction measures are actual results based on the November 2013 Customer Satisfaction Survey.
ii	Represents data for the baseline (94), 2012-13 (94) and 2013-14 (95).

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Transport Cluster

	Units	Baseline	2012-13 Actual	2013-14 Actual[i]	Trendii

Measure 9.1.0.4: Proportion of light rail users partly satisfied to very satisfied with overall service	%	91	91	86

Baseline: In 2012, 91% of light rail users were partly satisfied to very satisfied with overall service.

[i]	2013-14 satisfaction measures are actual results based on the November 2013 Customer Satisfaction Survey.
ii	Represents data for the baseline (91), 2012-13 (91) and 2013-14 (86).

	Units	Baseline	2012-13 Actual	2013-14 Actualii	Trend

Measure 9.1.0.5: Proportion of taxi users partly satisfied to very satisfied with overall service[i]	%	n.a.	n.a.	82	n.a.

Baseline: To be determined.

[i]	Customer satisfaction with the overall service for taxis was first measured in 2013 as part of the Customer Satisfaction Survey. Targets have not yet been set for this measure.
ii	2013-14 satisfaction measures are actual results based on the November 2013 Customer Satisfaction Survey.

9.2	Increase real time travel information to customers

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 9.2.0.1: Percentage of customer journeys on trains with accessible and accurate real time traveller information made available through smart-phone appsi ii iii	%	n.a.	96.1	96.1	n.a.

Baseline: Under development.

[i]	This measure covers Sydney Trains and NSW TrainLink Intercity services (NSW TrainLink regional services excluded).
ii	Calculated using a patronage model based on most recent ticket sales data (currently 2013 calendar year) and data on the number of stations covered by real time traveller information.
iii

To note, the model uses certain assumptions around attribution of ticket sales to the actual customer journeys and the treatment of ‘unpaid’ journeys. Journeys are attributed to a single station but involve an origin and destination. One end may have real-time information and the other not.

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 9.2.0.2: Percentage of customer journeys on buses with accessible and accurate real time traveller information made available through smart-phone appsi ii	%	n.a.	53.5	67.7	n.a.

Baseline: Under development.

[i]	This measure covers bus services provided under the Sydney Metropolitan Bus Service Contracts and Outer Metropolitan Bus Service Contracts. (Regional bus and coach services excluded).
ii	Calculated as an annualised NSW real-time coverage estimate from a snapshot of data recorded as at 30 June 2013.

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Transport Cluster

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 9.2.0.3: Percentage of customer journeys on ferries with accessible and accurate real-time traveller information made available through smart-phone apps	%	n.a.	n.a.	n.a.	n.a.

Baseline: Under development.

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 9.2.0.4: Percentage of customer journeys on light rail with accessible and accurate real-time traveller information made available through smart-phone apps	%	n.a.	n.a.	n.a.	n.a.

Baseline: Under development.

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Transport Cluster

Goal 10: Improve	road safety

Road safety is fundamentally important across NSW. In 2012-13, the NSW Road Safety Strategy 2012-2021 was released. As the key next step, the Government is focused on achieving the NSW 2021 target of reducing the fatality rate to 4.3 per 100,000 population by 2016.

Achieving this goal requires ongoing investment to improve road infrastructure, enforcement programs to drive behaviour change, safer vehicles and the uptake of safety technology.

In 2013-14, the Government continued its accelerated rollout program of flashing lights. In addition to this, tenders were released to progress the second phase of flashing lights instalment program so that every school in NSW has flashing lights by December 2015. High profile road safety campaigns were aired right across NSW using both traditional and social media targeting fatigue, distraction and speeding – some of the biggest road safety risks on NSW roads. Improved Government Guidelines were released to local governments to provide 50/50 funding, ensuring local government road safety officers are available right across NSW.

The NSW Safer Roads Program was expanded with an annual investment of $36 million for 2013-14 and 2014-15. The program comprises: route safety reviews, pedestrian safety works, run-off road/head-on crash treatments and local government road review and safety works. Reviews of the Kings Highway and Appin Road were completed as part of the route safety reviews and programs of works starting to address crash risks. The Oxley Highway Review also commenced. A NSW Motorcycle Safety Strategy was released, featuring a $3 million program to review and provide targeted safety works along motorcycle routes, increase communications and undertake a trial of lane filtering in the Sydney CBD. More than $23 million was invested under the NSW Government Blackspot Program, treating 80 sites (with an additional $20 million funding from the Commonwealth Blackspot Program, treating 83 sites).

The Government announced the introduction of a mandatory alcohol interlock program, targeting all repeat drink-drive offenders and high range first offenders in NSW. The Speed Camera Strategy continued its rollout of targeted speed cameras, progressively increasing the number of red light speed cameras to 200 by end 2014, increasing the mobile speed camera enforcement hours to 7,000 per month, completing the point-to-point speed camera rollout and taking down speed cameras that are not effective.

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Transport Cluster

Targets

10.1	Reduce fatalities to 4.3 per 100,000 population by 2016

	Units	Baseline	2013 Actual	2014 Est Actual	Trendiii

Measure 10.1.0.1: Number of fatalities per 100,000 population	no./100,000	5.8[i]	4.6ii	n.a.

Baseline: The 2008-2010 three-year average baseline had 5.8 fatalities per 100,000 population.

[i]	The baseline data are reported on a three-year average; subsequent data years are reported annually.
ii	Fatality rate based on the provisional fatality total for 2013 (data as at 1 January 2014) and is subject to change when the data are finalised.
iii	Represents data for the baseline (5.8), 2011 (5.0), 2012 (5.0) and 2013 (4.6).

Note:	n.a. = not available
N/A = not applicable

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10.	Treasury and Finance Cluster

NSW 2021 Goals

The Treasury and Finance Cluster is the lead for the following NSW 2021 Goals:

•	Rebuild State finances (Goal 2)

•	Place downward pressure on the cost of living (Goal 5).

Progress in 2013-14

In 2013-14, the Treasury and Finance Cluster, together with the Planning and Environment Cluster, continued working towards achieving their NSW 2021 Goals. Activities included:

Rebuild State finances (Goal 2)

•

Recycled assets to reinvest in new infrastructure, and completed the sale of Eraring Energy’s Eraring and Shoalhaven Power Stations, including the termination of the related Cobbora coal supply agreement and the sale of Delta Electricity’s Mount Piper and Wallerawang Power Stations. In addition to the cash benefits achieved, these transactions saved taxpayers around $2 billion in avoided liabilities. The sale process for the renewable assets held by Green State Power is expected to be completed around the end of the 2013-2014 financial year.

•

Implemented comprehensive financial management strategies to help NSW maintain its AAA credit rating and to restrain expenditure growth below revenue growth. These strategies included the monitoring and reporting on the State’s fiscal performance in the 2013-14 Budget in accordance with the Fiscal Responsibility Act 2012.

•

Progressed microeconomic reforms to support growth by deregulating retail electricity prices, streamlining environmental assessments and agreeing at the Council of Australian Governments (COAG) to target red tape reduction across a range of industry sectors in 2014-15.

•

Better managed electricity distributors to deliver efficiencies to fund energy rebates. The electricity distributors are currently forecasting integration savings of $5.4 billion over the five years to 2015-16, including $0.5 billion of operational expenditure and $4.8 billion in capital expenditure.

•

Continued to monitor over 122 public infrastructure and private projects to ensure compliance with the NSW Guidelines for Construction Procurement, preventing cost increases due to illegal industrial activity on taxpayer-funded infrastructure projects.

•

Made significant progress in reforming the Forestry Corporation to operate on a sustainable financial basis through reform of its cost structures and its hardwood timber division. This has included efficiency reforms, contract renegotiation and increased transparency of operations.

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Treasury and Finance Cluster

•

Adopted a conditional debt pay down financing structure for both the North West Rail Link and Sydney Light Rail Public Private Partnership (PPP). This structure focuses on payments being made only as key operational milestones are met. For the Northern Beaches Hospital PPP, payment will be made on or after completion of the project and the outsourcing of all clinical services.

•	Continued to support all NSW Government Clusters with the development and monitoring of savings plans to meet the six year savings target of $18.9 billion from 2011-12 to 2016-17.

•	Continued to implement the recommendations from the NSW Commission of Audit Report, including the development of new policies, processes and systems for financial management.

•

Provided leadership and in-principle agreement to the Commonwealth Government’s proposed asset recycling initiative, which could see the Commonwealth offer substantial financial incentives to encourage States and Territories to divest assets and use the proceeds to encourage investment in productivity-enhancing infrastructure.

•

Enforced the wages policy with around 255,000 employees receiving increases of 2.5% p.a. in remuneration across the public sector and more than 18,000 employees identifying savings and productivity offsets for increases above 2.5%.

Place downward pressure on the cost of living (Goal 5)

•

Tackled housing affordability by boosting the supply of new housing to address Sydney’s long-standing housing shortage through a combination of red tape reduction, improved planning processes, and investment in housing-related road and utility infrastructure for greenfield and infill urban growth. Industry affordability index HIA/CBA reported March quarter 2014 housing affordability has improved in NSW.

•	Focused NSW tax concessions and the First Home-Buyers Scheme on purchase of newly constructed homes – with up to $35,000 of assistance available to eligible home-buyers.

•

Accelerated new housing supply in high growth areas especially Western Sydney, the Hunter and the Illawarra through the $483 million Housing Acceleration Fund which focused on recycling government-owned assets such as high value CBD office blocks, to free up funds for essential new housing infrastructure.

•	Worked across Government to plan, program and monitor the delivery of key infrastructure to service housing and employment growth – including the administration of the Housing Acceleration Fund.

•	Produced the highest level of total Metropolitan Development Program (MDP) and rezoned stock since records began in 1981. Stock capacity is now at 159,285 dwellings.

•	Reached 50,206 dwelling approvals in NSW for the 12 months to April 2014, the highest rate of housing approvals since April 2003.

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Treasury and Finance Cluster

•	Rezoned land in Sydney’s Growth Centres with capacity for 14,650 homes (Marsden Park 10,300 homes, Catherine Field 3,200 homes, East Leppington 1,150 homes).

•

Progressed planning on the Riverstone East and Vineyard Precincts with combined capacity for up to 7,800 new homes and the Leppington Precinct with capacity for up to 8,000 homes. Ingleside, Edgeworth/Wallsend and North Tuncurry are also progressing.

•

Completed 32 Standard Instrument Local Environment Plans during 2013-14, bringing the total to 139 of 152 Standard Instrument Local Environmental Plans completed since 2006, producing a capacity of 236,766 dwellings and 287,777 jobs.

•	Consulted and worked with local government on sub-regional housing and employment targets to meet Sydney’s long-term growth demands.

•

Reviewed the Home Building Act 1989 to make the home warranty insurance market more efficient by minimising administrative costs and burdens on residential building work, including ways to simplify the Act, and assessing whether the current scheme imposes unnecessary costs and regulations on builders and homeowners. Following thorough public and stakeholder consultation, Parliament approved legislation on a package of reforms in May 2014.

•	Commenced the development of a framework for the design, collection and administration of a new Infrastructure Contributions system to improve affordability, transparency and efficiency.

•

Worked to reduce inefficiencies and costs in energy supply, with household power bills forecast to fall for the first time in 15 years from 1 July 2014. This compares with increases of around 60% in recent years.

•	Delivering a Family Energy Rebate, rising to $150 on 1 July 2014, which is available to 540,000 eligible families.

•	Supported 220,000 low-income households to reduce energy use and collectively save more than $35 million each year on power bills through the Home Power Savings Program.

•	Reached a total of more than 500 office buildings, shopping centres and hotels in NSW that have current National Australian Built Environment Rating System (NABERS) Energy and Water ratings.

•

Released the NSW Energy Efficiency Action Plan (EEAP). The plan details 30 actions to grow and mature energy efficiency markets, and support NSW household and business participation in the market, in order to achieve bill savings.

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Treasury and Finance Cluster

Key initiatives for 2014-15

The Treasury and Finance Cluster, together with the Planning and Environment Cluster, will deliver the following key initiatives to meet its NSW 2021 Goals in 2014-15:

Rebuild State finances (Goal 2)

The Treasury and Finance Cluster will improve the strength of the NSW balance sheet by:

•

Progressing the sale of Delta Electricity’s Vales Point and Colongra power stations and the Cobbora coal mine site. The aim is to finalise these sales in the first half of the 2014-15 financial year. The sale process for Macquarie Generation’s Bayswater and Liddell power stations will also be progressed, dependent on the outcome of the Australian Competition Tribunal review and the sale achieving a price which benefits the State.

•

Further developing non-recourse debt financing structure options to be used to fund proposed motorway developments (e.g. WestConnex), allowing Government to accelerate the construction of projects while minimising the impact on its balance sheet and credit rating metrics.

•	Implementing the decision to amalgamate the funds management of State financial assets worth $65 billion within NSW Treasury Corporation (TCorp), creating a top 10 Australian investment manager.

•	Amalgamating the management of residual State port responsibilities at Sydney, Newcastle and Port Kembla into a single entity from 1 July 2014.

•	Amending the State Owned Corporations Act 1989 to reflect contemporary best practice corporate governance.

•	Reviewing the Home Warranty Insurance Scheme to ensure its sustainability over time, so that it can protect consumers and give confidence to the sector.

Place downward pressure on the cost of living (Goal 5)

•

Rolling out the Opal Card, with many customers across trains, ferries and buses now enjoying cheaper fares and frequent travel rewards. Opal’s benefits include a $15 daily cap, a $2.50 daily cap on Sundays, cheaper off-peak train travel and after eight paid journeys in a week all further trips are free.

•	Continuing to identify surplus Government properties to release funds to invest in accelerating new housing land releases.

•

Improving the Compulsory Third Party Scheme through a program of non-legislative enhancements aimed at a better customer experience for vehicle owners buying Green Slips, fair and fully justified Green Slip prices, and faster resolution for injured people. Extensive consultation is underway to develop these improvements.

•

Completing a review of strata and community title laws by reforming the laws that regulate the development, registration and management of strata and community schemes. The review of the strata and community title laws will take place in consultation with the community, business and stakeholders.

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Treasury and Finance Cluster

•

Implementing NSW Energy Efficiency Action Plan actions including enhancing the Energy Savings Scheme, providing incentives to encourage new, innovative behaviour change programs that save energy, and sharing information, data and tools with households, businesses and their service providers through a digital platform.

•	Maintain reform momentum to accelerate new housing supply, and keep costs to a minimum, to meet continuing housing demand and make it easier to afford a home.

•	Completing the rezoning and infrastructure planning for Riverstone East and Vineyard Precincts.

•	Completing the rezoning and infrastructure planning for the Ingleside release area, and the Edgeworth/Wallsend and North Tuncurry sites.

•	Progressing other proponent-led greenfield and infill rezonings across metropolitan Sydney.

•

Continuing to investigate opportunities for new greenfield land releases that will deliver an ongoing supply of rezoned and serviced land in metropolitan Sydney. In particular, Greater Macarthur and Lowes Creek.

•	Delivering Growth Infrastructure Plans for the South and West Central Subregions of Sydney and the Lower Hunter.

•	Delivering Regional Growth Plans for the Lower Hunter and the Illawarra.

•	Finalising remaining Standard Instrument Local Environmental Plans that rezone land and continue to drive incremental growth in housing and jobs within and outside the Sydney Metropolitan area.

•

Integrating the operations of State Water and the Sydney Catchment Authority under a common governance arrangement to reduce bureaucratic costs, and support best practice in the catchment management and bulk water storage and supply.

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Treasury and Finance Cluster

Performance Information

Goal 2:    Rebuild State finances

The Treasury and Finance Cluster has continued its work in rebuilding State finances. An improving fiscal outlook was supported through maintaining long-term revenue growth above expense growth, responsible fiscal management, innovative financing techniques and recycling assets on the Government’s balance sheet to reduce pressure on the debt position.

The Treasury and Finance Cluster has continued to implement comprehensive fiscal and savings strategies to help NSW maintain its AAA credit rating. This included supporting all NSW Government Clusters with the development and monitoring of savings plans to meet the six-year savings target of $18.9 billion from 2011-12 to 2016-17.

In the 2013-14 financial year, the Treasury and Finance Cluster finalised the long-term lease of the Port of Newcastle, and the sale of the Delta (West), Eraring and Shoalhaven power station assets. Innovative financing structures were adopted for both the North West Rail Link and Sydney Light Rail Public Private Partnership (PPP), which utilise conditional debt pay down structures, involving a repayment of debt only after certain key operational milestones are met. This has allowed key infrastructure projects to be delivered without putting additional pressure on the State’s debt position.

The Treasury and Finance Cluster also worked to monitor and report on the State’s fiscal performance in the 2013-14 Budget in terms of the Fiscal Responsibility Act 2012 and the implementation of the recommendations from the NSW Commission of Audit.

Targets

2.1	Effective Balance Sheet Management

2.1.1	Maintain AAA credit rating

	Units	Baseline	2012-13 Actual	2013-14 Est Actual[i]	Trend

Measure 2.1.1.1: Credit rating at AAA	N/A	AAA	AAA	AAA

Baseline: Credit rating as at the end of 2010-11 was AAA from Standard and Poor’s (26 November 2010) and Moody’s (9 March 2011).

[i]	The current credit rating is AAA. This rating was reaffirmed by Standard and Poor’s on 24 October 2013.

2.1.2	Fully fund superannuation liability by legislated target:

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 2.1.2.1: Unfunded superannuation liability, forecast to legislated target date (currently 2030)	$b	18.8[i]	15.3	n.a.ii

Baseline: The 2010-11 unfunded superannuation liabilities were $18.8 i billion for the total state sector.

[i]	This figure was incorrectly reported as $18.9 billion in the 2013-14 Performance Report.
ii	The 2013-14 estimate will be available when the Report on State Finances 2013-14 is published
iii	Represents data for the baseline (18.8), 2011-12 (17.3) and 2012-13 (15.3).

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Treasury and Finance Cluster

2.1.3	Increase the general government and total state sector average net worth over rolling four year periods

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 2.1.3.1: Average general government and total state sector net worth over the rolling four year periods	$b	151.6[i]	157.8	164.7

Baseline: The average general government and total state sector net worth over the rolling four year period to June 2011 is $151.6i billion.

[i]	The accounting standard for AASB 119 Employee Entitlement has been revised and historical numbers have been updated to the new standard. The baseline was previously reported as $150.9 billion.
ii	Represents data for the baseline (151.6), 2011-12 (151.2), 2012-13 (157.8) and 2013-14 (164.7).

2.1.4	Ensure expense growth will be less than or equal to trend revenue growth

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiii

Measure 2.1.4.1: Percentage of revenue growth versus percentage of expense growth (four year rolling averagei)
Revenue less Expense Growth	%	0.01ii	0.09	0.26

Baseline: As at 30 June 2011, the rolling four year average expense growth was 6.32ii %, compared with trend revenue growth of 6.33ii %.

[i]

Calculated using revenue growth (four year rolling average) 2010-11 (6.33%), 2011-12 (5.60%), 2012-13 (4.89%) and 2013-14 (3.81%), less expense growth (four year rolling average) 2010-11 (6.32%), 2011-12 (5.93%), 2012-13 (4.80%) and 2013-14 (3.55%).

ii	The accounting standard for AASB 119 Employee Entitlement has been revised and historical numbers have been updated to the new standard. The baseline was previously reported as 0.23% (6.43%-6.20%).
iii	Represents data for the baseline (0.01), 2011-12 (-0.33), 2012-13 (0.09) and 2013-14 (0.26).

2.2	Improve financial management and controls

2.2.1	Minimise variation from controllable expenses

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 2.2.1.1: Variation from controllable expenses	%	-1.9	-1.0	-0.02

Baseline: Expenses were $1,092 million, or 1.9% below the Budget forecast in 2010-11.

[i]	Represents data for the baseline (-1.9), 2011-12 (-2.3), 2012-13 (-1.0) and 2013-14 (-0.02).

Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 2.2.1.2: Budgeted expenses vs. actual expenses (10 year trend)%	3.1	1.6	1.3

Baseline: The annual average variance between budgeted and actual expenses for the 10 years to 2010-11 was 3.1%.

[i]	Represents data for the baselines (3.1), 2011-12 (2.4), 2012-13 (1.6) and 2013-14 (1.3).

NSW 2021 Performance Report 2014-15	10 - 7

Treasury and Finance Cluster

2.3	Improve efficiency and effectiveness of expenditure

2.3.1	Subject all capital projects to Benefit Cost ratio assessment

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 2.3.1.1: Percentage of all approved capital projects over $10 million which received an assessment resulting in a Benefit Cost Ratio	%	44.0	67.2	n.a.[i]

Baseline: For all projects valued over $10 million and approved in 2010-11, 44% received a BCR assessment.

[i]	Projects are counted in the year the Government approved them as new capital works in the Budget process (i.e. counted in 2013-14 if it was approved for 2014-15 Budget).
ii	Represents data for the baseline (44.0), 2011-12 (56.0) and 2012-13 (67.2).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 2.3.1.2: Percentage of all approved capital projects over $10 million which received an economic appraisal deemed appropriate by Treasury (i.e. cost effectiveness analysis) but not a BCR	%	19.0	13.4	n.a.[i]

Baseline: For all projects valued over $10 million and approved in 2010-11, 19% received cost effectiveness analysis deemed appropriate by Treasury.

[i]	Projects are counted in the year the Government approved them as new capital works in the Budget process (i.e. counted in 2013-14 if it was approved for 2014-15 Budget).
ii	Represents data for the baseline (19.0), 2011-12 (22.0) and 2012-13 (13.4).

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 2.3.1.3: Percentage of all approved capital projects over $10 million which did not receive an adequate economic appraisal	%	37.0	19.4	n.a.[i]

Baseline: For all projects valued over $10 million and approved in 2010-11, 37% did not receive an appropriate form of economic appraisal.

[i]	Projects are counted in the year the Government approved them as new capital works in the Budget process (i.e. counted in 2013-14 if it was approved for 2014-15 Budget).
ii	Represents data baseline (37.0), 2011-12 (22.0) and 2012-13 (19.4).

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Treasury and Finance Cluster

2.3.2	All agencies to be subject to efficiency and effectiveness reviews on a rolling basis

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendiv

Measure 2.3.2.1: Number of Clusters reviewed per 4-year period (matched to NSW Government’s four year term of office)i ii iii	no.	0	5	6

Baseline: As at 30 June 2011, all Clusters had been reviewed in the previous 4 year period except Health.

[i]	There are nine clusters that will be reviewed across the four years from 2011-12 to 2014-15.
ii

Number shown indicates the running total of cluster reviews completed; multiple reviews may have been completed within each cluster. A cluster has been deemed to be reviewed when at least one efficiency and effectiveness review has been completed within the cluster.

iii

In addition to cluster efficiency and effectiveness reviews, Treasury has completed a number of whole-of-government reviews (e.g. purchasing, cards merchant fees, procurement, cash management). These are not reflected in the measure shown.

iv	Represents data for the baseline (0), 2012-13 (5) and 2013-14 (6).

2.4	Reform revenue

2.4.1	Maintain the share of state revenue to Gross State Product (GSP), excluding any variations in tax rates and Australian Government policy

Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 2.4.1.1: Share of General Government Revenue as a proportion of Gross State Product (GSP)%	12.9	12.6	13.9

Baseline: In 2009-10 General Government Revenue was 12.9% (does not include Australian Government stimulus).

[i]	Represents data for the baseline (12.9), 2010-11 (12.7), 2011-12 (12.9), 2012-13 (12.6) and 2013-14 (13.9).

2.4.2	Reduce the volatility of taxes

	Units	Baseline	2012-13 Actual	2013-14 Est	Trend[i]

Measure 2.4.2.1: Volatility of State tax revenue, measured as deviation from trend	%	2.2	2.1	2.5

Baseline: Tax revenue deviation from trend was 2.2% over the 10 years to 2010-11.

[i]	Represents data for the baseline (2.2), 2011-12 (2.2), 2012-13 (2.1) and 2013-14 (2.5).

2.5	Improve Public Trading Enterprises Performance

2.5.1	All commercial Public Trading Enterprises (PTEs) maintain an investment grade credit rating of at least BBB each year

	Units	Baseline	2012-13 Actual	2013-14 Actual[i]	Trendii

Measure 2.5.1.1: Number of commercial PTEs that maintain an investment grade credit rating of at least BBB – or Baa3	no.	12	11	10

Baseline: As at June 2011, 12 out of 13 met the target. Forests (BB+) was below investment grade.

[i]	This is the actual result for 2013-14 as the rating assessment has been completed.
ii	Represents data for the baseline (12), 2011-12 (11), 2012-13 (11) and 2013-14 (10).

NSW 2021 Performance Report 2014-15	10 - 9

Treasury and Finance Cluster

2.5.2	Price-regulated energy and water PTEs meet or exceed the Weighted Average Cost of Capital (fair return on capital) set by their regulators by June 2015, and maintain this performance from that date

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend[i]

Measure 2.5.2.1: Number of regulated energy and water businesses that meet or exceed the Weighted Average Cost of Capital set by the relevant regulator	no.	1	6	6

Baseline: As at June 2011, one out of the eight regulated PTEs meets or exceeds the Weighted Average Cost of Capital set by their regulators.

[i]	Represents data for the baseline (1), 2011-12 (2), 2012-13 (6) and 2013-14 (6).

2.5.3	Non-regulated commercial PTEs meet or exceed Treasury’s target Return on Invested Capital by June 2015, and maintain this performance from that date

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 2.5.3.1: Number of non-regulated commercial PTEs that meet or exceed NSW Treasury’s target return[i] on Invested Capital for the business	no.	1	1	1

Baseline: As at June 2011, one out of the five non-regulated PTEs meets or exceeds NSW Treasury’s target returni on Invested Capital.

[i]	Target return established in 2010 by Ernst & Young.
ii	Represents data for the baseline (1), 2011-12 (1), 2012-13 (1) and 2013-14 (1).

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Treasury and Finance Cluster

Goal 5:	Place downward pressure on the cost of living

A major cost of living in NSW is housing. The Government is working on a range of fronts to improve the affordability of housing including boosting housing supply. From July to November 2013, dwelling approvals were 40% higher than the same period the previous year.

The 12 months to November 2013 have been the best for new housing approvals in NSW since 2002-3, with 45,707 new housing approvals. This has provided greater housing supply, greater housing choice, and significantly improved housing affordability.

The Government has exceeded its target of delivering 50,000 greenfield housing lots with trunk infrastructure, with 66,458 currently available.

Downward pressure is being placed on electricity bills, the Family Energy Rebate is being delivered to eligible people, and the Government is supporting 220,000 low income households to reduce energy use and collectively save more than $35 million each year on their power bills through the Home Power Savings Program.

Targets

5.1	Improve housing affordability and availability

5.1.1	Facilitate the delivery of 25,000 new dwellings per year

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 5.1.1.1: The number of completed dwellings added to existing stock each year, from Metropolitan Development Program data (sourced from Sydney Water connections data which adjusts for demolitions)	no.	15,317	21,097	25,456[i]

Baseline: In 2010-11, there were 15,317 net dwelling completions.

[i]	Based on BIS Dwelling Completions forecast.
ii	Represents data for the baseline (15,317), 2011-12 (15,591), 2012-13 (21,097) and 2013-14 (25,456).

5.1.2	Increase the available greenfield ‘zoned and trunk serviced’ lots to always be above 50,000

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trend

Measure 5.1.2.1: The potential dwelling capacity of land provided with trunk water and sewer services available each year from the Metropolitan Development Program data[i]	no.	72,452	72,554	66,458ii	Target achievediii

Baseline: At July 2011, there were 72,452 zoned and trunked service lots available.

[i]	Actual data are taken as a measure of stock at 30 June.
ii	The 2013-14 estimate actual is estimated as at 31 December 2013 based on the supply of zone and trunk serviced lots expected to be increased in January to June 2014.
iii	The target has been achieved for six consecutive years: from June 2008 (50,797) to December 2013 (66,458).

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Treasury and Finance Cluster

5.1.3	Increase uptake of ‘empty nester’ opportunities

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 5.1.3.1: Annual number of applications of those taking up the Senior’s Principal Place of Residence Duty Exemption opportunity[i]	no.	361	n.a.	n.a.

Baseline: The senior’s exemption from 1 July 2010 to 30 June 2011 was 361.

[i]	This scheme was discontinued on 30 June 2012.
ii	Represents data for the baseline (361) and 2011-12 (760), which includes applications processed at the tail end of the program in the 2012-13 and 2013-14 budget periods.

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 5.1.3.2: Annual property value of those taking up the Senior’s Principal Place of Residence Duty Exemption opportunity[i]	$m	4.8	n.a.	n.a.

Baseline: Property value of the seniors’ exemption from 1 July 2010 to 30 June 2011 was $4.83 million.

[i]	This scheme was discontinued on 30 June 2012.
ii	Represents data for the baseline (4.8) and 2011-12 (11.3) which includes applications processed at the tail end of the program in the 2012-13 and 2013-14 budget periods.

5.2	Contain electricity costs through efficient energy use

5.2.1	Assist business and households to realise annual energy savings of 16,000 GWh by 2020 compared to ‘business as usual’ trends

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 5.2.1.1: Number of GWh of energy saved, compared to business as usual trends[i]	GWh	0	3,705	4,972

Baseline: The baseline of ‘business as usual’ trends means energy use with no energy efficiency programs in place. The baseline is zero energy savings for 2010.

[i]

Energy savings above business-as-usual levels have been estimated based on energy savings from state and national energy efficiency programs active in NSW, including the Energy Savings Scheme and buildings and appliance standards.

ii	Represents data for the baseline (0), 2010-11 (1,193), 2011-12 (2,347), 2012-13 (3,705) and 2013-14 (4,972).
5.2.2	Support 220,000 low income households reduce energy use by up to 20% by June 2014

	Units	Baseline	2012-13 Actual	2013-14 Est Actual	Trendii

Measure 5.2.2.1: Reduction (as a percentage) in energy use across low income households	no.	40,948	192,860	220,000

Baseline: As of June 2011, 40,948 i households have been assisted with an average saving of 15%, through the Home Power Savings Program.

[i]	A rounded figure (41,000) was reported in the 2013-14 Performance Report – this has now been updated with the exact number aligned with data table above.
ii	Represents data for the baseline (40,948), 2011-12 (115,508), 2012-13 (192,860) and 2013-14 (220,000).

Note:	n.a. = not available
N/A = not applicable

10 - 12	NSW 2021 Performance Report 2014-15

Glossary

ABARE	Australian Bureau of Agriculture and Resource Economics and Sciences
ABS	Australian Bureau of Statistics
ACARA	Australian Curriculum Assessment and Reporting Authority
ACT	Australian Capital Territory
AEDI	Australian Early Development Index
AFL	Australian Football League
ALP	Aboriginal Languages Program
Anzac	Australian and New Zealand Army Corps
ANPR	Automated Number Plate Recognition
AQF	Australian Qualifications Framework
BASIX	Building Sustainability Index
BCR	Benefit Cost Ratio
BHI	Bureau of Health Information
BMI	Body Mass Index
BOCSAR	Bureau of Crime Statistics and Research
BOSTES	Board of Studies, Teaching and Educational Standards
BPIP	Bus Priority Infrastructure Program
CAP	Catchment Action Plans
CBD	Central Business District
CHART	Changing Habits and Reaching Targets
CMA	Catchment Management Authority
COAG	Council of Australian Governments
CSC	Customer Service Commission
Cwth	Commonwealth Government
DISplan	NSW State Disaster Plan
DEC	Department of Education and Communities
DFACS	Department of Family and Community Services
DP&E	Department of Planning and Environment
DPC	Department of Premier and Cabinet
DPI	Department of Primary Industries
DPJ	Department of Policy and Justice
DTIRIS	Department of Trade and Investment, Regional Infrastructure and Services
ED	Emergency Department
EEAP	Energy Efficiency Action Plan
EEP	Enhanced Enforcement Program
EMPlan	State Emergency Management Plan
EPA	Environmental Protection Authority
ERASS	Exercise, Recreation and Sports Survey
ERN	Enrolment Registration Number
ERP	ABS Estimated Resident Population
FACS	Family and Community Services
FC	Football Club
GIPA	Government Information (Public Access) Act 2009
GL	Gigalitres
GSE Act	Government Sector Employment Act 2013
GSP	Gross State Product

NSW 2021 Performance Report 2014-15	G - 1

Glossary

GWh	Gigawatt per hour
GWS	Greater Western Sydney
ha.	Hectare
HIA-CBA	Housing Industry Association – Commonwealth Bank of Australia
HIV	Human Immunodeficiency Virus
ICSEA	Index of Community Socio-Educational Advantage
ICT	Information and Communications Technology
ILC	Intensive Learning Centre
INSW	Infrastructure NSW
IRI	International Roughness Index
IT	Information Technology
JJ	Juvenile Justice
km/h	Kilometres per hour
KPI	Key Performance Indicator
LLS	Local Land Services
LGA	Local Government Area
LHDs	Local Health Districts
MAB	Alphanumeric route numbering system
MDP	Metropolitan Development Program
MedTech	Medical Technology
MERIT	Magistrates Early Referral Treatments
MPHS	ABS Multipurpose Householder Survey
MURP	Major Urban Renewal Portfolio
n.a.	Not available
N/A	Not applicable
NABERS	National Australian Built Environment Rating System
NAPLAN	National Assessment Program – Literacy and Numeracy
NCAT	NSW Civil and Administrative Tribunal
NCVER	National Centre for Vocational Education Research
NDIS	National Disability Insurance Scheme
NEA	National Education Agreement
NEAT	National Emergency Access Target
NEST	National Elective Surgery Target
NGO	Non Government Organisation
no.	Number
NPA	National Partnership Agreement
NPA-IPHS	National Partnership Agreement on Improving Public Hospital Services
NPWS	National Parks and Wildlife Service
NSW	New South Wales
NSWIPC	NSW Information and Privacy Commission
NSWPF	NSW Police Force
NSW Health	NSW Ministry of Health
OCHRE	Opportunity, Choice, Healing, Responsibility, Empowerment
OEH	Office of Environment and Heritage
OFS	Office of Finance and Services
OLG	Office of Local Government

G - 2	NSW 2021 Performance Report 2014-15

Glossary

OOC	Office of Communities
OOHC	Out-of-Home Care
OTR	On-Time Running
%	Per cent
p.a.	Per annum
PAC	Planning Assessment Commission
PM	Particulate matter
PMES	People Matter Employee Survey
PPM	Parts per million
PPP	Public Private Partnership
PTE	Public Trading Enterprises
PSC	Public Service Commission
RAM	Resource Allocation Model
RAN	Royal Australian Navy
RAQI	Regional Air Quality Index
RCI	River Condition Index
RFS	NSW Rural Fire Service
RMS	Roads and Maritime Services
ROD	Re-offending Database
ROSH	Risk of Significant Harm
SCA	Sydney Catchment Authority
SDAC	Survey of Disability, Ageing and Carers
SHS	Specialist Homelessness Services
SIS	Strategic Information System
SMS	Short Message Service
SPANS	Schools Physical Activity Nutrition Survey
SSD	State Significant Development
SSI	State Significant Infrastructure
STA	State Transit Authority
TAFE	Technical and Further Education
TfNSW	Transport for NSW
TIRIS	The Trade and Investment, Regional Infrastructure and Services Cluster
TRA	Tourism Research Australia
thous.	Thousand
UTS	University of Technology, Sydney
VET	Vocational and Educational Training
VMS	Variable Messaging Signs
WNSW	Women NSW
YTD	Year to date

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Glossary

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G - 4	NSW 2021 Performance Report 2014-15

Index

Delivering NSW 2021 - Responsibilities
	NSW 2021 Goal	Ministerial Accountability	Agency	Page

STRATEGY – REBUILD THE ECONOMY

1	Improve the performance of the NSW	Minister for Trade and Investment, and	DTIRIS	8 – 1
	economy	Minister for Regional Infrastructure and		8 – 9
		Services (Lead)		8 – 14

		Minister for Women	WNSW, DFACS	8 – 2
8 – 9
8 – 18
2	Rebuild state finances	Treasurer (Lead)	Treasury	10 – 1
10 – 4
10 – 6
3	Drive economic growth in regional NSW	Minister for Trade and Investment, and	DTIRIS	8 – 4
		Minister for Regional Infrastructure and		8 – 10
		Services (Lead)		8 – 20
		Minister for Planning	DP&E	8 – 21
4	Increase the competitiveness of doing	Deputy Premier, Minister for Trade and	DTIRIS	8 – 4
	business in NSW	Investment, and Minister for Regional		8 – 10
		Infrastructure and Services (Lead)		8 – 22
		Minister for Finance and Services	OFS, Treasury	8 – 22
		Premier	DPC	8 – 23
		Minister for Planning	DP&E	8 – 24
		Minister for the Environment	OEH, DP&E	8 – 25
5	Place downward pressure on the cost of	Minister for Finance and Services (Lead)	OFS, Treasury	10 – 2
	living			10 – 4
10 – 11
		Minister for Planning	DP&E	10 – 11
		Minister for the Environment	OEH, DP&E	10 – 12
6	Strengthen the NSW skill base	Minister for Education (Lead)	DEC	2 – 1
2 – 4
2 – 7

STRATEGY – RETURN QUALITY SERVICES

7	Reduce travel time	Minister for Transport (Lead)	TfNSW	9 – 1
		Minister for Roads and Freight	RMS	9 – 8
9 – 11
8	Grow patronage on public transport by	Minister for Transport (Lead)	TfNSW	9 – 4
	making it a more attractive choice			9 – 8
9 – 14
9	Improve customer experience with transport	Minister for Transport (Lead)	TfNSW	9 – 5
	services			9 – 9
9 – 19
10	Improve road safety	Minister for Roads and Freight (Lead)	TfNSW	9 – 6
9 – 9
9 – 22
11	Keep people healthy and out of hospital	Minister for Health (Lead)	Health	4 – 1
4 – 4
4 – 6
12	Provide world class clinical services with	Minister for Health (Lead)	Health	4 – 2
	timely access and effective infrastructure			4 – 4
4 – 11
13	Better protect the most vulnerable members	Minister for Family and Community	DFACS	3 – 1
	of our community and break the cycle of	Services (Lead)		3 – 4
	disadvantage			3 – 6
14	Increase opportunities for people with a	Minister for Disability Services (Lead)	DFACS	3 – 2
	disability by providing supports that meet			3 – 5
	their individual needs and realise their			3 – 12
potential
15	Improve education and learning outcomes	Minister for Education (Lead)	DEC	2 – 2
	for all students			2 – 4
2 – 11
16	Prevent and reduce the level of crime	Minister for Police and Emergency	NSWPF, DPJ	6 – 1
		Services (Lead)		6 – 5
		Attorney General, and Minister for Justice		6 – 9
17	Prevent and reduce the level of re-offending	Attorney General, and Minister for Justice	DPJ	6 – 2
		(Lead)		6 – 5
6 – 12

NSW 2021 Performance Report 2014-15	I - 1

Delivering NSW 2021 - Responsibilities
	NSW 2021 Goal	Ministerial Accountability	Agency	Page

18	Improve community confidence in the	Attorney General, and Minister for Justice	DPJ	6 – 3
	Justice System	(Lead)		6 – 6
6 – 18

STRATEGY – RENOVATE INFRASTRUCTURE

19	Invest in critical infrastructure	Premier (Lead)	INSW	7 – 1
7 – 8
7 – 15
		Treasurer	Treasury	7 – 15
		Minister for Transport	TfNSW	7 – 16
		Minister for Roads and Freight	RMS, TfNSW	7 – 17
20	Build liveable centres	Minister for Planning (Lead)	DP&E	5 – 1
5 – 5
5 – 8
21	Secure potable water supplies	Minister for Primary Industries (Lead)	DPI, DTIRIS	8 – 6
8 – 12
8 – 27

STRATEGY – STRENGTHEN OUR LOCAL ENVIRONMENT & COMMUNITIES

22	Protect our natural environment	Minister for the Environment, Minister for	OEH, DP&E	5 – 2
		Heritage (Lead)		5 – 6
5 – 9
		Minister for Primary Industries	OOW, DTIRIS	5 – 12
23	Increase opportunities for people to look	Minister for Primary Industries (Lead)	DTIRIS	8 – 6
	after their own neighbourhoods and			8 – 12
	environments			8 – 31
		Minister for Police and Emergency Services	NSWPF, DPJ	6 – 4
6 – 7
6 – 19
		Attorney General, and Minister for Justice	DPJ	6 – 4
6 – 7
6 – 19
		Minister for the Environment, and Minister	OEH, DP&E	5 – 3
		for Heritage		5 – 6
5 – 13
24	Make it easier for people to be involved in	Minister for Citizenship and	OOC, DEC	2 – 3
	their communities	Communities (Lead)		2 – 5
2 – 18
25	Increase opportunities for seniors in NSW	Minister for Ageing (Lead)	DFACS	3 – 3
	to fully participate in community life			3 – 5
3 – 13
		Minister for Finance and Services	OFS, Treasury	3 – 13
26	Fostering opportunity and partnership with	Minister for Aboriginal Affairs (Lead)	OOC, DEC	2 – 3
	Aboriginal people			2 – 6
2 – 20
		Minister for Environment, and Minister for Heritage	OEH, DP&E	2 – 21
27	Enhance cultural, creative, sporting and	Minister for Tourism and Major Events	DTIRIS	8 – 7
	recreation opportunities	(Lead)		8 – 12
8 – 33
		Minister for the Arts	DTIRIS	8 – 33
		Minister for Sports and Recreation	OOC, DEC	8 – 33
8 – 34
		Minister for Environment, and Minister for Heritage	OEH, DP&E	8 – 36
28	Ensure NSW is ready to deal with major emergencies and natural disasters	Minister for Police and Emergency Services (Lead)	DPJ	6 – 4
6 – 7
6 – 20
		Minister for Environment, and Minister for Heritage	OEH, DP&E	6 – 21
6 – 23
		Minister for Primary Industries	DPI, DTIRIS	6 – 24

STRATEGY – RESTORE ACCOUNTABILITY TO GOVERNMENT

29	Restore confidence and integrity in the	Minister for Planning (Lead)	DP&E	5 – 4
	planning system			5 – 7
5 – 15

I - 2	NSW 2021 – Performance Report 2014-15

Delivering NSW 2021 - Responsibilities
	NSW 2021 Goal	Ministerial Accountability	Agency	Page

30	Restore trust in state and local government	Premier (Lead)	DPC	7 – 5
	as a service provider			7 – 12
7 – 18
			PSC	7 – 18
			CSC, DPC	7 – 19

31	Improve government transparency by	Premier (Lead)	DPC	7 – 6
	increasing access to government			7 – 13
	information			7 – 20
			CSC, DPC	7 – 21
		Attorney General, and Minister for Justice	NSWIPC, DPJ	7 – 20

32	Involve the community in decision making	Premier (Lead)	DPC	7 – 7
	on government policy, services and projects			7 – 14
7 – 22
			CSC, DPC	7 – 22
		Minister for Local Government	OLG, DP&E	7 – 22

NSW 2021 – Performance Report 2014-15	I - 3

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I - 4	NSW 2021 – Performance Report 2014-15